Exhibit 10.14

LICENSE AND COLLABORATION AGREEMENT

dated as of December 4, 2007

by and between

ADOLOR CORPORATION

and

PFIZER INC.

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		Page
17.9	SEVERABILITY	92
17.10	HEADINGS	92
17.11	WAIVER	92
17.12	ENTIRE AGREEMENT	92
17.13	NO LICENSE	93
17.14	THIRD PARTY BENEFICIARY	93
17.15	COUNTERPARTS	93

CONFIDENTIAL

EXECUTION COPY

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”), dated as of December 4, 2007 (the “Effective Date”), is made by and between Adolor Corporation, a corporation organized and existing under the laws of the State of Delaware and having its principal office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 (“Adolor”), and Pfizer Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 235 East 42nd Street, New York, New York 10017-5755 (“Pfizer”). Adolor and Pfizer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical products;

WHEREAS, Adolor has an ongoing research program in the field of Delta Compounds and has developed certain intellectual property in this field;

WHEREAS, Adolor desires to collaborate with Pfizer on the development and commercialization of the Licensed Products; and

WHEREAS, Pfizer desires to collaborate with Adolor on the development and commercialization of the Licensed Products, and to obtain licenses in the Territory to the Adolor Technology.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Adolor and Pfizer, intending to be legally bound, agree as follows:

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “ADL 5747” means **.

1.2 “ADL 5859” means **.

1.3 “Adolor Confidential Information” means Confidential Information for which Adolor is the Disclosing Party.

1.4 “Adolor Delta Compound” means a Delta Compound contributed by Adolor to the Collaboration, including ADL 5859 and ADL 5747.

1.5 “Adolor Improvements” means any Improvements that are invented during the Term solely by Adolor, or its Affiliates, agents, or sublicensees or by Third Parties acting on its behalf.

1.6 “Adolor Know-How” means Know-How that is either Controlled by Adolor on the Effective Date or comes within Adolor’s Control during the Term (other than Pfizer Know-How pursuant to the licenses granted hereunder) and is necessary or useful for the Development, manufacture, use or Commercialization of any Licensed Product or Named Compound, including unpatented Adolor Improvements.

1.7 “Adolor Patent Costs” means all Patent Costs incurred in filing, prosecuting and maintaining Adolor Patent Rights.

1.8 “Adolor Patent Rights” means any Patent Rights containing one or more claims that cover the composition of matter of a Named Compound or Licensed Product, or the manufacture or formulation of the foregoing, or use of a Named Compound or Licensed Product for a Named Indication, or any Patent Rights otherwise necessary or useful for the Development, manufacture, use or Commercialization of any Licensed Product for a Named Indication, which are Controlled by Adolor as of the Effective Date or come within Adolor’s Control during the Term (other than Pfizer Patent Rights pursuant to the licenses granted hereunder), including any Patent Rights claiming Adolor Improvements or Joint Improvements. For purposes of this Agreement, Adolor Patent Rights shall not include the ** unless Adolor grants Pfizer a sublicense to the ** pursuant to a separate agreement or an amendment to this Agreement. A list of Adolor Patent Rights as of the Effective Date, which list may be updated from time-to-time, is set forth on Schedule 1.8.

1.9 “Adolor Technology” means Adolor Patent Rights and Adolor Know-How.

1.10 “Affiliate” of a Party means any Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Party for so long as such control exists. For purposes of this definition, “control” of a Person means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) the possession of (a) the power to direct or cause the direction of the management and policies of such Person, or (b) ownership of at least fifty percent (50%) of the securities or comparable equity interest (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the Person.

1.11 “Business Combination Transaction” means, with respect to a Party, the acquisition by such Party or any of its Affiliates of, or merger or consolidation of such Party with, or the acquisition of a Party by, a Third Party or any business unit of a Third Party.

1.12 “Business Day” means any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York or Philadelphia, Pennsylvania, are authorized by Law to remain closed.

1.13 “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first Calendar Quarter for the first Calendar Year shall extend from the Effective Date to the end of the first complete calendar quarter thereafter.

1.14 “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.15 “Call” means a personal, face-to-face visit by a Sales Representative to a member of the Target Audience who is legally permitted to prescribe prescription drugs in the United States during which such Sales Representative Details a Licensed Product. The Parties may, by mutual agreement, designate additional types of Calls.

1.16 “Change of Control” means with respect to a Party:

1.16.1 the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended; it being understood that “beneficial ownership” shall also include any securities which any Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, understanding, or upon the exercise of conversion right, exchange rights, warrants or options, or otherwise) of fifty percent (50%) or more of either (a) the then outstanding common stock of such Party or (b) the combined voting power of the then outstanding voting securities of such Party;

1.16.2 the consummation by a Party of any Business Combination Transaction, unless immediately following such Business Combination Transaction, the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting securities of such Party immediately prior to such Business Combination Transaction beneficially own, directly or indirectly (including, without limitation, through one or more holding companies or subsidiaries), fifty percent (50%) or more of, respectively, the outstanding common stock and the combined voting power of the outstanding voting securities, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation or other entity which as a result of such transaction owns the then outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries);

1.16.3 a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business to which this Agreement relates at the time of such sale or transfer; or

1.16.4 the individuals who, as of the Effective Date, constitute the board of directors of such Party (the “Incumbent Board”) ceasing for any reason to constitute fifty percent (50%) or more of the board of directors of such Party; provided, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by such Party’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Specified Person other than the board of directors of such Party.

1.17 “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.18 “Clinical Studies” means Phase 1 Studies, Phase 2 Studies or Phase 3 Studies.

1.19 “Collaboration” means the joint efforts of Adolor and Pfizer to Develop and Commercialize Named Compounds for Named Indications pursuant to this Agreement.

1.20 “Collaboration Inclusion Date” means, with respect to a given Unnamed Compound, (a) in the case of the exercise of the **, the date on which ** with respect to such Unnamed Compound, (b) in the case of the exercise of the **, the date on which the first ** commences with respect to such Unnamed Compound, (c) in the case of the exercise of the **, the date on which the first ** commences with respect to such Unnamed Compound, or (d) in the case of the exercise of the **, the date of completion of the ** that triggered the exercise of such **. A Clinical Study is deemed to “commence” upon enrolment of the first patient in such Clinical Study.

1.21 “Collateral Materials” means, with respect to a Named Compound or Licensed Product, information, data, or images reduced to a tangible form (which, for the avoidance of doubt, shall include electronic form) to the extent relating exclusively to such Named Compound or Licensed Product. By way of example and not limitation, Development Plans, NDAs, Regulatory Materials, Commercialization Plans, Licensed Product Training Materials and Promotional Materials are all considered “Collateral Materials.”

1.22 “Combination Product” means a Licensed Product containing a Named Compound and one or more other therapeutically active ingredients.

1.23 “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling a Licensed Product, importing a Licensed Product (to the extent applicable) and conducting Phase 4 Studies, including, without limitation, Co-Promoting. When used as a verb, “Commercialize” means to engage in Commercialization.

1.24 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used (including without limitation the promptness with which such efforts and resources would be applied) by that Party in Developing, manufacturing, promoting or Commercializing its own pharmaceutical products that are of comparable market potential to the Licensed Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of the Licensed Product and such Party’s own pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, and the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), all as measured by the facts and circumstances at the time such efforts are due. Commercially Reasonable Efforts require that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate appropriate resources designed to meet such goals and objectives. **.

1.25 “Committee” means the JSC, JDC, USCC or JSCC as the case may be.

1.26 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, electronic or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to the letter agreements between Adolor and Pfizer dated June 19, 2007 and September 18, 2007, this Agreement or generated pursuant to this Agreement, including, but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement and any other materials, all of which are non-public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

1.26.1 were already known to the Receiving Party or its Affiliate (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

1.26.2 were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.26.3 became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the Receiving Party in breach of the Receiving Party’s confidentiality obligations under this Agreement;

1.26.4 were disclosed to the Receiving Party or its Affiliate, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

1.26.5 were independently discovered or developed by or on behalf of the Receiving Party or its Affiliate without the use of the Confidential Information belonging to the Disclosing Party, as demonstrated by the Receiving Party through documentary evidence.

1.27 “Control” or “Controlled” means, with respect to any: (a) material, item of information, method, data or other Know-How, or (b) intellectual property right, the possession

(whether by ownership or license, other than a license pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party existing at the applicable time.

1.28 “Co-Promotion” means those Detailing and other activities undertaken by a pharmaceutical company’s sales force in concert with at least one other pharmaceutical company’s sales force to implement the Commercialization Plans and strategies with respect to a particular prescription pharmaceutical product under a single trademark. When used as a verb, “Co-Promote” shall mean to engage in such activities.

1.29 “Cost of Goods” means Manufacturing Costs, calculated annually as a “standard cost,” plus, as applicable, (a) Manufacturing Cost variances between the standard cost components of Manufacturing Costs and the actual costs incurred, (b) Out-of-Pocket Costs and Expenses directly related to shipping of finished Licensed Product to the final warehouse prior to sale of such Licensed Product to an unaffiliated Third Party in the United States; and (c) other non-standard direct and identifiable costs such as process improvements, obsolete inventory, inventory revaluation, and expense portions of capital projects. Cost of Goods shall be calculated in accordance with GAAP and Pfizer’s policies and procedures that it uses for its other products, in each case as consistently applied.

1.30 “Country” means any generally recognized sovereign entity.

1.31 “Delta Compound” means any compound or molecule that binds with at least nanomolar affinity and which has greater than ** selectivity for the delta opioid receptor versus the kappa opioid receptor, mu opioid receptor or any other pharmacologically relevant receptor. For clarity, “Delta Compound” refers to agonists, not antagonists or inverse agonists and should have no significant pharmacological efficacy in functional assays for mu or kappa receptor agonist activity at concentrations ** in a delta functional assay.

1.32 “Detail” or “Detailing” means, with respect to a Licensed Product, the activity undertaken by a Sales Representative during a Call to a member of the Target Audience at such member’s professional offices or in hospitals (including at hospital displays), describing the FDA-approved uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of such Licensed Product. With respect to certain group or institution Licensed Product presentations, Exhibit A sets forth how such presentations will be counted for determination of the number of Details. A Detail does not include (a) a reminder presentation or (b) a sample drop. Details shall be measured by each Party’s internal recording of such activity; provided, that such measurement shall be on the same basis as the recording Party’s measurement for its Sales Representatives’ detailing of such recording Party’s other products, if any, consistently applied throughout the Term. If a Party has no other marketed products, it will establish a basis of internal recording of Details that is reasonable as a basis of recording Details.

1.33 “Detail Cost” means ** per Detail in the U.S. commencing with the Effective Date. Throughout the Term, the Detail Cost for the previous Calendar Year shall be amended on the first Business Day of each Calendar Year with effect for the then-current Calendar Year, by a factor equal to the rate of change for the previous Calendar Year in the Producer Price Index as published by the Bureau of Labor Statistics of the U.S. Department of Labor.

1.34 “Development” or “Develop” means preclinical and clinical drug development activities, including, among other things, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, manufacturing for Clinical Studies, preclinical studies, Clinical Studies, regulatory filing submission and approval, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development. For clarity, Development does not include Phase 4 Studies.

1.35 “Development Costs” of a Licensed Product means all Out-of-Pocket Costs and Expenses for work required for Development of such Licensed Product, other than amounts related solely to Development of such Licensed Product in the ROW (including preclinical, clinical, regulatory and manufacturing activities), in each case only to the extent provided for in an approved Development Plan or otherwise approved in advance by the Joint Development Committee or Joint Steering Committee. Development Costs shall consist of:

1.35.1 Out-of-Pocket Costs and Expenses incurred (a) to a Third Party, in connection with all Development activities performed in accordance with the Development Plan; (b) in connection with regulatory submissions; or (c) for process development of the manufacturing process for the Licensed Product;

1.35.2 the Out-of-Pocket Costs and Expenses of clinical supplies for such Clinical Studies or activities as agreed in the Development Plan, which costs shall consist of: (a) the Out-of-Pocket Costs and Expenses incurred in purchasing clinical and pre-clinical supplies, including the Named Compound, utilized in Development, (b) Out-of-Pocket Costs and Expenses incurred in purchasing comparator drug(s) and in packaging comparator drug(s) and/or the Named Products, and (c) shipping clinical supplies to centers or disposal of clinical supplies; and

1.35.3 such other Out-of-Pocket Costs and Expenses as the Parties may agree upon in writing from time to time.

1.36 “Development Plan” for a Licensed Product means: (a) the written comprehensive plan for the Development of such Licensed Product through filing for Marketing Authorization, including activities designed to generate the preclinical, process development/manufacturing scale-up, clinical and regulatory information required for filing Marketing Authorization Applications and managing any contracted Third Party resources engaged to carry out any of the foregoing activities, and (b) a budget for Development Costs through filing for Marketing Authorization. The initial Development Plans for Licensed Products containing ADL 5859 and ADL 5747 are attached hereto as Schedule 1.36, as they may be amended and updated in accordance with Section 5.3 of this Agreement.

1.37 “Distribution Expenses” means ** of Net Sales of a Licensed Product in the U.S. for warehousing and distribution of commercial supplies of the Licensed Product to Third Party customers, including: (a) distributor customer services, (b) order entry, (c) billing, (d) insurance, freight and transportation for delivery of the Licensed Product to the end user, and (e) credit and collection services.

1.38 “EMEA” means the European Medicines Agency and any successor agency having substantially the same functions.

1.39 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute referred to such Expert in accordance with this Agreement, possesses the appropriate expertise in the pharmaceutical industry to resolve such dispute. The Expert shall not be or have been at any time an Affiliate, employee, consultant (during the previous five (5) years), officer or director of either Party or any of its Affiliates.

1.40 “Expert Matter” means any dispute referred to an Expert pursuant to Section 4.1.4(b) or otherwise referred to an Expert by mutual agreement of the Parties.

1.41 “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.42 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. §§ 301 et seq.), together with any rules and regulations promulgated thereunder.

1.43 “Field” means all therapeutic, prognostic and diagnostic applications for all Named Indications for human and non-human purposes for Named Indications.

1.44 “First Commercial Sale” of a Licensed Product means the first shipment of such Licensed Product in quantities customarily required for a pharmaceutical product launch sold to a Third Party by Pfizer, Pfizer’s Affiliates, or Pfizer’s sublicensees in any Country after receipt of Marketing Authorization (and, where applicable, Price Approval) for such Licensed Product in such Country.

1.45 “Generic Competition” means, with respect to a Licensed Product and on a Country-by-Country basis, a decrease of Net Sales in a Pfizer Quarter resulting from sales of a Generic Product from the level of Net Sales of the Pfizer Quarter prior to the first entry of such Generic Product for such Licensed Product in such Country by more than **. For clarity, there shall be deemed no Generic Competition in any Pfizer Quarter if the decrease of quarterly Net Sales, if any, compared to the Pfizer Quarter prior to the first entry of such Generic Product is less than **.

1.46 “Generic Product” means, on a Country-by-Country basis and Licensed Product-by-Licensed Product basis, a drug product independently developed by a Third Party that: (a) contains the same active pharmaceutical ingredient(s) as the Licensed Product, (b) can reasonably be or is reasonably used for the same indication or indications for which such Licensed Product is approved, and (c) (i) for purposes of the United States, is approved in reliance on the prior approval of a Licensed Product as determined by the FDA, or (ii) for purposes of a country outside the United States, is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority.

1.47 “GCPs” means the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials as set forth in the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures in jurisdictions outside the U.S., as they may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.48 “GLPs” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the U.S., as they may be updated from time to time.

1.49 “GMPs” means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211 and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., as they may be updated from time to time. GMPs shall include applicable quality guidelines promulgated under the International Conference on Harmonization.

1.50 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.51 “Improvement” means any invention, discovery, or improvement (whether patentable or not) invented by or on behalf of a Party during the Term to the extent covering a Named Compound or Licensed Product.

1.52 “IND” means an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA, or similar application or submission that is required to be filed with any foreign Regulatory Authority before beginning clinical testing of a Licensed Product in human subjects.

1.53 “Joint Improvement” means an Improvement that is invented jointly by employees and/or agents of both Adolor and Pfizer or their Affiliates.

1.54 “Know-How” means any unpatented technology, technical information, know-how and materials, including without limitation all biological, chemical, pharmacological, toxicological, clinical, assay and other information, data, discoveries, inventions, improvements, processes, formulae and trade secrets, patentable or otherwise.

1.55 “Laws” means laws, rules and regulations (including any rules, regulations, guidelines or other requirements of the Regulatory Authorities applicable to the Development,

manufacturing or Commercialization of Named Compounds or Licensed Products) that may be in effect from time to time.

1.56 “Licensed Product” means any pharmaceutical product containing a Named Compound, alone or in combination with one or more therapeutically active ingredients. Two (2) pharmaceutical products that contain the identical active ingredient(s) shall be deemed to be the same Licensed Product where the change to the initial Licensed Product does not require the filing and approval of a new MAA, but rather requires the filing and approval of a supplement to a then-existing MAA for the Licensed Product.

1.57 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented Out-of-Pocket Costs and Expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party.

1.58 “Major EU Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.59 “Major Market Countries” means the United States, Japan, and Major EU Countries.

1.60 “Manufacturing Costs” means costs to supply Licensed Product (a) supplied by an unaffiliated Third Party or (b) manufactured directly by a Party or an Affiliate of a Party. In the case of (a), Manufacturing Costs shall be a “standard cost” per unit (calculated for each calendar year of the Term), which standard cost shall include (i) the amount paid to such Third Party, plus (ii) direct and identifiable personnel compensation and benefits and direct and identifiable Out-of-Pocket Costs incurred by the manufacturing Party (i.e., the Party responsible for overseeing the manufacturing of the Third Party) in connection with quality assurance, supply chain management and similar activities comprising the manufacturing Party’s oversight of the manufacturing process of the Third Party. In the case of (bi), Manufacturing Costs shall be a “standard cost” per unit (calculated annually and at a time to align with the Parties’ internal budget processes), which standard cost shall include the cost of raw materials, direct and identifiable labor, and other direct and identifiable variable costs and appropriate direct and identifiable costs (or appropriate allocation thereof) for equipment pools, plant operations and plant support services. The costs for plant operations and support services would include utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities. Standard costs shall be calculated in accordance with GAAP and Pfizer’s policies and procedures for its other products, in each case consistently applied. The plant operations and support services costs shall be allocated consistent with GAAP and the other Pfizer products in that facility. Costs which cannot be linked to a specific activity supporting

Product manufacturing, such as charges for corporate overhead which are not controllable by the manufacturing plant, shall not be included in standard cost.

1.61 “Marketing Authorization Application” or “MAA” means, with respect to a Country, the regulatory authorization required to market and sell a Licensed Product in such Country as granted by the relevant Regulatory Authority, including any NDA filed with the FDA or any marketing authorization application filed with the EMEA.

1.62 “Marketing Authorization” means approval by a Regulatory Authority for sale of a Licensed Product.

1.63 “Marketing Expenses” of a Licensed Product means all Out-of-Pocket Costs and Expenses, whether incurred by Adolor or its Affiliates, or Pfizer or its Affiliates, to the extent provided for in an approved Commercialization Plan or otherwise approved in advance by the Joint Steering Committee, and solely to the extent related to marketing such Licensed Product in the United States, consisting of:

1.63.1 Marketing, promotion and advertising (including agency fees) through any means (including consumer-directed advertising, physician-directed advertising, journal, newspaper, radio, internet or place-based advertisements, promotional literature, patient education, field and headquarters’ grants, exhibits, direct mail, advisory boards, symposia, congress activities and dinner programs);

1.63.2 Sampling and promoting such Licensed Product, speakers’ programs and symposia, but excluding all costs and expenses incurred in retaining contract sales forces for such Licensed Product unless otherwise mutually agreed by the Parties;

1.63.3 Conducting Phase 4 Studies;

1.63.4 Conducting primary and secondary market research;

1.63.5 Preparing and producing Promotional Materials for distribution and materials and programs used for ongoing training of Sales Representatives and of sales trainers;

1.63.6 Conducting recalls of Licensed Product to the extent provided in Section 8.6;

1.63.7 Manufacturing Costs of Samples, and costs relating to the destruction of unused Samples; and

1.63.8 Such other Out-of-Pocket Costs and Expenses as the Parties may agree upon in writing from time to time.

1.64 “Material Default” means:

1.64.1 any default by any Party hereto of its representations, warranties, covenants, agreements or other performance obligations under this Agreement (other than a payment obligation) that is (a) material to this Agreement, taken as a whole, and (b) shall have continued for ** after notice thereof was provided to the alleged defaulting Party by the non-defaulting Party (or, if such default cannot be cured within such ** period, if the alleged defaulting Party does not promptly commence and diligently continue all reasonable actions to cure such defaults during such ** period, or does not materially cure such default within ** after notice thereof was provided to the alleged defaulting Party); or

1.64.2 any default by any Party hereto of its payment obligations hereunder that shall have continued for ** after notice thereof was provided to the alleged defaulting Party by the non-defaulting Party; provided that, in the event of a good faith payment dispute, such ** cure period shall be extended for an additional ** to resolve such dispute if the alleged defaulting Party has paid all undisputed amounts when due and provided the non-defaulting Party with a reasonably detailed written explanation of the alleged defaulting Party’s basis for disputing the payment obligation within the ** period following the notice of the default by the non-defaulting Party. The alleged defaulting Party shall pay interest on the final adjudicated amount due pursuant to Section 7.13 from the date that such payment was originally due.

1.64.3 Notwithstanding anything to the contrary contained herein, for purposes of determining the existence of any “Material Default,” no Party shall be deemed to be in material breach or material default if its actions or omissions resulted from (a) mutual agreement in writing by the Parties or (b) required compliance with any applicable Law.

1.65 “Named Compounds” means any Delta Compounds set forth on Schedule 1.65, as amended from time to time pursuant to the terms of this Agreement. As of the Effective Date the Named Compounds shall be ADL 5859 and ADL 5747.

1.66 “Named Indications” means indications set forth on Schedule 1.66, as amended from time to time pursuant to the terms of this Agreement. As of the Effective Date the Named Indications shall be pain.

1.67 “NDA” means a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA in the United States.

1.68 “NDA Acceptance” means the written notification by the FDA that the NDA has met all the criteria for filing acceptance pursuant to 21 C.F.R. § 314.101.

1.69 “Net Profit/Net Loss” means, as determined in accordance with GAAP, with respect to a Licensed Product in the United States, Net Sales of such Licensed Product less the following: (a) Cost of Goods, (b) Royalties, if any, paid by Adolor or Pfizer to Third Parties in accordance with Section 7.7.2 or 7.7.3, (c) Sales Expenses, (d) Distribution Expenses, (e) Marketing Expenses, (f) Patent Costs relating to each of Adolor Patent Rights in the U.S. and Pfizer Patent Rights in the U.S., and (g) Development Costs. For the avoidance of doubt, no individual cost or expense shall be counted more than once in calculating Net Profit/Net Loss.

1.70 “Net Sales” of a Licensed Product means, as determined in accordance with GAAP, the aggregate gross amount invoiced on account of sales of such Licensed Product by Pfizer or any of its Affiliates or their sublicensees to a Third Party less the following relating to such sale to the extent actually paid, granted or accrued:

1.70.1 credits or allowances as a result of billing errors, rejected goods, damaged or defective goods, recalls, retroactive price adjustments, or returns;

1.70.2 trade, quantity and cash discounts or rebates;

1.70.3 credits, volume rebates, charge-back and prime vendor rebates;

1.70.4 actual bad debts;

1.70.5 discounts, rebates, reimbursements or similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations or arising in connection with any Pfizer Discount or Savings Program (as defined below); and

1.70.6 any tax, tariff, customs duty, excise or other duty or other governmental charge (other than a tax on income) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof.

Net Sales shall be determined from books and records maintained by Pfizer in accordance with GAAP, as consistently applied with respect to sales of all its prescription pharmaceutical products.

For purposes of this definition of “Net Sales” only, “Pfizer Discount or Savings Program” means any discount, rebate or reimbursement program applicable to a Licensed Product under which Pfizer or its Affiliates provides to low income, uninsured or other patients the opportunity to purchase Pfizer pharmaceutical products at discounted prices.

In the case of any sale for value, such as barter or counter-trade, of a Licensed Product, or part thereof, other than in an arm’s-length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such Licensed Product are sold for cash in an arm’s-length transaction.

Notwithstanding the foregoing, Net Sales shall not be reduced by customs or excise taxes, import duties, sales taxes and other taxes or duties related to the active ingredient in a Licensed Product or sales of a Licensed Product other than in finished form, all of which shall be deemed expenses incurred in connection with the manufacture of a Licensed Product.

Pfizer shall have the sole right to price, including discounting, the Licensed Products and Pfizer shall not be prohibited from offering the Licensed Products in a discounting program that includes a portfolio of other Pfizer products (“Portfolio Discounting”); provided that: **.

In the event a Licensed Product is sold as a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price in a particular Country of the Named Compound in such Combination Product when sold separately in finished form and B is the weighted (by sales volume) average sale price in that Country of the other product(s) sold separately in finished form. In the event no such separate sales are made by Pfizer or its Affiliates or sublicensees, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the relative value contributed to the Combination Product of each of the active components of such Combination Product.

1.71 “Opt Out” means the **.

1.72 “Out-of-Pocket Costs and Expenses” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party.

1.73 “Patent Costs” means all Out-of-Pocket Costs and Expenses incurred in filing, prosecuting and maintaining Patent Rights.

1.74 “Patent Rights” means all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent, registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, or, as applicable, portions thereof or individual claims therein.

1.75 “Patent Term Extension” means any term extensions, supplementary protection certificates, and equivalents thereof, offering patent protection beyond the initial term with respect to any issued Patent Rights. For clarity, pediatric exclusivity under Section 505(A) of the FDA Modernization Act of 1997 shall not be deemed Patent Term Extension.

1.76 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.77 “Pfizer Confidential Information” means Confidential Information for which Pfizer is the Disclosing Party.

1.78 “Pfizer Delta Compound” means a Delta Compound contributed by Pfizer to the Collaboration.

1.79 “Pfizer Improvements” means any Improvements that are invented during the Term solely by Pfizer, or its Affiliates, agents, or sublicensees or by Third Parties acting on its behalf.

1.80 “Pfizer Know-How” means Know-How that is either Controlled by Pfizer on the Effective Date or comes within Pfizer’s Control during the Term (other than Adolor Know-How pursuant to the licenses granted hereunder) and is necessary or useful for the Development, manufacture, use or Commercialization of any Licensed Product or Named Compound, including unpatented Pfizer Improvements.

1.81 “Pfizer Patent Costs” means Patent Costs incurred in connection with filing, prosecuting and maintaining Pfizer Patent Rights.

1.82 “Pfizer Patent Rights” means any Patent Rights containing one or more claims that cover the composition of matter of a Named Compound or Licensed Product or the manufacture or formulation of the foregoing, or use of a Named Compound or Licensed Product for a Named Indication, or any Patent Rights otherwise necessary or useful for the Development, manufacture, use or Commercialization of any Licensed Product for a Named Indication, which are Controlled by Pfizer as of the Effective Date or come within Pfizer’s Control during the Term (other than Adolor Patent Rights pursuant to the licenses granted hereunder), including any Patent Rights claiming Pfizer Improvements or Joint Improvements.

1.83 “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (i) with respect to the United States, commencing on January 1 of any calendar year, and (ii) with respect to any Country in the Territory other than the United States, commencing on December 1 of any calendar year.

1.84 “Pfizer Year” means the twelve (12) month period (i) with respect to the United States, commencing on January 1 of any calendar year, and (ii) with respect to any Country in the Territory other than the United States, commencing on December 1 of any calendar year.

1.85 “Pfizer Technology” means Pfizer Patent Rights and Pfizer Know-How.

1.86 “Phase 1 Study” means, with respect to a Licensed Product, a clinical study identified as a Phase 1 Study in the Development Plan and conducted in humans on a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties, and clinical pharmacology of such pharmaceutical product, and that is consistent with 21 C.F.R. § 312.21(a).

1.87 “Phase 2 Study” means, with respect to a Licensed Product, a clinical study identified as a Phase 2 Study in the Development Plan and conducted in human patients designed to evaluate clinical efficacy and safety for such product for one or more indications, as well as to obtain an understanding of the dosage regimen before embarking on Phase 3 Studies, and that is consistent with 21 C.F.R. § 312.21(b).

1.87.1 “Phase 2a Study” means a Phase 2 Study identified as a Phase 2a Study in the applicable Development Plan.

1.87.2 “Phase 2b Study” means a Phase 2 Study identified as a Phase 2b Study in the applicable Development Plan.

1.88 “Phase 3 Study” means, with respect to a Licensed Product, a clinical study identified as a Phase 3 Study in the Development Plan and conducted as a pivotal trial for purposes of filing a Marketing Approval Application for a Licensed Product that provides for the clinical study of such Licensed Product on sufficient numbers of patients to confirm with statistical significance the efficacy, and confirm the safety of such Licensed Product sufficient to support such Marketing Approval Application for such Licensed Product, and is consistent with 21 C.F.R. § 312.21(c).

1.89 “Phase 4 Study” means a study for a Licensed Product that is initiated in a Country after receipt of a Marketing Authorization for such Licensed Product in such Country and is principally intended to support the marketing and Commercialization of such Licensed Product, including without limitation investigator initiated trials, clinical experience trials and studies conducted to fulfill local commitments made as a condition of any Marketing Authorization. For clarity, no Phase 3 Studies are included in this definition of Phase 4 Studies.

1.90 “Price Approval” means, in any Country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.91 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Licensed Product package insert), including all written, graphic, electronic, audio and video pieces and including journal advertisements, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements and sales aids, relating to the Licensed Products in the United States.

1.92 “Regulatory Approvals” means all approvals (including, without limitation, INDs, Marketing Authorizations and supplements and amendments thereto), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the Development or Commercialization of the Licensed Product, including clinical testing, importation, manufacture, distribution, use or sale of the Licensed Product in a given regulatory jurisdiction.

1.93 “Regulatory Authority” means any applicable Governmental Authority responsible for the granting of Marketing Authorizations for a Licensed Product in a regulatory jurisdiction within the Territory, including, without limitation, the FDA and the EMEA.

1.94 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than a Patent Right, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S.

1.95 “Regulatory Materials” means any regulatory submissions, notifications, registrations, approvals and/or other filings and correspondence made to or with a Regulatory Authority, and any other records required to be maintained for possible audit by a Regulatory Authority, that are necessary or reasonably desirable to Develop, manufacture, promote, market, sell or otherwise Commercialize Licensed Products in the Territory.

1.96 “ROW” means all the Countries of the world other than the United States.

1.97 “Royalty Term” means on a Country-by-Country and Licensed Product-by-Licensed Product basis, the period beginning on the date of the First Commercial Sale of a Licensed Product and ending on the last day on which royalty payments are payable by Pfizer to Adolor pursuant to Section 7.6.

1.98 “Sales Expenses” of a Party means the Detail Cost multiplied by the number of Details conducted by such Party in Detailing the applicable Licensed Product during the applicable period of time.

1.99 “Sales Representative” means an employee of Adolor or Pfizer who engages in Detailing and other promotional efforts with respect to the Licensed Product and who has been trained by Adolor or Pfizer in accordance with this Agreement.

1.100 “Samples” means Licensed Product packaged as samples and distributed to members of the Target Audience on a complimentary basis for use with patients in the United States and in accordance with all Laws.

1.101 “Target Audience” means the target prescribers established by the USCC for the Sales Representatives to Detail, as included in the Commercialization Plan.

1.102 “Territory” means ROW and the United States.

1.103 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.104 “**” means **.

1.105 “**” means **.

1.106 “Unnamed Compound” means any Delta Compound that is not a Named Compound.

1.107 “United States” or “U.S.” means the United States of America, and its territories and possessions.

1.108 “Valid Claim” means any claim of (a) an issued and unexpired patent included within the Adolor Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, and which has not been disclaimed, denied or admitted by Adolor to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending patent application within the Adolor Patent Rights that has not been cancelled, withdrawn, abandoned, or pending for more than ** after the earliest filing date to which such pending application claims priority; provided, however, when such patent issues based on such patent application, any claim contained therein shall be deemed a Valid Claim. If, in any Country, there should be two (2) or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

1.109 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute, Law or instrument defined or referred to herein mean such agreement, statute, Law or instrument as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and Laws) by succession of comparable successor statutes or Laws and all attachments thereto and instruments incorporated therein; (d) references to a person are also to its permitted successors and assigns; (e) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) the word “any” shall mean “any and all” unless otherwise indicated by context.

Other Defined Terms

Abandoned Adolor Patent Rights	13.2.3
Acquired Competing Product	3.1.2(a)
Acquiring Party	3.1.2(a)
Acquisition	16.2.2
Additional Proposal	3.3.1
Adolor	Preamble
Adolor Expenses	7.9.2
Adolor Indemnitees	12.1
Adolor Report	7.9.2
Adolor Sales Force	6.7.1
Adolor Sales Force Trainers	6.7.1
Adolor Sales Representatives	6.7.1
Adolor Targets	6.4
Agreement	Preamble
Alliance Manager	4.6
Annual Cost Sharing Opt Out	5.5.2(c)
Auditing Party	7.15
Collaboration Principles	4.7
Commercialization Plan	6.2.1
Commercialized Acquired Unnamed Compound	3.2.5
Commercialized Acquired Unnamed Compound Inclusion Option	3.2.5
Competing Product	3.1.1
Competing Products	3.1.1
Co-Promote Option	6.4
Courts	17.6
Detail Reporting Party	6.11.3
Detail Requirements	6.2.2(h)
Detail Shortfall Period	6.11.4(b)
Developing Party	3.2
Development Milestone	7.3.1
Disclosing Party	1.26
Due Date	7.13
Effective Date	Preamble
Estimated Pfizer Report	7.9.3
Exchange Act	16.1.1
Executives	4.1.4(a)

Force Majeure Event	17.3
GAAP	7.10
HSR Act	11.2.3
Incumbent Board	1.16.4
**	3.2.1
Indemnified Party	12.4.1
Indemnifying Party	12.4.1
Indication of Interest	3.2.5(b)
Initial Commercialization Plan	6.2.1
Initial Cost Sharing Opt Out	5.5.2(a)
Internal Detailing Report	6.11.2
JDC	4.2.1
Joint Development Committee	4.2.1
Joint Steering Committee	4.1.1
Joint Supply Chain Committee	4.4.1
JSC	4.1.1
JSCC	4.4.1
Manufacturing Transfer	9.2
Marketed Unnamed Compound	3.2.9
Medical Information Requests	6.12.4
New Collaboration Compound	3.2
New Collaboration Compound Options	3.2
Notification of Non Interest	3.1.2(b)
Offered Compound	3.2
Offeree Party	3.2
Opt Out Notice	5.5.2(c)
Option Costs	3.2.1(a)
Paragraph IV Notice	13.4
Parties	Preamble
Party	Preamble
Patent Challenge	2.5
PDMA	6.12.3
Pfizer	Preamble
Pfizer Discount or Savings Program	1.70.6
Pfizer Expenses	7.9.3
Pfizer Indemnitees	12.2
Pfizer Report	7.9.4
**	3.2.2
**	3.2.3
Portfolio Discounting	1.70.6
**	3.2.4
Product Marks	6.3
Receiving Party	1.26
Recording Party	7.15
Redacted Agreement	10.3
Responsible Party	7.14.2
Safe Harbor Regulations	6.12.3
Screening Option	3.5
SEC	16.1.2
Second Cost Sharing Opt Out	5.5.2(b)
Shortfall Party	6.11.4(a)
Specified Person	1.16.1
Standstill Provisions	16.2.1
Term	14.1.1
Third Party Agreement	3.2.8
Third Party Claim	12.4.1
Thirty Day LIBOR Rate	7.13
Training Program	6.7.2
Trigger Event	16.2.2
U.S. Commercialization Committee	4.3.1
U.S. IP Liability	12.3.3
U.S. Product Liability	12.3.2
**	7.7.2
USCC	4.3.1
**	3.1.2(b)(i)
**	3.1.2(b)(i)
VAT	7.14.2
Voting Securities	16.1.1
Withdrawal Notice	4.5
Withholding Party	7.14.1

ARTICLE 2 LICENSE GRANTS; EXCLUSIVITY

2.1 License Grant to Pfizer.

2.1.1 Subject to the terms and conditions of this Agreement, Adolor hereby grants Pfizer an exclusive license (even as to Adolor), with the right to sublicense as provided in Section 2.4 under Adolor Technology, to make, have made, sell, offer to sell, import and use the Named Compounds and Licensed Products in the Field in the Territory.

2.1.2 Except for the rights granted to Pfizer under this Agreement, all right, title and interest in and to the Adolor Technology shall at all times remain with and be vested in Adolor. All rights with respect to any Adolor Technology that are not specifically granted herein shall remain with Adolor and subject to Sections 3.1 and 3.2, Adolor shall have the right to grant licenses to any Third Party under the Adolor Technology to make, have made, sell, offer to sell, import and use Unnamed Compounds and any product containing any Unnamed Compound outside of the Field in the Territory and Adolor shall have the right to grant such licenses to any Third Party as referred to in the last sentences of Sections 3.2.8 and 3.2.9. For clarity, the licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights under the Adolor Patent Rights with respect to any active pharmaceutical ingredients other than Named Compounds.

2.2 License Grant to Adolor. Subject to the terms and conditions of this Agreement, Pfizer hereby grants Adolor a non-exclusive royalty-free license, with the right to sublicense as provided in Section 2.4 (a) under Pfizer’s rights in Adolor Technology, and (b) under the Pfizer Technology, in each case solely to the extent necessary to exercise its rights and perform its obligations pursuant to this Agreement.

2.3 Research License.

2.3.1 Without limiting any of the licenses granted in Section 2.1, Adolor hereby grants to Pfizer a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to sublicense to Affiliates, to use for all research purposes those portions of the Adolor Know-How (excluding any Patent Rights relating thereto) disclosed to Pfizer during the Term to the extent retained in the unaided memories of Pfizer’s employees and individual consultants who have had access to such Adolor Know-How; provided that Pfizer shall not have any right to use the Adolor Know-How for the sale or manufacture for sale of products or processes.

2.3.2 Without limiting any of the licenses granted in Section 2.2, Pfizer hereby grants to Adolor a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to sublicense to Affiliates, to use for all research purposes those portions of the Pfizer Know-How (excluding any Patent Rights relating thereto) disclosed to Adolor during the Term to the extent retained in the unaided memories of Adolor’s employees and individual consultants who have had access to such Pfizer Know-How; provided that Adolor shall not have any right to use the Pfizer Know-How for the sale or manufacture for sale of products or processes.

2.3.3 The licenses granted in Section 2.3.1 and Section 2.3.2 shall not be construed as permitting either Party to use, disclose, publish or disseminate: (a) the identity of the other Party as the source of such Know-How, (b) any financial or statistical information, or business plans of the other Party, or (c) any drawings, designs or chemical formulae.

2.4 Sublicensing and Subcontracting.

2.4.1 Right to Sublicense.

(a) Adolor may not sublicense any of the rights granted under this Agreement without the prior written consent of Pfizer, such consent not to be unreasonably delayed, withheld, refused or conditioned, except to its Affiliates, which right shall automatically terminate when such Affiliate ceases to be an Affiliate of Adolor.

(b) Pfizer may not sublicense any of the rights granted under this Agreement without the prior written consent of Adolor, such consent not to be unreasonably delayed, withheld, refused or conditioned, except that Pfizer may, without prior written consent of Adolor, grant sublicenses to (i) its Affiliates, which right shall automatically terminate when such Affiliate ceases to be an Affiliate of Pfizer; and (ii) Third Parties, with respect to rights to Develop, import, market or sell in any Country other than a Major Market Country; subject to Adolor receiving the applicable royalties pursuant to this Agreement for Net Sales of such sublicensee.

(c) Each sublicense granted by Pfizer to a permitted sublicensee pursuant to Section 2.4.1(b) shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement and shall not in any way diminish, reduce or eliminate any of Pfizer’s obligations under this Agreement. Each sublicense agreement with permitted sublicensees shall contain the following provisions: (i) a requirement that such sublicensee submit applicable sales or other reports consistent with the requirements set forth in Section 7.9.6(c), (ii) a requirement to keep books and records, and permit Adolor to audit (either directly or through an independent auditor) such books and records, consistent with the requirement set forth in Section 7.15, (iii) a requirement that such sublicensee comply with the confidentiality and non-use provisions of ARTICLE 10 with respect to both Parties’ Confidential Information, (iv) a requirement to comply with all other applicable terms of this Agreement, (v) a provision prohibiting such sublicensee from further sublicensing except on terms consistent with this Section 2.4.1 and (vi) if such sublicensee will be performing Development activities for any Named Compound or Licensed Product, a requirement that each sublicensee allow Pfizer to inspect its facilities upon reasonable notice consistent with the requirements set forth in Section 5.6. Pfizer shall provide Adolor with a copy of each such sublicense agreement within thirty (30) days after the execution thereof, provided that Pfizer may redact confidential financial information from such sublicense agreement. For clarity, Pfizer does not have the right hereunder to grant any sublicensee a manufacturing license to manufacture the Named Compounds or Licensed Products.

2.4.2 Right to Subcontract. Each Party may, subject to Section 6.10, subcontract its obligations under this Agreement to a Third Party as it would in the normal course of its business without the prior written consent of the other Party, except, in the Major Market Countries:

(a) neither Party may subcontract its obligations to create, oversee and manage the execution of the Development Plan without the prior written consent of the other Party;

(b) Pfizer may not subcontract, without prior written consent of Adolor:

(i) its obligations to create, oversee and manage the execution of the Commercialization Plan;

(ii) its obligations to prepare and submit regulatory filings and its dealings with Regulatory Authorities; and

(iii) its Detail Requirements, on a Country-by-Country basis, for a Licensed Product for a period beginning with the ** and ending on the **. **.

2.4.3 Liability for Affiliates, Sublicensees and Subcontractors. Each Party shall ensure that each of its Affiliates and permitted sublicensees or subcontractors accepts and complies with all of the applicable terms and conditions of this Agreement as if such Affiliates or permitted sublicensees or subcontractors were a party to this Agreement and each Party shall remain fully responsible for its Affiliates’ and permitted sublicensees’ or subcontractors’ performance under this Agreement.

2.5 Patent Challenge. Pfizer and its Affiliates hereby covenant and agree not to, directly or indirectly, commence or maintain any opposition proceeding, challenge the validity or enforceability of, or, without limiting Pfizer’s rights under Section 13.5, oppose any extension of or the grant of a supplementary protection certificate, with respect to any Adolor Patent Rights, or with respect to Adolor Patent Rights contained on Schedule 1.8 as of the Effective Date, actively participate in any interference proceeding (each such action, a “Patent Challenge”). Except to the extent the following is unenforceable under the Law of a particular Country where a patent application within the Adolor Patent Rights is pending or a patent within the Adolor Patent Rights is issued, Adolor shall be permitted to terminate this Agreement by written notice effective upon receipt if Pfizer or its Affiliates directly, or indirectly through a Third Party, commence or maintain any Patent Challenge. Pfizer shall include provisions in all agreements granting sublicenses of Pfizer’s rights hereunder providing that if the sublicensee or its Affiliates undertake a Patent Challenge with respect to any Adolor Patent under which the sublicensee is sublicensed, Pfizer shall be permitted to terminate such sublicense agreement in its entirety. If a sublicensee of Pfizer (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Adolor Patent Right under which such sublicensee is sublicensed, then Pfizer upon receipt of notice from Adolor of such Patent Challenge may terminate the applicable sublicense agreement in its entirety. If Pfizer fails to so terminate such sublicense agreement, Adolor shall terminate all licensed rights granted to Pfizer covered by such sublicense agreement and any sublicenses previously granted in such Country(ies) shall automatically terminate. Pfizer shall cooperate with Adolor’s reasonable requests to cause such terminated sublicensee to discontinue all activities under such sublicense agreement.

ARTICLE 3 EXCLUSIVITY; ACQUISITION OF UNNAMED COMPOUNDS;

ADDITION AND REMOVAL OF NAMED COMPOUNDS AND NAMED INDICATIONS

3.1 Exclusivity.

3.1.1 Non-Compete. During **, neither Party nor any of its Affiliates shall, directly or indirectly, by itself or through any Third Party, Develop or Commercialize any: (a) pharmaceutical product containing any Unnamed Compound for a Named Indication, or (b) pharmaceutical product (other than the Licensed Products pursuant to this Agreement) containing any Named Compound for any indication (pharmaceutical products described in (a) and (b), are each a “Competing Product” and collectively, the “Competing Products”). Notwithstanding the foregoing, each Party shall have the right to conduct research on Named Compounds for the purpose of developing Additional Indication Proposals, provided that such research does not include Clinical Studies or animal studies in primates.

3.1.2 Acquisition of a Competing Product.

(a) Notwithstanding the restrictions set forth in Section 3.1.1, in the event that a Party (the “Acquiring Party”) effects a Business Combination Transaction with a Third Party that as of the date of the closing of such transaction would be Developing or Commercializing a Competing Product in any Country in the Territory (such product, an “Acquired Competing Product”) or enters into any agreement with respect to any such Business Combination Transaction, and the Acquiring Party is informed by a Governmental Authority that it or, if applicable, its acquiror, will be required as a condition to such Business Combination Transaction either to (i) divest such Acquired Competing Product or (ii) divest its interest in the Collaboration, then not later than ** after receipt of notice of such requirement from such Governmental Authority, the Acquiring Party shall notify the other Party in writing of such requirement and whether the Acquiring Party intends to (1) divest such Acquired Competing Product or to (2) divest its interest in the Collaboration (x) if the Licensed Product under the Collaboration is Commercialized, by terminating this Agreement pursuant to Section 14.3 or selling its interest in the Collaboration pursuant to Section 3.1.2(b) below and (y) if the Licensed Product under the Collaboration is in the Development stage, solely with respect to Pfizer, by terminating this Agreement pursuant to Section 14.3, which divestiture, sale or termination may be conditioned upon the consummation of such Business Combination Transaction. If the Acquiring Party notifies that other Party that it intends to divest such Acquired Competing Product, the Acquiring Party shall have ** following the consummation of the Business Combination Transaction to divest such Acquired Competing Product; provided, that Pfizer shall continue its Development and/or Commercialization activities hereunder for such ** period.

(b) If instead the Acquiring Party notifies the other Party that it intends to sell its interest in the Collaboration to the other Party, such notice shall constitute an irrevocable offer to sell such interest to the other Party as provided below. Unless the other Party notifies the Acquiring Party in writing that it does not desire to purchase such interest (a “Notification of Non Interest”) not more than ** after receipt of such notice from Acquiring Party, or the applicable Governmental Authority rejects the other Party as a buyer, then the Parties shall negotiate in good faith to reach an agreement within the ** period following the date of such notice with respect to the price to be paid by the other Party for such interest, and the sale of such interest shall be conditioned upon the consummation of such Business Combination Transaction. If (a) the other Party delivers a Notification of Non Interest during such ** period or (b) the Parties are unable to agree in writing on the price to be paid for such interest within such ** period and the other Party provides a Notification of Non Interest to the Acquiring Party within ** following the expiration of such ** period, then the Acquiring Party may sell its interest in the Collaboration to a Third Party without the consent or approval of the other Party; provided that (i) such Third Party shall expressly assume in a writing delivered to the other Party all of the rights and obligations of the Acquiring Party hereunder and (ii) the terms of sale shall be more favorable than those offered by the other Party to the Acquiring Party (unless no such offer has been made by the other Party); and the Acquiring Party shall have ** (or, if shorter, such period of time as may be required by the applicable Governmental Authority(ies) for such divestiture) to sell such interest; provided, that Adolor shall have the option to undertake Pfizer’s Development and/or Commercialization activities under the Collaboration during such ** period at Pfizer’s expense. If the other Party does not provide a Notification of Non Interest to the Acquiring Party within such ** period after such ** negotiation period or within ** after determination of the value of the Acquiring Party’s interest in the Collaboration, the other Party shall purchase the Acquiring Party’s interest in the Collaboration; and the price to be paid shall, **, and, subject to the consummation of the Business Combination Transaction, and except as set forth in Section 3.12(b)(iv) below, the Acquiring Party shall sell and convey to the other Party, and the other Party shall purchase, the Acquiring Party’s entire interest in the Collaboration at the price so determined:

(i) **.

(ii) **.

(iii) **.

(iv) Such determination shall be final and binding on both Parties.

(v) Except as provided in this Section 3.1.2(b), such determination shall be conducted in accordance with the procedures set forth in Section 17.5.

(vi) The closing of such purchase and sale of the Acquiring Party’s interest in the Collaboration pursuant to this Section 3.1.2(b) shall take place at a reasonable place and time designated by the Acquiring Party in writing on not less than ten (10) days’ prior written notice after the determination of the value of such interest and the price to be paid, but not earlier than the termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of all requisite approvals from Governmental Authorities, and, if the sale has been conditioned on the consummation of such Business Combination Transaction, such consummation having occurred. The Parties shall cooperate and shall promptly make such filings with and applications to such Governmental Authorities as may be required in connection with such purchase and sale.

(c) If the applicable Governmental Authority does not require the Acquiring Party, as a condition to such Business Combination Transaction, to divest either (i) such Acquired Competing Product or (ii) its interest in the Collaboration, then, if the Royalty Term is still in effect in the United States, Japan or a Major EU Country, the Acquiring Party shall notify the other Party in writing within ** after the consummation of such Business Combination Transaction of the acquisition of such Acquired Competing Product and whether it intends to (1) divest such Acquired Competing Product in the Countries where the Royalty Term is then in effect, (2) include the Acquired Competing Product as a Licensed Product under this Agreement in the Countries where the Royalty Term is then in effect; or (3) solely with respect to Pfizer, exercise its right of termination pursuant to Section 14.3. If the Acquiring Party notifies the other Party that it intends to divest such Acquired Competing Product, the Acquiring Party shall have ** following the consummation of the Business Combination Transaction to divest such Acquired Competing Product.

(d) If the Acquiring Party has notified the other Party in accordance with this Section 3.1.2 that an Acquired Competing Product will be divested, or the Acquiring Party will sell its interest in the Collaboration pursuant to subsection (b) hereof, the Development or commercialization of an Acquired Competing Product by the Acquiring Party during the period from the consummation of the applicable merger, consolidation or acquisition to the consummation of such divestiture or sale shall not be considered a breach by the Acquiring Party of its obligations under this Agreement; provided, however, that the Acquiring Party shall conduct any such Development or commercialization using personnel (i) distinct from personnel engaged in activities under this Agreement and (ii) who are not provided, directly or indirectly, or permitted to, access any Confidential Information relating to Named Compounds or Licensed Products.

3.2 Additional Named Compounds. In the event that, at any time during the Term, either Party or any of such Party’s Affiliates (as the case may be, the “Developing Party”) proposes to Develop an Unnamed Compound Controlled by such Party or Affiliate for indications other than a Named Indication, the other Party (the “Offeree Party”) shall have the options described below (collectively, the “New Collaboration Compound Options”) and the options described in Section 3.2.7 to include such compound (each, an “Offered Compound”) in the Collaboration, as set forth below. Any Unnamed Compound that is included in the Collaboration as the result of the exercise of any such option is referred to herein as a “New Collaboration Compound.” Within thirty (30) days after the Offeree Party’s exercise of any New Collaboration Compound Option, such Party shall have the right to audit the Developing Party’s prior Development Costs relating to the Offered Compound, in a manner consistent with Section 7.15, provided, however, that any such audit shall not constitute the one (1) audit per Calendar

Year permitted under Section 7.15. Neither Party shall have any obligation to Develop any Offered Compound unless a New Collaboration Compound Option is exercised with respect to such Offered Compound. Each New Collaboration Compound shall be Developed in accordance with this Agreement, including such New Collaboration Compound’s Development Plan. If the Offered Compound that a Party proposes to Develop for other than a Named Indication was obtained by the Developing Party by virtue of a Business Combination Transaction, such Offered Compound shall, upon the closing of such Business Combination Transaction, become subject to this Section 3.2.

3.2.1 **. If the Developing Party proposes to ** with respect to an Offered Compound, the Offeree Party shall have the option (the “**”), exercisable by written notice delivered to the Developing Party, to include such Offered Compound in the Collaboration, effective **, as provided below:

(a) Not less than ** with respect to such Offered Compound, the Developing Party shall prepare and provide to the Offeree Party (i) **, (ii) a statement of all of the Developing Party’s Out-of-Pocket Costs and Expenses attributable to the development of such Offered Compound (“Option Costs”), (iii) a representation letter making to the Offeree Party substantially the same representations and warranties concerning the Developing Party’s intellectual property relating to the Offered Compound as are set forth in Section 11.3 with respect to ADL 5859 and ADL 5747 (except that any reference to (x) the Effective Date shall refer to the date such representations and warranties are given and (y) to Adolor shall be deemed to refer to the Developing Party), along with any exceptions to such representations and warranties that such Party may disclose and provide in writing at such time, (iv) a proposed Development Plan for the Offered Compound (**), including a proposed budget therefore and (v) such other reasonably available information as the Offeree Party may reasonably request in connection with its evaluation of the option with respect to the Offered Compound provided for in this Section 3.2.1.

(b) At any time on or before the date which is ** after receipt of all the information specified in Section 3.2.1(a) the Offeree Party may exercise the ** with respect to such Offered Compound, and for such ** period the Developing Party shall be prohibited from entering into a Third Party Agreement pursuant to Section 3.2.8, by (i) delivering to the Developing Party written notice of such exercise and (ii) paying to the Developing Party ** the Developing Party’s Option Costs relating to the Offered Compound.

(c) If the Offeree Party exercises the **, then (i) the Offered Compound shall be a New Collaboration Compound thenceforth and shall be included in the Collaboration, and (ii) the Parties shall bear Development Costs, and shall share the Net Profit/Net Loss, with respect to the Licensed Products containing such New Collaboration Compound, in each case incurred on or after the Collaboration Inclusion Date, in the manner otherwise provided for in this Agreement.

3.2.2 **. If the Offeree Party does not exercise the ** with respect to an Offered Compound and provided that no Third Party Agreement has been entered into with respect to such Offered Compound pursuant to Section 3.2.8, the Offeree Party shall have an additional option (the “**”) to include any such Offered Compound in the Collaboration, commencing with the **, as provided below:

(a) Not less than ** prior to the commencement of ** with respect to the Offered Compound, the Developing Party shall provide to the Offeree Party (to the extent not previously provided) (i) the results of all ** with respect to such Offered Compound, (ii) a statement of the Developing Party’s Option Costs with respect to such Offered Compound, (iii) a representation letter making to the Offeree Party substantially the same representations and warranties concerning the Developing Party’s intellectual property relating to the Offered Compound as are set forth in Section 11.3 with respect to ADL 5859 and ADL 5747 (except that any reference to (x) the Effective Date shall refer to the date such representations and warranties are given; and (y) Adolor shall be deemed to refer to the Developing Party), along with any exceptions to such representations and warranties that such Party may disclose and provide in writing at such time, (iv) a Development Plan for the Offered Compound (including the details of the proposed **), including a proposed budget therefor, and (v) such other reasonably available information as the Offeree Party may reasonably request in connection with its evaluation of the option with respect to the Offered Compound provided for in this Section 3.2.2.

(b) At any time on or before the date which is ** after receipt of all the information specified in Section 3.2.2(a), the Offeree Party may exercise the ** with respect to such Offered Compound, and for such ** period the Developing Party shall be prohibited from entering into a Third Party Agreement pursuant to Section 3.2.8, by (i) delivering to the Developing Party written notice of such exercise and (ii) paying to the Developing Party ** times the Developing Party’s Option Costs up to the commencement of ** relating to the Offered Compound.

(c) If the Offeree Party exercises the **, then (i) the Offered Compound shall be a New Collaboration Compound thenceforth and shall be included in the Collaboration, and (ii) the Parties shall bear Development Costs, and shall share the Net Profit/Net Loss, with respect to the Licensed Products containing such New Collaboration Compound, in each case incurred on or after the Collaboration Inclusion Date, in the manner otherwise provided for in this Agreement.

3.2.3 **. If the Offeree Party does not exercise the ** with respect to an Offered Compound and provided that no Third Party Agreement has been entered into with respect to such Offered Compound pursuant to Section 3.2.8, the Offeree Party shall have an additional option (the “**”) to include any such Offered Compound in the Collaboration, commencing with **, as provided below:

(a) Not less than ** prior to the commencement of ** with respect to the Offered Compound, the Developing Party shall provide to the Offeree Party (to the extent not previously provided) (i) the results of all ** with respect to such Offered Compound, (ii) a statement of the Developing Party’s Option Costs with respect to such Offered Compound, (iii) a representation letter making to the Offeree Party substantially the same representations and warranties concerning the Developing Party’s intellectual property relating to the Offered

Compound as are set forth in Section 11.3 with respect to ADL 5859 and ADL 5747 (except that any reference to (x) the Effective Date shall refer to the date such representations and warranties are given and (y) Adolor shall be deemed to refer to the Developing Party), along with any exceptions to such representations and warranties that such Party may disclose and provide in writing at such time, (iv) a Development Plan for the Offered Compound (including the details of the proposed **), including a proposed budget therefor, and (v) such other reasonably available information as the Offeree Party may reasonably request in connection with its evaluation of the option with respect to the Offered Compound provided for in this Section 3.2.3.

(b) At any time on or before the date which is ** after receipt of all the information specified in Section 3.2.3(a), the Offeree Party may exercise the ** with respect to such Offered Compound, and for such ** period the Developing Party shall be prohibited from entering into a Third Party Agreement pursuant to Section 3.2.8, by (i) delivering to the Developing Party written notice of such exercise and (ii) paying to the Developing Party ** times the Developing Party’s Option Costs up to the commencement of ** relating to the Offered Compound.

(c) If the Offeree Party exercises the **, (i) the Offered Compound shall be a New Collaboration Compound thenceforth and shall be included in the Collaboration, and (ii) the Parties shall bear Development Costs, and shall share the Net Profit/Net Loss, with respect to the Licensed Products containing such New Collaboration Compound, in each case incurred on or after the Collaboration Inclusion Date, in the manner otherwise provided for in this Agreement.

3.2.4 **. If the Offeree Party does not exercise the ** with respect to an Offered Compound and provided that no Third Party Agreement has been entered into with respect to such Offered Compound pursuant to Section 3.2.8, the Offeree Party shall have an additional option (the “**”) to include any such Offered Compound in the Collaboration effective upon ** with respect to such Offered Compound as provided below:

(a) Promptly following the completion of ** with respect to the Offered Compound and not less than ** prior to the filing of the ** with respect to the Offered Compound, the Developing Party shall provide to the Offeree Party (to the extent not previously provided) (i) the results of all ** with respect to such Offered Compound, (ii) a statement of the Developing Party’s Option Costs with respect to such Offered Compound, (iii) a representation letter making to the Offeree Party substantially the same representations and warranties concerning the Developing Party’s intellectual property relating to the Offered Compound as are set forth in Section 11.3 with respect to ADL 5859 and ADL 5747 (except that any reference to (x) the Effective Date shall refer to the date such representations and warranties are given and (y) Adolor shall be deemed to refer to the Developing Party), along with any exceptions to such representations and warranties that such Party may disclose and provide in writing at such time, (iv) a Development Plan for the Offered Compound (**), including a proposed budget therefor and a proposed ** for the Offered Compound, and (v) such other reasonably available information as the Offeree Party may reasonably request in connection with its evaluation of the option with respect to the Offered Compound provided for in this Section 3.2.4.

(b) At any time on or before the date which is ** after receipt of all the information specified by Section 3.2.4(a), the Offeree Party may exercise the ** with respect to such Offered Compound, and for such ** period the Developing Party shall be prohibited from entering into a Third Party Agreement pursuant to Section 3.2.8, by (i) delivering to the Developing Party written notice of such exercise and (ii) paying to the Developing Party (x) ** of the Developing Party’s Option Costs up to ** with respect to the Offered Compound; and (y) **.

(c) If the Offeree Party exercises the **, then (i) the Offered Compound shall be a New Collaboration Compound thenceforth and shall be included in the Collaboration, and (ii) the Parties shall bear Development Costs, and shall share the Net Profit/Net Loss, with respect to the Licensed Products containing such New Collaboration Compound, in each case incurred on or after the Collaboration Inclusion Date, in the manner otherwise provided for in this Agreement.

3.2.5 Commercialized Acquired Unnamed Compound Inclusion Option. In the event that an Acquiring Party effects a Business Combination Transaction with a Third Party that as of the date of the closing of such transaction would (a) have a Marketing Authorization Application filed and pending for, or have achieved Regulatory Approval for, a product containing an Unnamed Compound for other than a Named Indication in any Country in the Territory, or (b) be promoting, distributing, marketing or selling a product containing an Unnamed Compound for other than a Named Indication in any Country in the Territory (each such product referred to in clauses (a) and (b) above being referred to herein as a “Commercialized Acquired Unnamed Compound”), then the Acquiring Party shall offer the Commercialized Acquired Unnamed Compound into the Collaboration on written notice within ** after the consummation of such Business Combination Transaction of the acquisition of such Commercialized Acquired Unnamed Compound, and such Acquiring Party shall be considered the Developing Party and the Commercialized Acquired Unnamed Compound shall be an Offered Compound for purposes of this Section 3.2.5 and the Offeree Party shall have an option (the “Commercialized Acquired Unnamed Compound Inclusion Option”) to include such Commercialized Acquired Unnamed Compound in the Collaboration as provided below:

(a) Not later than ** after the delivery of the notice pursuant to this Section 3.2.5, the Developing Party shall provide to the Offeree Party (i) the results of all Clinical Studies relating to such Commercialized Acquired Unnamed Compound, (ii) a statement of the Developing Party’s Development costs with respect to any Phase 2 Clinical Studies or later Clinical Studies for the indications then being Commercialized or for which a Marketing Authorization Application has been filed, (iii) a representation letter making to the Offeree Party substantially the same representations and warranties concerning the Developing Party’s intellectual property relating to the Offered Compound as are set forth in Section 11.3 with respect to ADL 5859 and ADL 5747 (except that any reference to the Effective Date shall refer to the date such representations and warranties are given), along with any exceptions to such representations and warranties that such Party may disclose and provide in writing at such time, (iv) a Commercialization Plan for the Offered Compound, (v) a Calendar Quarter-by-Calendar Quarter statement of Net Sales, Development Costs, Marketing Expenses, Sales Expenses, and Net Profit/Net Loss (in each case calculated as if the Commercialized Acquired Unnamed Compound were a Licensed Product) of the Commercialized Acquired Unnamed Compound, (vi) a statement showing the aggregate cost of goods sold for such compound for each of the past four (4) Calendar Quarters, and (vii) such other information as the Offeree Party may reasonably request in connection with its evaluation of the option with respect to the Offered Compound provided for in this Section 3.2.5 above.

(b) At any time on or before the date which is ** after receipt of all the information specified in Section 3.2.5(a), the Offeree Party may deliver to the Developing Party a notice indicating that the Offeree Party is interested in including such Offered Compound in the Collaboration (an “Indication of Interest”), it being understood that such Indication of Interest does not constitute an exercise of the Commercialized Acquired Unnamed Compound Inclusion Option. If the Offeree Party delivers such Indication of Interest within such **, the Parties shall promptly commence negotiations in good faith for a period of not less than ** (or such longer period as the Parties may agree by mutual consent) concerning the terms on which such Offered Compound would be included in the Collaboration, which terms may include the amount of any upfront payments, terms relating to any indications then being Commercialized and terms relating to any indications that may still be in Development and any other matters the Parties deem relevant. If within such negotiation period the Parties agree by mutual consent to the terms on which the Offered Compound will be included in the Collaboration, such agreement shall constitute the exercise of the Commercialized Acquired Unnamed Compound Inclusion Option with respect to such Offered Compound. If the Offeree Party fails to deliver an Indication of Interest within the time period specified above or if the Parties fail to reach agreement on the terms on which the Offered Compound will be included in the Collaboration within the negotiation period provided for above, then such failure shall constitute the failure to exercise the Commercialized Acquired Unnamed Compound Inclusion Option and such Offered Compound shall be considered an Unnamed Compound.

(c) If the Offeree Party exercises the Commercialized Acquired Unnamed Compound Inclusion Option, then (i) the Offered Compound shall be a New Collaboration Compound thenceforth, (ii) products containing such Offered Compound shall be Licensed Products, (iii) unless the Parties have otherwise agreed by mutual consent on the terms on which the Offered Compound will be included in the Collaboration as provided in Section 3.2.5(b), the Parties shall each bear future Development Costs, if any, with respect to the Development, and the Net Profit/Net Loss, with respect to Licensed Products containing such New Collaboration Compound, in each case incurred after the Collaboration Inclusion Date, in the manner otherwise provided for, with respect to Named Compounds and Licensed Products pursuant to this Agreement, (iv) unless the Parties have otherwise agreed by mutual consent as provided in Section 3.2.5(b) above, the Offeree Party shall not be obligated to pay to the Developing Party any milestone payments with respect to such Named Compounds and Licensed Products, and (v) the Offeree Party shall pay to the Developing Party any agreed upfront or other payment agreed by the Parties.

3.2.6 In-License Transactions. Other than pursuant to a Business Combination Transaction, neither Party shall, and each Party shall cause its Affiliates not to, in-license or acquire from a Third Party any Unnamed Compound being Developed for other than a Named Indication that is in Phase 1 Studies or later Clinical Studies if the terms of such in-license or acquisition would prevent such Unnamed Compound from being included in the Collaboration pursuant to this Section 3.2 on the terms provided for in this Agreement; provided that Section 3.1.1 shall apply to any Unnamed Compound under Development or being Commercialized for a Named Indication, whether or not such Unnamed Compound is acquired in a Business Combination Transaction.

3.2.7 Additional Option Periods. During the periods between (a) the end of the exclusive ** exercise period and the beginning of the exclusive ** exercise period; (b) the end of the exclusive ** exercise period and the beginning of the exclusive ** exercise period and (c) the end of the exclusive ** exercise period and the beginning of the exclusive ** exercise period, the Offeree Party shall have the right with respect to an Offered Compound to include such Offered Compound in the Collaboration; provided, that the Developing Party has not entered into a Third Party Agreement as provided for in Section 3.2.8, by (i) delivering to the Developing Party written notice to include such Offered Compound and (ii) paying to the Developing Party the greater of (x) the option price for the immediately preceding New Collaboration Compound Option and (y) the option price for the next succeeding New Collaboration Compound Option, as applicable; provided, that the option price shall be calculated with respect to the Option Costs incurred through the date of receipt of such notice, which amount the Developing Party shall provide to the Offeree Party within ten (10) days after receipt of the written notice from the Offeree Party described in this Section 3.2.7.

3.2.8 Third Party Agreement for Unnamed Compounds for Other Than Named Indications. During the periods (a) between the end of the exclusive ** exercise period and the beginning of the exclusive ** exercise period, (b) between the end of the exclusive ** exercise period and the beginning of the exclusive ** exercise period, (c) between the end of the exclusive ** exercise period and the beginning of the exclusive ** exercise period and (d) from the end of the exclusive ** exercise period and thereafter, in each case, as long as none of the New Collaboration Compound Options has been exercised with respect to such Offered Compound, the Developing Party shall have the right to enter into a license, collaboration or similar agreement with a Third Party with respect to such Offered Compound for any indication other than a Named Indication (at the time of execution of such agreement) (a “Third Party Agreement”; provided, however, that once the Developing Party enters into a Third Party Agreement and the Parties later add the indication that is the subject of such Third Party Agreement to Schedule 1.66 as a Named Indication, Section 3.1.1(a) shall not apply to activities under such Third Party Agreement for such Unnamed Compound for such indication provided that such indication was not a Named Indication at the time that such Third Party Agreement was entered into.

3.2.9 Failure to Exercise Option. If the Offeree Party fails to exercise all of the New Collaboration Compound Options with respect to an Offered Compound, the Developing Party shall have the right to Commercialize such Offered Compound solely for indications other than a Named Indication, outside the Collaboration and shall bear one hundred percent (100%) of the cost of such Development; provided that Section 3.1.1 shall continue to apply to the Offered Compound. For clarity, if any Unnamed Compound that was an Offered Compound for which the Offeree Party failed to exercise all of the New Collaboration Compound Options and such Offered Compound is Commercialized for an indication that is not a Named Indication at the time the first MAA is obtained with respect to such Unnamed Compound (a “Marketed Unnamed Compound”), Commercialization of such Unnamed Compound for such indication shall not constitute a breach of Section 3.1.1 as a result of the Parties’ subsequent agreement to add such indication to Schedule 1.66 as a Named Indication.

3.2.10 Consequences of Exercise of New Collaboration Compound Options. In the event the Offeree Party exercises a New Collaboration Compound Option with respect to a given Offered Compound, the Development Plan proposed by the Developing Party (or such other Development Plan as is agreed upon by the Parties on or prior to the date of the exercise of such option) with respect thereto pursuant to this Section 3.2 shall be the initial Development Plan with respect to such New Collaboration Compound and the New Collaboration Compound shall be added to Schedule 1.65 and if the Licensed Product is for an indication other than a Named Indication, such indication shall be added to Schedule 1.66.

3.3 Additional Indications for Named Compounds; Unnamed Compounds for Named Indications.

3.3.1 Additional Proposal. Each Party may propose to Develop jointly as part of the Collaboration a Named Compound for an indication other than a Named Indication, or an Unnamed Compound for a Named Indication, by submitting a written proposal describing the proposed indication or Unnamed Compound, as applicable, which shall include a proposed Development Plan for Developing a product containing such Delta Compound for such proposed indication (an “Additional Proposal”) to the Joint Development Committee at any time during the Term. The non-proposing Party shall have sole discretion as to whether to accept such proposed indication as a Named Indication or such proposed Unnamed Compound as a Named Compound.

3.3.2 Acceptance of Unnamed Compound or Proposed Indication. If the non-proposing Party elects to accept the proposed indication as a Named Indication or proposed Unnamed Compound as a Named Compound, it shall give the proposing Party a notice of acceptance in writing within thirty (30) days after the Additional Proposal is submitted by the proposing Party, which acceptance shall become effective upon receipt. On and after such acceptance, such proposed indication shall be deemed a Named Indication and Schedule 1.66 shall be revised accordingly, or, as applicable, such proposed Unnamed Compound shall be deemed a Named Compound and Schedule 1.65 shall be revised accordingly. The proposed development plan shall be adopted by the Parties as the initial Development Plan for developing a Licensed Product for the proposed indication.

3.3.3 Rejection of Proposed Unnamed Compound or Indication. If the non-proposing Party fails to accept the proposed indication for a Named Compound as a Named Indication, or the proposed Unnamed Compound for a Named Indication as a Named

Compound, in either case within thirty (30) days after the proposing Party’s submission of the Additional Proposal, then the provisions of Section 3.1.1 shall apply and, neither Party may, directly or indirectly, itself or through any Affiliate or Third Party, Develop or Commercialize either of the foregoing unless changes to Schedules 1.65 and/or 1.66 allow otherwise.

3.4 Removal of Named Compounds and Named Indications from the Collaboration. A Named Compound shall cease to be a Named Compound and shall be removed from the Named Compound list on Schedule 1.65 and a Named Indication shall cease to be a Named Indication and shall be removed from the Named Indication list on Schedule 1.66 pursuant to Section 5.2.2 or Section 6.14.

3.5 Screening Option. Subject to the rights, if any, granted to a Third Party to an Unnamed Compound pursuant to a Third Party Agreement entered into pursuant to Section 3.2.8, Pfizer shall have an option to screen additional Adolor Delta Compounds from Adolor’s Delta Compound library (the “Screening Option”). In the event that Pfizer exercises the Screening Option, the Parties shall negotiate in good faith the terms and conditions related to such screening. Such discovery and research collaboration may include Adolor granting to Pfizer or a Pfizer Affiliate a sublicense to the **.

ARTICLE 4 GOVERNANCE OF DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

4.1 Joint Steering Committee.

4.1.1 Members; Officers. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of six (6) members, three (3) of whom shall be designated by each of Pfizer and Adolor, who shall have appropriate expertise and seniority. Each of Pfizer and Adolor may replace any or all of its representatives on the Joint Steering Committee at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Joint Steering Committee. Pfizer and Adolor each may, on advance notice to the other Party, invite non-member employees of such Party to attend meetings of the Joint Steering Committee. The Joint Steering Committee shall be co-chaired by a representative of each of Pfizer and Adolor. One member of the JSC shall serve as secretary of the Joint Steering Committee at each Committee meeting, and the secretary shall alternate from meeting to meeting between a Pfizer Committee member and an Adolor Committee member.

4.1.2 Responsibilities. The Joint Steering Committee shall perform the following functions:

(a) Oversee all aspects of Collaboration pursuant to the terms of this Agreement;

(b) Review and approve the Development Plans for Licensed Products and any material amendments thereto;

(c) To the extent the USCC has decision-making authority pursuant to Section 4.3.3, review and approve the Commercialization Plans for Licensed Products in the U.S. and any material amendments thereto;

(d) Oversee the integration of New Collaboration Compounds and new Named Indications into the Collaboration;

(e) Review and update Schedule 1.65 and Schedule 1.66;

(f) If, and only if, the Parties are sharing the Net Profit/Net Loss, at each meeting of the Joint Steering Committee, review Net Profit/Net Loss;

(g) Review the progress of the other Committees;

(h) Resolve disputes and other matters referred to the Joint Steering Committee by any other Committee; and

(i) Have such other responsibilities as may be assigned to the Joint Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

4.1.3 Meetings. The Joint Steering Committee shall meet in person at least once every six (6) months during every Calendar Year, and more or less frequently as Pfizer and Adolor mutually agree upon as appropriate or as required to resolve disputes, disagreements or deadlocks in the other Committees, or as reasonably requested by either such Party, on such dates, and at such places and times as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the Joint Steering Committee within sixty (60) days after the Effective Date. Meetings of the Joint Steering Committee that are held in person shall alternate between offices of Pfizer and Adolor, or such other place as the Parties may agree. The members of the Joint Steering Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence.

4.1.4 Decision-Making. The Joint Steering Committee may make decisions with respect to any subject matter that is subject to the Joint Steering Committee’s decision-making authority and functions as set forth in Section 4.1.2. All decisions of the Joint Steering Committee shall be made by unanimous vote or written consent, with Pfizer and Adolor each having, collectively, among its respective members, one (1) vote in all decisions. The Joint Steering Committee shall use commercially reasonable best efforts to resolve the matters within its roles and functions or otherwise referred to it. If the Joint Steering Committee cannot reach consensus on a matter within ten (10) Business Days after such matter has been brought to the Joint Steering Committee’s attention, then such matter shall be handled in the manner set forth below:

(a) Dispute Resolution. Any dispute that cannot be resolved by the JSC shall be first referred to the Alliance Managers. The Alliance Managers shall use their commercially reasonable best efforts to reach mutually acceptable resolutions on all such disputed matters. If the Alliance Managers are unable to resolve such dispute within ten (10) Business Days after the dispute is first referred to the Alliance Managers, the matter shall be referred on the eleventh (11th) Business Day to the Chief Executive Officer of Adolor and to Pfizer’s (i) Head of Worldwide Development for the applicable therapeutic area for issues originally referred to the JSC by the JDC and/or issues related to Development, or (ii) Head of the applicable U.S. Business Unit for issues originally referred to the JSC by the USCC and/or issues related to Commercialization for resolution (the “Executives”). In the event that the Executives are unable to resolve a deadlock pursuant to this Section 4.1.4(a), the applicable Pfizer Executive shall have final decision-making authority on all matters appropriately referred to the Parties’ Executives except with respect to matters set forth in Section 4.1.4(b).

(b) Exceptions. If Adolor has not exercised its Opt Out on a Licensed Product-by-Licensed Product basis, the Pfizer Executive shall not have the final decision-making authority, and each Calendar Year the Parties shall mutually agree upon any decision to decrease or increase the (i) annual budget for the then-current Calendar Year from above or below the budget set forth in the most recently approved U.S. Development Plan or Commercialization Plan by more than **, or (ii) aggregate budget in the most recently approved U.S. Development Plan by more than **. If the Parties are unable to agree on whether any such increase or decrease in the budget is appropriate and should be shared by the Parties consistent with amounts within the applicable budget, the matter shall be referred to an Expert pursuant to Section 17.5. In addition, the Pfizer Executive shall not have the final decision-making authority on decisions to add a ** to the Collaboration, which decisions shall be mutually agreed-upon by the Parties.

4.2 Joint Development Committee.

4.2.1 Members; Officers. Within thirty (30) days after the Effective Date, the Parties shall establish a Development committee (the “Joint Development Committee” or “JDC”), and Pfizer and Adolor shall designate an equal number of representatives, up to a maximum total of eight (8) members, on such Joint Development Committee. Each of Pfizer and Adolor may replace any or all of its representatives on the Joint Development Committee at any time upon written notice to the other Party. Such representatives shall include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug development. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Joint Development Committee. Pfizer and Adolor each may, on advance notice to the other Party, invite non-member employees of such Party to attend meetings of the Joint Development Committee.

4.2.2 Responsibilities. Subject to oversight by the JSC, the Joint Development Committee shall oversee and supervise the Development of the Named Compounds and corresponding Licensed Products in the U.S. In addition, it shall perform the following functions:

(a) Manage and oversee the preparation and implementation of the Development Plans;

(b) Review and approve updates and amendments to the Development Plans;

(c) Approve the Development strategy, regulatory strategy, formulation and manufacturing process development strategy, and protocols for Clinical Studies as such strategies and protocols are proposed by Pfizer;

(d) Review and coordinate regulatory activities to be undertaken by the Parties in accordance with ARTICLE 8.

(e) If the Parties are sharing Net Profit/Net Loss, at each meeting of the Joint Development Committee, review a comparison of actual Development Costs to the budgeted Development Costs in the Development Plan for the Calendar Year-to-date, as current as practicable to a date immediately prior to the date of the meeting;

(f) Review and recommend to the Joint Steering Committee “go/no-go” decisions for Development of the Licensed Products;

(g) Review activities conducted, if any, by a Party with respect to additional indications for Named Compounds and activities conducted, if any, related to Unnamed Compounds;

(h) Manage and oversee the execution of the Manufacturing Transfer; and

(i) Have such other responsibilities as may be assigned to the Joint Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

For clarity, and without limiting the foregoing, the JDC shall not have decision-making authority regarding the exercise of a New Collaboration Compound Option, Additional Indication Proposal, or any development plans for Unnamed Compounds. Rather, the JDC shall only provide the non-developing Party a forum at which to review and comment upon research and development plans and results for Unnamed Compounds and to review Additional Indication Proposals.

4.2.3 Meetings. The Joint Development Committee shall meet in person at least once during every Calendar Quarter during the Term, but only for so long as a Licensed Product is in Clinical Studies, after which the JDC shall not be required to meet, and more or less frequently as Pfizer and Adolor deem appropriate or as reasonably requested by either such Party, on such dates, and at such places and times, as such Parties shall agree; provided, that the Parties shall endeavor to have the first meeting of the Joint Development Committee within thirty (30) days after the Effective Date. Meetings of the Joint Development Committee that are held in person shall alternate between the offices of Pfizer and Adolor, or such other place as the Parties may agree. The members of the Joint Development Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

4.2.4 Decision-Making. The Joint Development Committee may make decisions with respect to any subject matter that is subject to the Joint Development Committee’s decision-making authority and functions as set forth in Section 4.2.2. All decisions of the Joint Development Committee shall be made by unanimous vote or written consent, with Pfizer and Adolor each having collectively, among its respective members, one (1) vote in all decisions. If the Joint Development Committee cannot reach consensus within ten (10) Business Days after it has first met and attempted to reach such consensus, the disputed matter shall be referred on the eleventh (11th) Business Day to the Joint Steering Committee for resolution.

4.3 U.S. Commercialization Committee.

4.3.1 USCC Formation. The Parties shall establish a commercialization committee for Commercializing the Licensed Products in the U.S. (the “U.S. Commercialization Committee” or “USCC”) no later than the date when the first patient is enrolled in the first Phase 3 Study to be conducted for the first Licensed Product. The JSC shall determine the size of the USCC and the frequency and location of its meeting at the time the USCC is established.

4.3.2 Members; Officers. Pfizer and Adolor shall designate an equal number of representatives on the USCC. Each of Pfizer and Adolor may replace any or all of its representatives on the USCC at any time upon written notice to the other. Such representatives shall include individuals who have expertise in pharmaceutical product marketing, sales and post-Marketing Authorization approval regulatory matters. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the USCC. Pfizer and Adolor each may, upon prior notice to the other Party, invite non-member employees of such Party to attend meetings of the USCC. The USCC shall be chaired by a representative of Pfizer.

4.3.3 Responsibilities of USCC Under Net Profit/Net Loss Sharing Arrangement. In the event that Adolor has not exercised an Opt Out and is sharing Net Profit/Net Loss, the USCC shall have decision-making authority and shall perform the following functions:

(a) Manage and oversee the implementation of the Commercialization Plans prepared by Pfizer for Commercialization of Licensed Products in the United States;

(b) Review any material amendments or modifications to the Commercialization Plans for the United States;

(c) Review and oversee plans for Phase 4 Studies in the United States;

(d) Discuss the state of the markets for Licensed Products in the United States and opportunities and issues concerning the Commercialization of the Licensed Products in the United States, including consideration of marketing and promotional strategy, marketing research plans, labeling, Licensed Product positioning and Licensed Product profile issues, to determine the kind of marketing and selling efforts that are appropriate, in accordance with the Commercialization Plans;

(e) Review data and reports arising from and generated in connection with the Commercialization of the Licensed Products in the United States, including, but not limited to, the Commercialization Plans, marketing budgets and sales forecasts, and market research reports; and

(f) At each meeting of the USCC, review a comparison of actual Sales Expenses, Marketing Expenses and Net Sales in the United States through the most recently-completed Calendar Quarter to the budgeted Sales Expenses, Marketing Expenses and forecast Net Sales in the relevant Commercialization Plan through the most recently-completed Calendar Quarter.

4.3.4 Function of the USCC in the Absence of Net Profit/Net Loss Sharing Arrangement. If at any time Adolor exercises an Opt Out, then with respect to the Licensed Product for which the Opt Out has been exercised, Section 4.3.3 shall no longer apply, and the USCC shall solely be a forum for Pfizer to inform Adolor of Pfizer’s Commercialization strategies and activities and Adolor to provide its input regarding Commercialization strategy with respect to Licensed Products in the U.S.

4.3.5 Meetings. The USCC shall meet in person at least (a) if the Parties are sharing Net Profit/Net Loss, once during every Calendar Quarter, or (b) if the Parties are not sharing Net Profit/Net Loss, once every six (6) months, and in each case more or less frequently as Pfizer and Adolor deem appropriate or as reasonably requested by either such Party, on such dates and at such places and times as the Parties shall agree. Meetings of the USCC that are held in person shall alternate between the offices of Pfizer and Adolor, or such other place as such Parties may agree. The members of the USCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

4.3.6 Decision-Making. If the Parties are sharing Net Profit/Net Loss, then, with respect to any matter over which the USCC has authority pursuant to Section 4.3.3, the USCC shall use commercially reasonable best efforts to resolve matters within its roles and functions or otherwise referred to it. All decisions of the USCC shall be made by unanimous vote or written consent, with Pfizer and Adolor each having collectively, among its respective members, one (1) vote in all decisions. If the USCC cannot reach consensus within ten (10) Business Days after it has first met and attempted to reach such consensus, the matter shall be referred on the eleventh (11th) Business Day to the Joint Steering Committee for resolution.

4.3.7 ROW Commercialization. Pfizer shall have the sole right and responsibility for Commercialization of Licensed Products outside of the U.S., and all

Commercialization activities relating to the ROW shall be outside of the scope of the USCC; provided, however, that once each Calendar Year, or more frequently as the Parties may mutually agree, Pfizer shall provide Adolor with an update of ROW Commercialization plans and activities, including Commercialization plans for China and India, at a regularly-scheduled meeting of the USCC.

4.4 Joint Supply Chain Committee.

4.4.1 Members; Officers. The Parties shall establish a supply chain committee (the “Joint Supply Chain Committee” or “JSCC”), and Pfizer and Adolor shall designate an equal number of representatives, up to a maximum total of eight (8) members on such Joint Supply Chain Committee. Each of Pfizer and Adolor may replace any or all of its representatives on the Joint Supply Chain Committee at any time upon written notice to the other Party. Such representatives shall include individuals who have expertise in pharmaceutical drug manufacturing and distribution. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Joint Supply Chain Committee. Pfizer and Adolor each may, on advance notice to the other Party, invite non-member employees of such Party to attend meetings of the Joint Supply Chain Committee.

4.4.2 Responsibilities. The Joint Supply Chain Committee shall serve as a forum for information exchange and discussion concerning manufacture, supply and distribution of Named Compounds and Licensed Products including information exchange and discussion concerning: (a) the Pfizer facility(ies) at which clinical and commercial supplies of Named Compounds and Licensed Products will occur, which information exchange may include representatives of Adolor visiting the applicable Pfizer facility(ies) once such facility(ies) have been selected by Pfizer, (b) if the Parties are sharing the Net Profit/Net Loss, an evaluation of Cost of Goods for the U.S., (c) a review of long-term capacity requirements at the Pfizer facilities, and (d) a plan for supply continuity in the event of a capacity shortage.

4.4.3 Meetings. Meetings of the Joint Supply Chain Committee shall commence at a time to be mutually-agreed upon by the Parties but in no event shall the first meeting of the JSCC be later than twelve (12) months before the anticipated filing of the first NDA for a Licensed Product. The JSCC shall meet in person at least (a) if the Parties are sharing Net Profit/Net Loss, once during every Calendar Quarter, or (b) if the Parties are not sharing Net Profit/Net Loss, once every six (6) months, and in each case more or less frequently as Pfizer and Adolor deem appropriate or as reasonably requested by either such Party, on such dates and at such places and times as the Parties shall agree. Meetings of the Joint Supply Chain Committee that are held in person shall alternate between the offices of Pfizer and Adolor, or such other place as the Parties may agree. The members of the Joint Supply Chain Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

4.5 Withdrawal from Committees. At any time during the Term and for any reason, Adolor shall have the right to withdraw from participation in the Committees upon written notice to Pfizer, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice and subject to this Section 4.5, Adolor’s representatives to the Committees shall not participate in any meetings of the Committees, nor shall Adolor have any right to vote on decisions within the authority of the Committees. If, at any time following the issuance of a Withdrawal Notice, Adolor wishes to resume participating in the Committees, Adolor shall notify Pfizer in writing and, thereafter, Adolor representatives to the Committees shall be entitled to attend any subsequent meeting of the Committees and to participate in the activities of, and decision-making by, the Committees as provided in this ARTICLE 4 as if a Withdrawal Notice had not been issued by Adolor pursuant to this Section 4.5. Following Adolor’s issuance of a Withdrawal Notice pursuant to this Section 4.5, unless and until Adolor resumes participation in the Committees in accordance with this Section 4.5 and subject to Section 4.1.4(b): (a) all meetings of the Committees shall be held at Pfizer’s facilities; (b) Pfizer shall have the right to make the final decision on all matters within the scope of authority of the Committees; and (c) Adolor shall have the right to continue to receive all reports and materials provided to the Committees hereunder as well as reasonable advance notice of any pending Committee decisions, but shall not have the right to approve the minutes for any Committee meeting held after Adolor’s issuance of a Withdrawal Notice. For clarity, the withdrawal by Adolor under this Section 4.5 shall only limit Adolor’s rights under this ARTICLE 4 with respect to participation in the Committees; notwithstanding any obligation to the contrary contained herein, Adolor’s attendance at Committee meetings shall be optional and Adolor’s withdrawal or nonattendance at Committee meetings shall have no impact on the consideration provided for or due to Adolor under this Agreement.

4.6 Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to Named Compounds and Licensed Products and to provide day-to-day support to the Committees (each, an “Alliance Manager”). Each Alliance Manager shall be experienced in project management and shall have appropriate experience in the pharmaceutical industry. The Alliance Managers may attend all meetings between the Parties, including Committee meetings, and shall also work together to resolve any deadlock between the Parties in accordance with the procedures set forth in Section 4.1.4; provided, however, that the Alliance Managers shall not be members of any Committee established pursuant to this Agreement. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

4.7 Collaboration Principles. In developing strategies, making decisions and exercising its rights under the Collaboration (including acting through its Executives, representatives on any of the Committees and its Alliance Managers), each Party shall act in good faith and use its Commercially Reasonable Efforts to achieve the goals of the then-current Development Plan or Commercialization Plan, as the case may be, and to realize the commercial opportunity of the Licensed Products (the “Collaboration Principles”).

4.8 Exchange of Information. Each Party shall keep the other Party fully and promptly informed as to its progress and activities relating to the Development and Commercialization of the Licensed Products in the Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to appropriate Committees at their meetings or to the other Party in the event that the Committees are disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by the other Party, but in any event no less than twice per Calendar Year or, if greater, the frequency with which the Committees meet. In connection therewith, Adolor and Pfizer shall provide each other with such information regarding such progress and activities under the Development Plan or the Commercialization Plan, or otherwise relating to the Named Compounds and Licensed Products, as the other Party may reasonably request from time to time.

4.9 Minutes of Committee Meetings. Definitive minutes of all Committee meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain as follows:

4.9.1 Distribution of Minutes. Within ten (10) days after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.

4.9.2 Review of Minutes. The members of each Committee shall then have ten (10) days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such Committee.

4.9.3 Discussion of Comments. Upon the expiration of such second ten (10) day period, the Parties shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes. The secretary and chairperson(s) of such Committee shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

4.10 Expenses. Each Party shall be responsible for all travel and related costs and expenses, including all Out-of-Pocket Costs and Expenses, for its members and other employee representatives to attend Committee meetings of, and otherwise participate on, a Committee.

ARTICLE 5 DEVELOPMENT OF PRODUCTS

5.1 Development. The Parties shall, in accordance with the Development Plan set forth on Schedule 1.36, including the timing and budget set forth therein, and this Agreement, use Commercially Reasonable Efforts to Develop Named Compounds into Licensed Products for the Named Indications. Pfizer shall use Commercially Reasonable Efforts to file Marketing Authorization Applications for Licensed Products in the Major Market Countries and to obtain Market Authorizations in each Major Market Country.

5.2 Development and Discontinuation of Development.

5.2.1 Development of Licensed Products. Each Party shall use Commercially Reasonable Efforts to Develop each Licensed Product in accordance with the applicable Development Plan. Adolor shall be responsible for conducting Phase 1 and Phase 2a Studies for each Licensed Product, provided, however, that Pfizer shall be responsible for conducting certain Phase 1 Studies for ADL 5859 and ADL 5747, as set forth in the

Development Plan, and for completing the remaining pre-clinical toxicology and carcinogenicity studies for ADL 5859 and ADL 5747 including long-term toxicology and reproductive toxicology studies. For purposes of this Section 5.2.1, “completion” of a Clinical Study shall mean that a final study report for such Clinical Study has been completed and delivered to Pfizer, Adolor or the JDC, as the case may be. Within ** after its completion of each Phase 1 and each Phase 2a Study for a Licensed Product, Adolor shall submit to the JDC a report of the results of such Phase 1 or Phase 2a Study, as the case may be, together with all supporting data. Based on the results obtained from each such Phase 1 and Phase 2a Study, the JDC shall review and may amend the Development Plan for the Licensed Product. If the JDC determines that the results of such Phase 1 and Phase 2a Studies warrant further Development of the applicable Licensed Product, the amended Development Plan shall set forth the Phase 2b Studies to be conducted for such Licensed Product and the timetable for initiating such Phase 2b Studies. After the completion of Phase 2a Studies, Pfizer shall be responsible for conducting all subsequent Development activities for each Licensed Product in accordance with the Development Plan. Upon request, each Party shall promptly, but in no event later than ** after such request (provided that such information is reasonably and readily available and has not already been provided) provide the JDC with (a) a summary in reasonable detail of all data generated or obtained from each discrete Development activity performed by such Party under a Development Plan, such as any toxicology study, pharmacokinetics study, stability study and other discrete Clinical Study, and (b) a final report of the results of each such Development activity, together with all material supporting data. In addition, and without limiting the foregoing, Pfizer shall have the sole right and responsibility for all Development activities solely related to obtaining Marketing Authorizations in the ROW.

5.2.2 Discontinuation of Development. If the JSC determines to discontinue Developing a Licensed Product upon recommendation by the JDC, the Development Plan for such Licensed Product shall terminate upon such decision. Upon such determination by the JSC, the JSC shall remove such Named Compound or the relevant Named Indication(s) from Schedule 1.65 or 1.66, as applicable, pursuant to Section 4.1.2(e) at its next scheduled meeting (which in any event shall be no later than three (3) months after such determination) unless there is a Development Plan or Commercialization Plan for any Licensed Product with respect to such Named Compound or such Named Indication in effect at such time of such JSC determination or unless otherwise agreed to by the Parties.

5.3 Development Plans.

5.3.1 Development Plan for Initial Named Compounds. The initial Development Plan for ADL 5859 and ADL 5747 is attached hereto as Schedule 1.36. The Parties agree and acknowledge that the initial Development Plan for Licensed Products containing ADL 5747 as attached hereto only specifies activities to complete Development though Phase 2a Studies. It is the understanding of the Parties that the Development Plan for ADL 5747, in the absence of ADL 5859, will be consistent with the initial Development Plan as attached for ADL 5859. It is the intent of the Parties to update the ADL 5747 Development Plan to include Phase 2b Studies and Phase 3 Studies, as the JDC determines, based on the results from the Phase 2a Studies and any Phase 2b Studies demonstrating that ADL 5747 is sufficiently differentiated in a commercially meaningful manner from ADL 5859 such that continued Development of ADL 5747 in the applicable Studies is appropriate.

5.3.2 Development Plans for New Collaboration Compounds or Additional Indications. When a New Collaboration Compound is added to the Collaboration pursuant to Section 3.2, or an additional indication is added to the Collaboration pursuant to Section 3.3 above, the applicable proposed development plan shall be adopted as the initial Development Plan for the Development of a Licensed Product containing such New Collaboration Compound or a Licensed Product for the additional indication through filing of an MAA for such Licensed Product.

5.3.3 Scope of Development Plan. The Development Plan for each Licensed Product shall specify the Named Compound contained in such Licensed Product and the Named Indication of such Licensed Product and shall, at minimum, set forth the specific Development activities for which each Party will be responsible, timelines for which each Party shall be responsible, and the estimated number of patients to be enrolled in each Clinical Study and the estimated duration of each Clinical Study.

5.3.4 Updates to the Development Plan. Beginning with the first full Calendar Year after the Effective Date, on an as-needed basis but in no event less frequently than once-per Calendar Year in accordance with Pfizer’s operating plan calendar for its other pharmaceutical products (and in no event later than November 1 of each such Calendar Year), Pfizer shall prepare and submit for review by the Joint Development Committee, and approval by the JSC, proposed updates and amendments to the then-existing Development Plan and prepare the Development Plan for each Licensed Product for the immediately subsequent Calendar Year.

5.4 Implementation of Development Plan. In implementing a Development Plan, each Party shall keep its Alliance Manager sufficiently informed so as to enable such individuals to liaise with the Joint Development Committee to resolve any questions regarding such Party’s implementation of the Development Plan and to communicate to the Joint Development Committee timely suggestions for improving the Development Plan. In connection with the preparation and implementation of the Development Plan, Adolor and Pfizer shall make available to the Joint Development Committee any material information then in their possession pertaining to the Named Compounds or Licensed Products useful for such Development activities.

5.5 Development Budget and Funding.

5.5.1 Development Budgets. The proposed budget on an annual basis for Developing each Licensed Product through filing of an NDA shall be set forth in, or in a separate document prepared in conjunction with, the Development Plan for such Licensed Product. Such proposed Development budget shall be the amount estimated to fund all projected Development activities set forth in the Development Plan for such Licensed Product.

5.5.2 Cost Sharing Opt Outs. Commencing on the Effective Date, up to and including the date on which Adolor delivers an Opt Out Notice, Pfizer shall bear sixty percent (60%) of the Net Profit/Net Loss and Adolor shall bear forty percent (40%) of the Net Profit/Net Loss. Adolor shall, however, have the following options:

(a) an option exercisable no later than the later of (x) ** prior to the date set forth in the then-current Development Plan for enrollment of the first patient in the first ** for such Licensed Product or (y) ** after Adolor’s receipt of all the information specified in Section 5.5.2(a)(i) from Pfizer (the “Initial Cost Sharing Opt Out”), as provided below:

(i) Promptly upon Adolor’s request and no less than ** prior to the date set forth in the then-current Development Plan for enrollment of the first patient in the first ** for such Licensed Product, Pfizer shall prepare and provide to Adolor (to the extent not previously provided): (x) the results of all studies with respect to such Licensed Product, (y) an updated Development Plan for the Licensed Product, including an updated budget therefor, and (z) in any case, such other reasonably available information relating to assessment of risk, commercial opportunity, probability of regulatory and technical success, manufacturing information, potential Third Party royalties, as Adolor may reasonably request in connection with its decision whether to exercise the Initial Cost Sharing Opt Out.

(ii) At any time on or before the date which is ** after receipt of all the information specified in Section 5.5.2(a)(i) with respect to such Licensed Product, Adolor may exercise the Initial Cost Sharing Opt Out with respect to such Licensed Product by delivering to Pfizer written notice of such exercise, which shall become effective upon receipt.

(b) if Adolor does not exercise the Initial Cost Sharing Opt Out, an option exercisable no later than the later of (x) ** after ** for such Licensed Product or (y) ** after Adolor’s receipt of all the information specified in Section 5.5.2(b)(i) from Pfizer (the “Second Cost Sharing Opt Out”), as described below:

(i) Promptly upon Adolor’s request and no less than ** prior to the ** for such Licensed Product, Pfizer shall prepare and provide to Adolor (to the extent not previously provided) (w) the results of ** with respect to such Licensed Product, (x) the ** for the Licensed Product, including a budget set forth therein, (y) all reasonably available information relating to the assessment of the commercial opportunities of such Licensed Product and (z) in any case, such other reasonably available information relating to assessment of risk, commercial opportunity, probability of regulatory and technical success, manufacturing information, potential Third Party royalties, as Adolor may reasonably request in connection with its decision whether to exercise the Second Cost Sharing Opt Out.

(ii) At any time on or before the date which is sixty (60) days after receipt of all the information specified in Section 5.5.2(b)(i) with respect to such Licensed Product, Adolor may exercise the Second Cost Sharing Opt Out with respect to such Licensed Product by delivering to Pfizer written notice of such exercise, which shall become effective upon receipt.

(c) if Adolor does not exercise the Initial Cost Sharing Opt Out or the Second Cost Sharing Opt Out, an option exercisable no later than each April 1 commencing in the first full Calendar Year after ** for the applicable Licensed Product (the “Annual Cost Sharing Opt Out”). At least ** prior to April 1 of each such Calendar Year, Pfizer shall provide to Adolor, at Adolor’s reasonable request, the then-current Commercialization Plan for the Licensed Product, including a budget set forth therein, and all reasonably available information not previously made available to Adolor relating to the assessment of the commercial opportunities of such Licensed Product.

If Adolor exercises the Initial Cost Sharing Opt Out, the Second Cost Sharing Opt Out, or an Annual Cost Sharing Opt Out with respect to a Licensed Product, Pfizer shall bear one hundred percent (100%) of all Out-of-Pocket Costs and Expenses with respect to the Development and Commercialization of such Licensed Product from and after the date of written notice of Adolor’s exercise of the option (the “Opt Out Notice”) and Adolor shall no longer share Net Profit/Net Loss with respect to such Licensed Product but shall be entitled to receive royalty payments on Net Sales in the United States pursuant to Section 7.4.2.

5.6 Access to Records and Facilities. Each Party shall maintain scientific records, in sufficient detail and in good scientific manner appropriate for obtaining Patent Rights and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of Development under this Agreement by such Party. A Party shall be entitled, no more than one (1) time in each Calendar Year during the Term, and for no more than two (2) consecutive Business Days, for so long as a Licensed Product is under Development, to have access during regular business hours and upon reasonable advance notice, at such Party’s own expense, to the other Party’s and its Affiliates’ records and facilities relating to the Development of Named Compounds and Licensed Products for the purpose of monitoring compliance with all applicable Laws and other applicable regulatory requirements; provided that such Party shall minimize disruption to the other Party’s business. In all Third Party agreements entered into after the Effective Date involving the Development of pre-clinical or clinical data for any Licensed Product, Pfizer and Adolor shall require that the Third Parties thereto provide each Party with access to all such data, to the extent that such Party requires access to such data in order to comply with Law or to perform its obligations under this Agreement.

ARTICLE 6 COMMERCIALIZATION AND CO-PROMOTE OPTION

6.1 Commercialization. Pfizer shall be solely responsible for all Commercialization activities relating to the Licensed Products, subject only to Adolor’s option to Co-Promote Licensed Products pursuant to Section 6.4, and for determining pricing and other terms of sale for the Licensed Product in all Countries in the Territory. Pfizer shall use Commercially Reasonable Efforts in accordance with the applicable Commercialization Plan, including the timelines and budget set forth therein, to (a) achieve First Commercial Sale of a Licensed Product as soon as practicable following issuance of a Marketing Authorization (and Price Approval where applicable) of such Licensed Product in the applicable Major Market Country, and (b) Commercialize such Licensed Product in each Country in which a Marketing Authorization (and Price Approval where applicable) for such Licensed Product is obtained.

6.2 Commercialization Plan.

6.2.1 Preparation and Updating of Commercialization Plans. Commencing at least ** prior to the projected First Commercial Sale of a Licensed Product in the U.S., Pfizer shall commence preparing an initial Commercialization plan for such Licensed Product (the “Initial Commercialization Plan”). Thereafter, Pfizer shall update the Commercialization plan for the U.S. for such Licensed Product (the “Commercialization Plan”) at least once per Calendar Year in accordance with Pfizer’s U.S. operating plan calendar for its other pharmaceutical products. If Adolor did not exercise an Opt Out and the Parties share the Net Profit/Net Loss pursuant to Section 7.4.1, the Initial Commercialization Plan, any subsequent Commercialization Plan, and any proposed updates or amendments to either of the foregoing, shall be submitted to the USCC for review and approval, which approval shall occur no later than thirty (30) days prior to the beginning of the immediately succeeding Calendar Year. If Adolor has exercised the Opt Out and is entitled to receive royalty payments for Net Sales in the U.S. pursuant to Section 7.4.2, Adolor may, through its representatives on the USCC, propose to Pfizer revisions to the Initial Commercialization Plan, any subsequent Commercialization Plan, and any proposed updates or amendments to either of the foregoing that Adolor reasonably believes are appropriate, and Pfizer shall consider any such proposed revisions in good faith, but such Initial Commercialization Plan or Commercialization Plan, as the case may be, shall not require approval of the USCC.

6.2.2 Contents of Commercialization Plan. Each Commercialization Plan shall encompass at least ** post-First Commercial Sale Calendar Years and shall contain at a minimum, in each case solely with respect to the U.S.:

(a) a target product profile for the Licensed Product;

(b) market research and strategy, including market size, dynamics, growth, customer segmentation, competitive analysis and Licensed Product positioning;

(c) annual sales forecasts;

(d) advertising and promotion programs and strategies;

(e) sales plans and activities, including sales force allocations;

(f) development of appropriate sales training materials, sales force training and strategy and budget for Samples;

(g) Phase 4 Studies to be conducted;

(h) identification of the targeted number of Details to be performed (the “Detail Requirements”) to support the Licensed Product, including a plan for the number of Sales Representatives and Details to be provided by Pfizer, and, in the event Adolor exercises the Co-Promote Option in the period covered by such Commercialization Plan, by Adolor; and

(i) the Target Audience to receive such Details.

6.2.3 Budget for Commercialization Expenses. In addition to the items enumerated in Section 6.2.2, if the Parties are sharing Net Profit/Net Loss, each Commercialization Plan shall set forth (a) the total budget on an annual basis for Commercialization activities set forth in the Commercialization Plan; and (b) pricing strategies specifically relating to the Licensed Product.

6.3 Trademarks. Pfizer shall have the right in each Country in the Territory to brand the Licensed Product using Pfizer trademarks and trade names and any other trademarks and trade names it determines appropriate for the Licensed Product, which may vary by Country or within a Country (“Product Marks”). Pfizer shall own all rights in the Product Marks in all Countries in the Territory and may register and maintain the Product Marks in the Countries and regions it determines reasonably necessary.

6.4 Co-Promote Option. Adolor shall have an option (the “Co-Promote Option”) on a Licensed Product-by-Licensed Product basis to Detail such Licensed Product to mutually-agreed upon physicians (“Adolor Targets”) in the United States. If the Parties are unable to agree upon the Adolor Targets for a specific Calendar Year, and such dispute is not resolved by the USCC pursuant to Section 4.3.6, or otherwise pursuant to the procedures set forth in Section 4.1.4, then the Pfizer Executive shall not have the final decision-making authority with respect to establishing such Adolor Targets; provided, however, that no less than ** of Adolor’s Detail Requirement for such Calendar Year shall be delivered to the physicians included in the Target Audience. Any Details to physicians who are not members of the Target Audience in excess of ** of Adolor’s Detail Requirement for such Calendar Year shall not count as Details when determining whether Adolor is a Shortfall Party under Section 6.11.4. Adolor shall notify Pfizer no later than ** after the ** for a Licensed Product whether Adolor wishes to exercise its Co-Promote Option in regard to such Licensed Product. If Adolor does not exercise its ** Co-Promote Option within such ** period after the **, Adolor shall **. In the event that Adolor exercises the ** Co-Promote Option:

6.4.1 Any Detailing by Adolor of the Licensed Product shall be for a minimum ** period and a maximum ** period, commencing on (a) the date of First Commercial Sale of the Licensed Product in the United States, if Adolor exercises the ** Co-Promote Option, or (b) a date twelve (12) months after Adolor’s notice is provided pursuant to Section 6.4 or a date mutually-agreed upon by the Parties, if Adolor exercises the ** Co-Promote Option. Adolor shall have the right to terminate Detailing of the Licensed Product upon ** prior written notice, such notice not to be effective prior to the ** anniversary of the date on which Adolor commenced Detailing such Licensed Product. Adolor’s rights to Detail a Licensed Product hereunder shall terminate at the end of such ** period;

6.4.2 Within forty-five (45) days after Adolor’s exercise of a Co-Promote Option, the Parties shall mutually agree on the number of Adolor Sales Representatives required to Detail such Licensed Product;

6.4.3 Detail Requirements to be delivered by Adolor Sales Representatives in a given Calendar Year shall be set forth in the Commercialization Plan; provided, however, that Adolor shall not be required to deliver more than ** of the total Detail Requirements for a Licensed Product in the U.S. in any Calendar Year; and

6.4.4 Adolor shall have hired the agreed upon number of Sales Representatives on or prior to the date that is ** prior to the anticipated commencement of Adolor Detailing.

6.5 Commercialization Plan. Within sixty (60) days after Adolor’s exercise of a Co-Promote Option, the USCC shall review and amend, as appropriate, the Commercialization Plan to take into account Adolor’s Detailing in the U.S. for such Licensed Product.

6.6 Cooperation and Coordination.

6.6.1 The Parties shall cooperate in Co-Promoting the Licensed Product(s) with respect to scheduling and geographical allocation in accordance with the Commercialization Plan.

6.6.2 If at any time that Adolor is Detailing a Licensed Product during the Term, Adolor believes that such Licensed Product would benefit from Details to physicians who are not then being Detailed under the current Commercialization Plan, Adolor may propose to the USCC that Adolor provide Details to such physicians. If the USCC agrees that Adolor may deliver such Details, then Adolor may perform such Details with a mutually agreed upon number of appropriately trained Adolor Sales Representatives in accordance with a Detailing plan determined by the USCC, and in a manner consistent with the then-current Commercialization Plan approved by the USCC, and such physicians shall be deemed Adolor Targets hereunder.

6.7 Sales Representatives; Training.

6.7.1 Adolor’s right to Detail the Licensed Product shall be contingent upon Adolor’s employment of (a) Sales Representatives who at the time of employment by Adolor have not less than three (3) years of branded, single-source prescription pharmaceutical sales experience in the United States (collectively, the “Adolor Sales Representatives”), (b) at least one (1) full-time sales manager for every ten (10) Adolor Sales Representatives to manage and monitor the Adolor Sales Representatives, with each such sales manager having at the time of employment by Adolor not less than two (2) years of experience in supervising pharmaceutical sales representatives, and (c) at least two (2) sales force trainers who at the time of employment by Adolor have not less than two (2) years of experience in adult training and platform and facilitator skills in the pharmaceutical industry, which may include part-time experience (the “Adolor Sales Force Trainers,” and, together with the Adolor Sales Representatives and the Adolor sales manager(s), collectively, the “Adolor Sales Force”).

6.7.2 Each member of the Adolor Sales Force Detailing the Licensed Product shall have successfully completed Pfizer’s product training for the Licensed Product (the

“Training Program”) (either as provided by Pfizer or by one (1) of the Adolor Sales Force Trainers who has received training by Pfizer or another Adolor Sales Force Trainer) prior to conducting any Details of the Licensed Product. A member of the Adolor Sales Force shall have successfully completed the Training Program if he or she has received at least as high a grade on all quizzes and exams that make up the Training Program as Pfizer requires of its own Sales Representatives at the time such Training Program is conducted. Each member of the Adolor Sales Force may take a quiz or exam that makes up the Training Program three (3) times. If after the third (3rd) time such individual has not received at least as high a grade on such quiz or exam as Pfizer requires of its own Sales Representatives at the time, under no circumstances can such individual Detail the Licensed Product. For the avoidance of doubt, unless Pfizer’s prior consent has been obtained, no member of the Adolor Sales Force may promote the Licensed Product or discuss disease concepts with any medical professional, until after both (a) the First Commercial Sale of the Licensed Product in the United States and (b) he or she has successfully completed the Training Program. After Adolor has exercised a Co-Promote Option, Pfizer shall provide product training for the Licensed Product to the Adolor Sales Representatives. Pfizer shall only conduct one (1) Training Program, for Adolor personnel. The location and duration of such one (1) Training Program shall be determined in accordance with the Commercialization Plan unless otherwise agreed upon by the Parties. Pfizer shall not be obligated to provide any training for any Adolor personnel who do not attend such Training Program, other than as expressly set forth in this Section 6.7.2. On an as-needed basis, Pfizer shall provide ongoing training relating to the Licensed Product for the Adolor Sales Force Trainers who will train any additional or replacement Adolor Sales Representatives to the same standard as the Adolor Sales Representatives trained by Pfizer. All travel and lodging and other expenses for the Adolor Sales Force to attend the Training Program will be paid by Adolor. In addition, Adolor will reimburse Pfizer for Pfizer’s Out-of-Pocket Costs and Expenses related to the Adolor personnel attending the Training Program. Except as provided in this Section 6.7.2, the implementation of all ongoing training programs for the Adolor Sales Force will be the responsibility of Adolor and at its sole expense. In any event, Adolor shall be responsible, at its sole expense, for training the Adolor Sales Force on general business and regulatory topics, including, without limitation, general sales training, computer training, call management training, Adolor car policy, expense reporting and human resources policies.

6.7.3 Adolor shall have sole responsibility for all costs and expenses in connection with the Adolor Sales Force, including, without limitation, salaries, travel expenses and other expenses, providing benefits, deducting federal, state and local payroll taxes, FICA contributions, FUI, DUI and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Law to be made on behalf of employees. Nothing in this Agreement shall be construed to conclude that any member of the Adolor Sales Force or any other agents or employees of Adolor are agents or employees of Pfizer or subject to Pfizer’s direction and control. Adolor shall have sole authority over the terms and conditions of the Adolor Sales Force employment, including their selection, management and discharge.

6.7.4 Pfizer shall provide to Adolor, without expense to Adolor, reasonable quantities of training materials adequate to train the Adolor Sales Force for Detailing the Licensed Product. On an as-needed basis, Pfizer shall update the training materials used by the Adolor Sales Force Trainers and provide to Adolor, without expense to Adolor, reasonable quantities of the updated materials. Pfizer shall own all rights to all training materials so provided, including all copyrights thereto. In training the Adolor Sales Representatives to Detail a Licensed Product, the Adolor Sales Force Trainers may only use the training materials provided by Pfizer. Pfizer shall have the right to review all general training or non-Licensed Product-specific materials that are used by the Adolor Sales Force Trainers to train any Adolor Sales Representative who will be Detailing the Licensed Product.

6.8 Use of Promotional Materials in Co-Promotion. The Adolor Sales Force will only utilize Promotional Materials and only conduct promotional activities for the Licensed Product that, in each case, have been approved by Pfizer. All Detailing activities conducted by the Adolor Sales Representatives shall be consistent with the Promotional Materials so approved. Pfizer shall own all rights to all Promotional Materials, including all copyrights thereto. All Promotional Materials to be used by the Adolor Sales Representatives to Detail the Licensed Product will be supplied by Pfizer at no cost to Adolor.

6.9 Samples. Pfizer shall provide Adolor with Samples of Licensed Products as required in the Commercialization Plan at no cost to Adolor. Samples shall be allocated fairly between the Pfizer Sales Representatives and Adolor Sales Representatives based upon the number of Details to be performed by each Party’s Sales Representatives and the prescribing potential of the Target Audience assigned to the Sales Representatives of each Party as set forth in the Commercialization Plan. Pfizer shall ship such Samples to a central location in the U.S. designated by Adolor. Each Party shall maintain written procedures to ensure that such Party and all of its distribution facilities and Sales Representatives comply with all requirements of applicable Laws (including the PDMA).

6.10 Contract Sales Forces. Adolor may not use any contract sales force to Detail a Licensed Product in the U.S. absent the prior written consent of Pfizer, which shall not be unreasonably withheld, conditioned or delayed.

6.11 Compensation for Adolor’s Co-Promotion Activities; Detail Reports.

6.11.1 Compensation for Detailing Activities. If Adolor is receiving royalty payments on Net Sales in the United States pursuant to Section 7.4.2 and not sharing Net Profit/Net Loss, Pfizer shall reimburse Adolor for all of its Sales Expenses pursuant to Section 7.9.7.

6.11.2 Reports. Each Party shall maintain an adequate internal system (and necessary records) for the reporting of Details by its Sales Representatives in the U.S. Within thirty (30) days following the end of each Calendar Quarter, if Adolor has exercised a Co-Promote Option, Adolor shall, and, if the Parties are sharing Net Profit/Net Loss, Pfizer shall, provide the USCC with a report setting forth, in such detail and form as the USCC shall reasonably require (the “Internal Detailing Report”), based upon each Party’s internal Call reporting and Detailing auditing system, the total number of Details actually performed by such

Party, in the United States, segmented by physician specialty of the Target Audience, during the immediately preceding Calendar Quarter.

6.11.3 Records and Audits Pertaining to Details. Both Parties shall keep accurate and complete records of Details carried out by its Sales Representatives under this Agreement. If within one hundred twenty (120) days after receipt of the Detail report set forth in Section 6.11.2 delivered following the end of each respective Calendar Year, a Party wishes to verify the number of Details of the Party providing such report (the “Detail Reporting Party”), the Detail Reporting Party shall make its records available for inspection and review by an independent accountant that is recognized as having expertise in the pharmaceutical industry, selected by the Party wishing to verify the other Party’s number of Details (as to which firm the other Party has no reasonable objection) for the purpose of so verifying the number of Details performed by such Party. All costs and expenses incurred in connection with any such verification shall be paid by the Party requesting such verification, provided, that the Detail Reporting Party shall pay such costs and expenses if the number of Details determined by the independent accountant is at least ten percent (10%) lower than the number of Details reported by the Detail Reporting Party under Section 6.11.2 for such Calendar Year. Such independent accountant shall not reveal to the Party seeking verification the details of its review, except for such information as is required to be disclosed under this Agreement or to determine compliance with this Agreement. Such independent accountant must agree to be subject to confidentiality obligations consistent with the provisions of ARTICLE 10. The independent accountant shall deliver its report to each Party within thirty (30) days after receipt of all relevant materials from the Detail Reporting Party. The report of the independent accountant shall be final and binding. For the avoidance of doubt, Adolor shall be entitled to verify the number of Pfizer Details pursuant to this Section 6.11.3 only if Adolor is receiving Net Profit/Net Loss in the United States.

6.11.4 Detail Shortfalls.

(a) If based on a Party’s Internal Detailing Report, or upon verification by the independent accountant pursuant to Section 6.11.3, it is determined at the end of the applicable Calendar Year that the Detail Reporting Party has failed to perform at least ** of its Detail Requirements as set forth in the Commercialization Plan at the beginning of the applicable Calendar Year, then such Detail Reporting Party shall be a “Shortfall Party.” If a Detail Reporting Party is a Shortfall Party, then within thirty (30) days after receipt of the applicable Internal Detailing Report or receipt of the independent accountant’s audit report, as the case may be, the Shortfall Party shall make payment to the other Party of an amount equal to **.

(b) In the event that Adolor fails to perform at least ** of its Detail Requirement for ** during the Term (a “Detail Shortfall Period”), then Pfizer shall have the right, in addition to the remedies provided for in Section 6.11.4(a), exercisable upon notice to Adolor given within sixty (60) days after the end of such Detail Shortfall Period (or within thirty (30) days after completion of any verification of Adolor’s Details pursuant to Section 6.11.3, if such verification has not been completed within thirty (30) days after the end of such Detail Shortfall Period), such notice to be effective sixty (60) days after the date of such notice to Adolor (or thirty (30) days after completion of any verification of Adolor’s Details for such Detail Shortfall Period requested by Pfizer, if later), to terminate Adolor’s right to Co-Promote the Licensed Product.

6.12 Conduct of Commercialization Activities. Pfizer, and Adolor in the event Adolor exercises its Co-Promote Option, shall use its respective Commercially Reasonable Efforts in Commercializing Licensed Products, and shall conduct all Commercialization activities in accordance with the applicable Commercialization Plan and this Agreement and in compliance with all applicable Laws and industry codes and standards. In addition, and without limiting the foregoing, Pfizer and Adolor, in the event Adolor exercises its Co-Promote Option, shall:

6.12.1 Statements About the Licensed Products. Train and instruct their respective Sales Representatives (a) to make only those statements and claims regarding the Licensed Products, including as to efficacy and safety, that are consistent with the Licensed Product labeling and accompanying inserts and the Promotional Materials and (b) not to make any untrue or misleading statements or comments about the Licensed Products, competitors or other products.

6.12.2 Maintenance of Records. Maintain records and otherwise establish procedures to ensure compliance with all applicable Laws and professional requirements that apply to the promotion and marketing of the Licensed Products.

6.12.3 Compliance with Law. Commercialize the Licensed Product in compliance with all applicable Laws and ensure that its Sales Representatives and sales managers are trained in and understand: (a) the FDA Guidance for Industry-Supported Scientific and Educational Activities; (b) the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; (c) the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers; (d) the Accreditation Council for Continuing Medical Education Standards for Commercial Support of Continuing Medical Education; (e) the American Medical Association Gifts to Physicians From Industry Guidelines; (f) the Pharmaceutical Marketing Research Group Guidelines on market research activities; (g) the Prescription Drug Marketing Act of 1987, as amended, and the rules, regulations and guidelines promulgated thereunder (the “PDMA”); (h) federal, state and local agencies and all payor “fraud and abuse” and consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti-Kickback Law (42 U.S.C. §§ 1320a-7b(b)) and the “Safe Harbor Regulations” which are found at 42 C.F.R. § 1001.952 et seq.); (i) the U.S. Foreign Corrupt Practices Act (and foreign equivalents); and, (j) to the extent not inconsistent with the foregoing, Pfizer’s healthcare law policies communicated in writing to Adolor and the Adolor Sales Force. Without limiting the foregoing, neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, would violate any settlement or judgment to which it may be subject from time to time, including, in the case of Pfizer, the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Pfizer Inc. effective May 11th, 2004, which can be found at: http://www.oig.hhs.gov/fraud/cia/agreements/pfizer_5_11_2004.pdf.

6.12.4 Medical and Scientific Affairs. Pfizer shall be solely responsible for the execution of medical and scientific affairs and programs, including professional symposia and other educational activities, and medical affairs studies based upon protocols approved by the USCC. Pfizer shall have the exclusive right to respond to all questions or requests for information about the Licensed Products made by any medical professionals or any other Person that (a) if such questions or requests are directed to a member of the Adolor Sales Force, warrant a response beyond the understanding or knowledge of such Adolor Sales Force member or (b) are beyond the scope of the Product labeling and accompanying inserts ((a) and (b), collectively, “Medical Information Requests”). Adolor shall promptly (with a target of no more than two (2) Business Days after receipt) communicate to Pfizer, as directed by Pfizer, all Medical Information Requests received by any Adolor employees or consultants, including any member of the Adolor Sales Force.

6.13 Termination of Co-Promote. If Adolor shall fail to comply with any of its material commitments or obligations relating to Detailing and Co-Promotion of a Licensed Product, then Pfizer shall have the right to terminate Adolor’s rights to Detail the Licensed Product upon thirty (30) days’ prior written notice, which breach is not cured within sixty (60) days after the receipt of such written notice. Upon thirty (30) days’ prior written notice, if there is a Change of Control of Adolor, Pfizer shall have the right to terminate Adolor’s rights to Detail the Licensed Product. Such right of termination, in addition to Pfizer’s rights under Section 6.11.4(a), shall be Pfizer’s sole and exclusive remedy for such breach pursuant to this Section 6.13 or Section 6.11.4(b).

6.14 Discontinuation of Commercialization. If the JSC determines to discontinue Commercializing a Licensed Product upon recommendation by the USCC the Commercialization Plan for such Licensed Product shall terminate upon such decision. Upon such determination by the JSC, the JSC shall remove such Named Compound or the relevant Named Indication(s) from Schedule 1.65 or 1.66, as applicable, pursuant to Section 4.1.2(e) at its next scheduled meeting (which in any event shall be no longer than three (3) months) unless there is a Development Plan or Commercialization Plan for any Licensed Product with respect to such Named Compound or such Named Indication in effect at such time of determination or unless otherwise agreed to by the Parties.

ARTICLE 7 FINANCIAL PROVISIONS

7.1 Upfront Payment. In consideration of Adolor’s research and development costs incurred in the past and the licenses granted by Adolor to Pfizer under Adolor Patent Rights and the Adolor Know-How under this Agreement, within ten (10) days after the Effective Date, Pfizer shall pay to Adolor a non-creditable, non-refundable amount of thirty million United States Dollars (US $30,000,000) pursuant to the invoice attached hereto as Schedule 7.1.

7.2 Reimbursement of Prior Development Costs for Phase 2a Studies. Within ten (10) days after the Effective Date, Pfizer shall pay to Adolor sixty percent (60%) of the Development Costs incurred by Adolor in conducting Phase 2a Studies for ADL 5859 prior to the Effective Date pursuant to the invoice attached hereto as Schedule 7.2.

7.3 Milestone Payments.

7.3.1 In further consideration of the licenses granted by Adolor to Pfizer under Adolor Patent Rights and the Adolor Know-How under this Agreement and in partial consideration for the Development activities to be undertaken by Adolor, Pfizer shall also pay to Adolor the amounts upon achievement of each such milestone, as set forth below in Section 7.3.2 (each, a “Development Milestone”); provided that the payment for each Development Milestone shall be made only once for each applicable Licensed Product to reach such Development Milestone, and no payment shall be owed for a Development Milestone that is not reached. As set forth in the table in Section 7.3.2 a Development Milestone shall be deemed to have been achieved if a subsequent Development Milestone has been achieved. For example purposes only, if a patient is enrolled in a ** for a Licensed Product, but no patient was enrolled in a ** for such Licensed Product, then such Licensed Product shall be deemed to have achieved both Development Milestone (a) and Development Milestone (b), and the corresponding payment obligations, if any, for such Licensed Product shall be triggered.

7.3.2 Upon achievement of a Development Milestone, Pfizer shall promptly, but in no event more than ten (10) days after the achievement of each such Development Milestone, notify Adolor in writing of such achievement. For each Development Milestones achieved, Pfizer shall promptly, but in no event more than thirty (30) days after the achievement of such Development Milestone, remit payment to Adolor for such Development Milestone. For the avoidance of doubt, each Milestone Payment described below may be paid only once during the Term regardless of the number of Named Compounds or Licensed Products that achieve the corresponding Milestone Event.

Development Milestone	Milestone Payment
	Payment for First Licensed Product Containing Any Named Compound	Payment for Second Licensed Product Containing Any Different Named Compound
(a) the first to occur of: (x) commencement of the first Phase 2b Study ** or (y) **	$**	$**
(b) **	$**	$**
(c) **	$**	$**
(d) **	$**	$**
(e) **	$**	$**
(f) **	$**	$**

For the purposes of this Section 7.3.2 First Commercial Sale in a ** shall be deemed to have occurred no later than twelve (12) months after the first shipment of a Licensed Product sold to a Third Party by Pfizer or Pfizer’s sublicensees in such **.

For the avoidance of doubt, with respect to each Development Milestone event described in the first column of the table above, the milestone payment shall be paid with respect to each of the first and the second Licensed Products achieving such Development Milestone during the Term, provided that each such Licensed Product contains a different Named Compound, notwithstanding the fact that the first or second Licensed Product that achieves such Development Milestone might be different from the first or second Licensed Product achieving a different Development Milestone.

7.4 Sale of Licensed Products in the United States.

7.4.1 Net Profit/Net Loss Sharing of Licensed Products. On a Licensed Product-by-Licensed Product basis, for each Licensed Product with respect to which Adolor has not exercised an Opt Out, then for so long as Adolor does not exercise an Opt Out, the Parties shall share the Net Profit/Net Loss, and Adolor shall receive/pay forty percent (40%) and Pfizer shall receive/pay sixty percent (60%) of the Net Profit/Net Loss. If Adolor and Pfizer are sharing the Net Profit/Net Loss, then the Parties shall continue to do so until sale of the applicable Licensed Product in the U.S. ceases. For clarity, in the event that Adolor is sharing the Net Profit/Net Loss for a Licensed Product, Adolor shall not be entitled to receive any royalty on Net Sales of such Licensed Product in the U.S.

7.4.2 Conversion to Royalty. On a Licensed Product-by-Licensed Product basis, for each Licensed Product with respect to which Adolor exercises an Opt Out pursuant to Section 5.5.2, Adolor shall not be entitled to share the Net Profit/Net Loss pursuant to Section 7.4.1. Instead Pfizer shall, at the time of delivery of the Pfizer Report, make payments to Adolor on the Net Sales in the United States during the applicable Royalty Term at the royalty rate (which rate is based on whether Adolor exercises the Initial Cost Sharing Opt Out, the Second Cost Sharing Opt Out, or an Annual Sharing Opt Out), as set forth below:

Net Sales of All Applicable Licensed Products in the U.S. in a Pfizer Year	Royalty Rate
	Adolor Exercises Initial Cost Sharing Opt Out	Adolor Exercises Second Cost Sharing Opt Out or An Annual Cost Sharing Opt Out Prior to 12 Months After First Commercial Sale in the U.S.	Adolor Exercises An Annual Cost Sharing Opt Out 12 Months After First Commercial Sale in the U.S.
for the portion of annual Net Sales over $0 and up to $**	**	**	**
for the portion of annual Net Sales over $** and up to $**	**	**	**
for the portion of annual Net Sales over $** and up to $**	**	**	**
for the portion of annual Net Sales over $**	**	**	**

7.5 Payment of Royalties on Net Sales in the ROW. Pfizer shall, at the time of delivery of each Pfizer Report, make royalty payments to Adolor on Net Sales of each Licensed Product in the ROW during the applicable Royalty Term at the royalty rate set forth below:

Net Sales of All Applicable Licensed Products in the ROW in a Pfizer Year	Royalty Rate
for the portion of the annual Net Sales over $0 and up to $**	**
for the portion of the annual Net Sales over $** and up to $**	**
for the portion of the annual Net Sales over $**	**

7.6 Royalty Term. Pfizer’s obligation to pay royalties to Adolor on Net Sales of the Licensed Products pursuant to Section 7.4.2 or 7.5, as the case may be, shall commence on a Country-by-Country and Licensed Product-by-Licensed Product basis upon the First Commercial Sale of such Licensed Product in such Country and shall expire on a Country-by-Country basis on the latest of: (a) ** following the First Commercial Sale of such Licensed Product in such Country, (b) the expiration of any Regulatory Exclusivity, (c) the last to expire of any Valid Claim of any Adolor Patent Rights (including any Patent Term Extension) covering such Licensed Product in such Country, or (d) the presence in such Country of Generic Competition for ** Calendar Quarters.

7.7 Generic Competition; Third Party Royalty Payments.

7.7.1 Generic Competition. On a Licensed Product-by-Licensed Product basis:

(a) in the U.S., if (i) the last Valid Claim contained in any Adolor Patent Rights covering such Licensed Product in the U.S. expires (including expiration of the Patent Term Extension) or (ii) Generic Competition is present in the U.S. with respect to such Licensed Product, the royalty rate applicable to such Licensed Product under Section 7.4.2 shall be reduced by **, but subject to Section 7.7.4(a); provided that in the event any such Generic Competition is subsequently removed from the U.S. market such that no Generic Competition exists in a Pfizer Quarter and the royalty rate is not subject to reduction pursuant to subsection (i) above, then the royalty rate shall be reinstated such that no royalty reduction under this Section 7.7.1(a) shall be applied in such Pfizer Quarter; and

(b) in the ROW, on a Country-by-Country basis if Generic Competition is present in such Country with respect to such Licensed Product, the royalty rate applicable to such Licensed Product under Section 7.5 shall be reduced by **, but subject to Section 7.7.4(b); provided that in the event any such Generic Competition is subsequently removed from the market in such Country such that no Generic Competition exists in a Pfizer Quarter, then the royalty rate shall be reinstated such that no royalty reduction shall be applied in such Pfizer Quarter.

7.7.2 **. In the event that Adolor is obligated to make payments pursuant to the ** Agreement, Adolor shall be solely responsible for making such payments, provided, however, that if Adolor has not exercised an Opt Out and is entitled to share the Net Profit/Net Loss, all payments under the ** Agreement relating to the Commercialization of a Licensed Product in the U.S. ** shall be deemed Adolor Expenses and be included in the Net Profit/Net Loss calculation for such Licensed Product.

7.7.3 Third Party Royalty. If Pfizer determines, after consultation with Adolor, that, in order to practice the Adolor Patent Rights granted hereunder to Develop or Commercialize a Licensed Product in a Country, it is necessary to obtain a license from a Third Party and to pay a royalty for such Licensed Product in such Country, the responsibility for paying royalties to such Third Party shall be allocated as follows:

(a) If the patents licensed from such Third Party cover the composition of matter for a Named Compound or therapeutic use of the Named Compound for a Named Indication, or that cover all feasible methods to manufacture the Named Compound, then Pfizer may offset the amount of royalties payable by Pfizer to such Third Party under the license agreement with such Third Party against amounts Pfizer is obligated to pay Adolor under Section 7.4.2 for Net Sales of such Licensed Product in the United States, but in no event shall such offset reduce by greater than ** the royalties otherwise payable to Adolor for Net Sales of such Licensed Product for a particular Pfizer Quarter.

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(b) If Adolor has not exercised an Opt Out for such Licensed Product and is entitled to share Net Profit/Net Loss pursuant to Section 7.4.1, the royalties paid by Pfizer to such Third Party under the license agreement with such Third Party with respect to sales of such Licensed Product in the U.S. shall be deemed Pfizer Expenses and included in the Net Profit/Net Loss calculation for such Licensed Product.

7.7.4 Maximum Royalty Reduction. Notwithstanding anything herein to the contrary, in no event shall the reductions to royalties payable to Adolor for Net Sales of each Licensed Product in

(a) the United States pursuant to Sections 7.7.1 and/or 7.7.3 be greater than **; and

(b) each Country in the ROW pursuant to Section 7.7.1 be greater than **.

7.8 Notices of Termination. In the event that a Party has given the other Party any notice of termination of this Agreement under ARTICLE 14, no further payments under Section 7.3 shall become due following the earlier of (i) the effective date of such termination or (ii) ** after the date such notice is received.

7.9 Reports and Payments. With respect to a Licensed Product, the following provisions shall apply:

7.9.1 Intercompany Sales. Sales between or among Pfizer, its Affiliates or sublicensees shall not constitute Net Sales, and shall therefore not be included in the Net Sales royalty or the Net Profit/Net Loss calculations pursuant to Section 7.4 or 7.5.

7.9.2 Adolor Report. Within ten (10) days after the end of each Calendar Quarter, Adolor shall submit to Pfizer a written report (the “Adolor Report”) setting forth in reasonable detail the following costs and expenses incurred by Adolor in such Calendar Quarter (the “Adolor Expenses”):

(a) Development Costs;

(b) Adolor Patent Costs, specifying which Adolor Patent Costs relate to Adolor Patents Rights in the ROW and which Adolor Patent Costs relate to Adolor Patents Rights in the U.S.;

(c) Sales Expenses, if Adolor is Co-Promoting a Licensed Product in the U.S.;

(d) Marketing Expenses, if Adolor is Co-Promoting a Licensed Product in the U.S.; and

(e)**.

7.9.3 Pfizer Report for Net Profit/Net Loss Sharing. If the Parties are sharing Net Profit/Net Loss, then, within ** after the end of each Calendar Quarter, Pfizer shall submit to Adolor a written report (an “Estimated Pfizer Report”) setting forth an estimate of (i) Gross Sales, Net Sales and unit sales of such Licensed Product in the U.S. during the prior Pfizer Quarter and (ii) in reasonable detail, an estimate of the following costs and expenses incurred by Pfizer in such Pfizer Quarter (the “Pfizer Expenses”):

(a) Development Costs;

(b) Pfizer Patent Costs relating to Pfizer Patent Rights in the U.S.;

(c) Sales Expenses;

(d) Marketing Expenses;

(e) Cost of Goods;

(f) royalties, if any, paid by Pfizer to Third Parties for such Licensed Product sold in the U.S. in accordance with Section 7.7.3(b);

(g) Distribution Expenses; and

(h) a calculation of the Net Profit/Net Loss.

7.9.4 Final Pfizer Report. Within thirty (30) days after the end of each Calendar Quarter, Pfizer shall submit to Adolor a written report (the “Pfizer Report”) setting forth the amounts described in Section 7.9.3 and Section 7.9.6, as well as the calculation of the Net Profit/Net Loss for the applicable Pfizer Quarter.

7.9.5 Pfizer Payment/Invoice for Net Profit/Net Loss Sharing. If the Net Profit/Net Loss is a net loss, Pfizer shall invoice Adolor, at the time the Pfizer Report is delivered to Adolor, an amount such that Adolor will be bearing forty percent (40%) of such net loss, and Adolor shall make payment in full to Pfizer within fifteen (15) days after the date of such invoice. If the Net Profit/Net Loss is a net profit, Pfizer shall pay Adolor, within fifteen (15) days after the Pfizer Report is delivered to Adolor, an amount such that Adolor will receive forty percent (40%) of such net profit.

7.9.6 Pfizer Report Under Royalty Payment Arrangement. With respect to sales of a Licensed Product in the ROW, and if Adolor has exercised an Opt Out, in the U.S., within ** after the end of each Calendar Quarter Pfizer shall submit to Adolor an Estimated Pfizer Report, setting forth royalty payments for the U.S. and the ROW due Adolor, and in reasonable detail the following items during the preceding Pfizer Quarter:

(a) royalties, if any, paid by Pfizer to Third Parties for such Licensed Product sold in the U.S. in accordance with Section 7.7.3(a);

(b) Net Sales of such Licensed Product in the U.S., the applicable royalty rate(s) and royalty payment thereon (including calculation thereof); and

(c) Net Sales of such Licensed Product in the ROW, the applicable royalty rate(s) and royalty payment thereon.

7.9.7 Royalty Payment. At the same time the payment is (or would be) delivered to Adolor pursuant to Section 7.9.5, Pfizer shall make the royalty payments for the U.S. (in the event that an Opt Out has been exercised) and the ROW as set forth in such Pfizer Report and will also pay Adolor for (to the extent that such expenses have not been included in Net Profit/Net Loss) (a) Adolor’s Sales Expenses, if any, for the preceding Calendar Quarter, and (b) sixty percent (60%) of the Adolor Patent Costs incurred in the preceding Calendar Quarter; provided, Pfizer shall reimburse one hundred percent (100%) of Adolor Patent Costs for such Adolor Patent Rights that contain claims covering only Named Compounds or Licensed Products for Named Indications.

7.9.8 Delivery of Reports and Payments. If there is more than one Licensed Product, each Party shall deliver to the other Party its reports, invoices and payments which are due within the same timeframe with respect to all Licensed Products all at the same time.

7.10 GAAP. All financial terms and standards defined or used in this Agreement for sales or activities occurring pursuant to the terms of this Agreement shall be governed by and determined in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”).

7.11 Currencies. For the purposes of this Agreement, in calculating the Net Sales for any Licensed Product sold in a currency other than U.S. Dollars and calculating Development Costs or other Pfizer Expenses or Adolor Expenses under this Agreement incurred by a Party in a currency other than U.S. Dollars, such Net Sales, Development Costs, Pfizer Expenses or Adolor Expenses, if required to be reported or paid in U.S. Dollars hereunder, shall be converted into U.S. Dollars each Calendar Quarter in a manner consistent with the practices used by such Party from time to time in the preparation of its audited financial statements, provided that such practices use a widely accepted source of published exchange rates and are calculated in accordance with GAAP. Each Party shall, upon the other Party’s request, disclose to the other Party such Party’s practices for converting foreign currency into U.S. Dollars, and the JSC shall discuss and reconcile any material differences in the Parties’ currency conversion practices.

7.12 Manner of Payments. All sums due to either Party under this ARTICLE 7 shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as each of Pfizer and Adolor shall designate at least two (2) Business Days prior to such transfer.

7.13 Interest on Late Payments. If either Adolor or Pfizer shall fail to make a timely payment pursuant to this Agreement, any such payment that is not paid on or before the date such payment is due under this Agreement (“Due Date”) shall bear interest, to the extent permitted by applicable Law, (a) for the first thirty (30) days after the Due Date, at the thirty (30) day London Inter-Bank Offering Rate (LIBOR) for the United States Dollar as reported from time to time in The Wall Street Journal, New York edition, effective for the first date on which payment was delinquent (the “Thirty Day LIBOR Rate”) or, if such rate is not regularly published, as published in such source as the Joint Steering Committee agrees, (b) commencing on day thirty-one (31) after the Due Date and thereafter until day sixty (60) after the Due Date, at the Thirty Day LIBOR Rate plus two percent (2%); and (c) commencing on day sixty-one (61) after the Due Date and thereafter until such payment is made, at the Thirty Day LIBOR Rate plus four percent (4%). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

7.14 Tax Withholding; Value Added Tax.

7.14.1 Withholding. Except as specifically provided herein, in the event such withholding is required under the appropriate local tax laws by one (1) of the Parties (the “Withholding Party”) on account of monies payable to the other Party under this Agreement, such amounts shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement, and any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, such other Party. The Withholding Party shall use its best efforts to notify the other Party in advance of the withholding and shall secure and send to the other Party within a reasonable period of time proof of any such taxes paid or required to be withheld by the Withholding Party for the benefit of the other Party. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by either Party are reduced in amount to the fullest extent permitted by Law. No deduction shall be made, or a reduced amount shall be deducted, if the other Party furnishes a document from the appropriate tax Regulatory Authorities to the Withholding Party certifying that the payments are exempt from income taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation. In the event that withholding is required on a payment to a Party or its Affiliate under this Agreement that would not have been required but for an assignment or sublicense by the other Party or such other Party’s Affiliate, such payment will be grossed-up by the amount of the withholding if the non-assigning/non-sublicensing Party can demonstrate that the withholding will increase its overall current tax liability for the year at issue (after considering the application of any available foreign tax credit).

7.14.2 Value-Added Tax. The Parties do not anticipate that payments under this Agreement will be subject to a value added tax or similar tax (“VAT”) and the Parties agree to cooperate with one another and use best efforts to ensure that the VAT does not represent an unnecessary cost in respect of payments made under this Agreement. Except as specifically provided, it is understood and agreed between the Parties that (a) all amounts payable under this Agreement are exclusive of any VAT, which shall be added thereon as applicable and (b) where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the Country in which the VAT is chargeable. However, in the event that an assignment or sublicense or the choice of jurisdiction for performing any of its obligations hereunder by a Party (the “Responsible Party”) causes a

VAT that would not otherwise be applicable to apply to a payment under this Agreement, then the Parties agree that the Responsible Party shall bear the burden of the VAT. In such event, the payment with respect to which such VAT is owing shall be made in such a manner as to ensure that the Party other than the Responsible Party receives (or pays) a sum equal to the sum which it would have received (or paid) had such VAT not been due.

7.15 Financial Records; Audits. Each Party shall keep, and shall cause its Affiliates and sublicensees to keep, such accurate and complete records of Net Sales and its Third Party royalty payments, Patent Costs, Cost of Goods, Marketing Expenses and Development Costs as are necessary to determine the amounts due to Pfizer and Adolor under this Agreement. Such records shall be retained by each Party or any of its Affiliates or sublicensees (in such capacity, the “Recording Party”) for a period of no less than ** Calendar Years after the Calendar Year to which such records relate. During normal business hours and with reasonable advance notice to the Recording Party, such records shall be made available for inspection, review and audit, at the request and expense of the other Party (the “Auditing Party”), by an independent certified public accountant, or the local equivalent, appointed by such Auditing Party and reasonably acceptable to the Recording Party for the sole purpose of verifying the accuracy of the Recording Party’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed more than ** years after the payment or report to be audited has been issued or more than once per Calendar Year and such Auditing Party shall not be permitted to audit the same period of time more than once. Such accountants shall be instructed not to reveal to the Auditing Party the details of its review, except for: (a) such information as is required to be disclosed under this Agreement, and (b) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to the Auditing Party, and all such information shall be deemed Confidential Information of the Recording Party; provided, however, that in any event such information may be presented to the Auditing Party in a summary fashion as is necessary to report the accountants’ conclusions. All costs and expenses incurred in connection with performing any such audit shall be paid by the Auditing Party unless the audit discloses at least a five percent (5%) shortfall, in which case the Recording Party will bear the full cost of the audit for such Calendar Year. The Auditing Party will be entitled to recover any shortfall in payments due to it as determined by such audit, plus interest thereon calculated in accordance with Section 7.13, or alternatively shall have the right to offset and deduct any such shortfall in payments due to it against payments the Auditing Party is otherwise required to make to the Reporting Party under this Agreement. The Recording Party will be entitled to receive any overpayment made by it as determined by such audit by offsetting and deducting any such overpayment against payments the Recording Party is otherwise required to make to the Auditing Party under this Agreement. The documents from which the sums due under this ARTICLE 7 were calculated shall be retained by the relevant Party.

7.16 Right of Offset. Each Party hereby acknowledges and agrees that the other Party shall be entitled to offset, in part or in full, from time to time, any and all amounts owed to such Party under this Agreement, against any and all amounts due and unpaid by the other Party under this Agreement, unless such amounts are subject to an unresolved good faith payment dispute.

ARTICLE 8 REGULATORY MATTERS

8.1 General. Pfizer shall be the owner of and be responsible for obtaining and maintaining Regulatory Approvals in the U.S., subject to Adolor’s ownership of the INDs for ADL 5859 and ADL 5747 pursuant to Section 8.2, and in the ROW.

8.2 Transfer of INDs for the Initial Named Compounds. Adolor shall own and use its Commercially Reasonable Efforts to file and maintain the INDs for ADL 5859 and ADL 5747. Pfizer may, at any time commencing with database lock for the first Phase 2a Study included in the Development Plan for a Licensed Product, but shall in no event later than the enrolment by Pfizer of the first patient in a Phase 2b Study, provide Adolor with a written request for Adolor to transfer the IND for the Named Compound included in such Licensed Product. Promptly after receipt of such written request from Pfizer, Adolor shall transfer ownership of the applicable IND for such Named Compound to Pfizer; provided, that Pfizer shall grant Adolor a right of reference under such IND in the event Adolor is to conduct Clinical Studies pursuant to the Development Plan after such transfer.

8.3 Communications with Regulatory Authorities.

8.3.1 For so long as it is the owner of the IND for ADL 5859 or ADL 5747, Adolor, and after the transfer of the first such IND, Pfizer, shall provide the other Party with notice of all meetings, conferences, and discussions (including without limitation, Advisory Committee meetings or any other meeting of experts convened by the FDA concerning any topic relevant to the Licensed Products) scheduled with the FDA concerning any regulatory matters relating to the Licensed Products promptly after the scheduling of such meeting, conference, or discussion. The Party that does not, at the time of such meeting, own the IND for the Licensed Product that is the subject of such meeting shall be entitled to have one or more representatives, as appropriate under the circumstance, present at all such meetings. Adolor and Pfizer, through the JDC, shall use all reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions and on the objectives to be accomplished at such meetings, conferences and discussions and the agenda for the meetings, conferences and discussions with the FDA, and with respect to Advisory Committee meetings.

8.3.2 For so long as it is the owner of the IND for ADL 5859 or ADL 5747, Adolor will provide Pfizer with copies, which copies may be in draft form, of all material submissions to the FDA relating to a Licensed Product. Adolor will provide Pfizer with such copies sufficiently in advance of such planned submission to the FDA by Adolor, in order to allow Pfizer to provide comments to Adolor regarding such submission. Adolor shall consider Pfizer’s comments in good faith with respect to such submission. In addition, Adolor shall not make any submissions or other filings to Regulatory Authorities other than the FDA without the prior written consent of Pfizer. After the transfer of the first IND for a Licensed Product, Pfizer will provide Adolor with copies, which copies may be in draft form, of all material submissions to the FDA or the EMEA relating to a Licensed Product. Pfizer will provide Adolor with such copies sufficiently in advance of such planned submission to the FDA or the EMEA by Pfizer in order to permit Adolor to provide comments regarding such submission. Pfizer will consider Adolor’s comments in good faith with respect to such submission.

8.3.3 Each Party shall provide to the other Party, as soon as reasonably practicable but in no event more than two (2) Business Days after its receipt, copies of any material documents or other material correspondence received from the FDA or the EMEA pertaining to a Licensed Product.

8.4 Drug Safety. The Parties shall meet and agree upon a written plan for exchanging adverse event and other safety information relating to Licensed Products prior to Pfizer’s initiation of any clinical activity for the Licensed Product in the Territory. Such written plan shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with local regulatory requirements and all Laws.

8.5 Regulatory Information. Each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law applicable to the Licensed Products, including, but not limited to, Pfizer’s meeting its reporting and other obligations to maintain and update any Marketing Authorizations for the Licensed Products.

8.6 Recalls or Other Corrective Action. Pfizer shall promptly notify Adolor of any material actions to be taken by Pfizer with respect to any recall or market withdrawal or other corrective action related to the Licensed Products prior to such action, if reasonably practicable under the circumstances, to permit Adolor a reasonable opportunity to consult with Pfizer with respect thereto. All costs and expenses with respect to a recall, market withdrawal or other corrective action shall be borne by Pfizer, provided, however, that if the Parties are sharing the Net Profit/Net Loss, the Out-of-Pocket Costs and Expenses of any such recall in the U.S. shall be a Marketing Expense to the extent not resulting from or related to such Party’s breach of its obligations under this Agreement or its negligence or intentional misconduct. Notwithstanding the foregoing, Pfizer shall have sole responsibility for and shall make all decisions with respect to any recall, market withdrawals or any other corrective action related to the Licensed Products in any Country in the Territory.

ARTICLE 9 MANUFACTURING AND DISTRIBUTION

9.1 Distribution. Pfizer shall have title to all commercial inventory of the Licensed Product in the Territory and be responsible for manufacturing, distribution, invoicing, credit and collection for the Licensed Product in the Territory.

9.2 Manufacturing Transfer. Within sixty (60) days after the Effective Date, the JDC shall agree upon a manufacturing transfer plan, pursuant to which Adolor shall transfer to Pfizer the Adolor Know-How related to the manufacture of ADL 5859 and ADL 5747 and the Licensed Products containing such Named Compounds concluding with the amendment of the applicable IND allowing such manufacturing site change (the “Manufacturing Transfer”). During the Manufacturing Transfer, Adolor shall fully cooperate with and provide reasonable assistance to Pfizer or its designee, through documentation, consultation, training and face-to-face meetings, to enable Pfizer or its designee in an efficient and timely manner to transfer the Adolor Know-How and Adolor Confidential Information regarding the manufacture of the Named Compounds and/or Licensed Products. Pfizer shall be solely responsible, and shall reimburse Adolor for, all

Out-of-Pocket Costs and Expenses incurred by Adolor in connection with executing such Manufacturing Transfer to Pfizer.

9.3 Supply of Named Compounds and Licensed Products. Adolor shall continue to have manufactured and supplied the Named Compounds and the Licensed Products for Clinical Studies ongoing as of the Effective Date and additional Clinical Studies that are planned to commence prior to completion of the Manufacturing Transfer. The precise timing of the transition of supply responsibility from Adolor to Pfizer shall be discussed at the JDC and will be timed so as not to disrupt Development of the Named Compounds and Licensed Products. After such transition, Pfizer shall manufacture or have manufactured and supply one hundred percent (100%) of the requirements of Named Compounds and Licensed Products to the Parties. All manufacturing performed by or on behalf of either Party shall be performed in compliance with GMPs and any applicable Laws and Regulatory Authorizations. During the Term, and provided that Pfizer manufactures all or a portion of Named Compounds or Licensed Products in its own facilities, Pfizer shall dedicate a sufficient amount of its manufacturing capacity to the manufacture and supply of the Named Compounds and Licensed Products. In the event there is a shortage or anticipated shortage of such manufacturing capacity at the Pfizer facility at which Named Compounds or Licensed Products are being manufactured, Pfizer shall allocate an equitable percentage of its capacity to the Named Compounds and Licensed Products consistent with the overall forecasted requirements for the facility.

9.4 Manufacturing Cost Improvement. The JSCC and Pfizer shall use Commercially Reasonable Efforts to seek continuous improvements to the manufacturing technology to minimize and reduce the Cost of Goods.

9.5 Manufacturing Participation. In order to ensure that all manufacturing performed by or on behalf of either Party is being performed in compliance with GMPs, upon reasonable advance notice Pfizer, only during the timeframe when Pfizer is conducting Clinical Studies pursuant to a Development Plan and Adolor is supplying Named Compounds and Licensed Products pursuant to Section 9.3, and Adolor, only during the timeframe when Pfizer is manufacturing Named Compounds and Licensed Products and Adolor is conducting Clinical Studies pursuant to a Development Plan, shall have the right to audit the manufacture of Named Compounds and Licensed Products within the other Party’s facilities and/or such Party’s Third Party contract manufacturers, provided, however, that such right may be exercised no more than one (1) time per Calendar Year for up to ** Business Days, and provided further that such audit right may be exercised only when doing so would not, in the audited Party’s or its Third Party contract manufacturer’s sole reasonable discretion, unduly disrupt the manufacturing of Named Compounds or Licensed Products. Notwithstanding the foregoing and provided that the other Party has an IND or is performing Clinical Studies with respect to such Named Compound, in the event of significant manufacturing-related regulatory event regarding a Named Compound, Licensed Product, or that portion of a facility involved in the manufacture of a Named Compound or Licensed Product, the Party that is the subject (or whose Third Party contract manufacturer is the subject) of such regulatory event shall promptly provide the other Party with all material information regarding such regulatory event, and shall discuss with the other Party plans for remedying the issues raised by such regulatory event.

ARTICLE 10 CONFIDENTIAL INFORMATION; PUBLICATIONS AND PUBLICITY

10.1 Confidential Information.

10.1.1 Pfizer and Adolor each agree that during the Term and for the ** period following the expiration or termination hereof, it will keep confidential, and will cause its Affiliates to keep confidential all Adolor Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement; notwithstanding the foregoing, in the case of trade-secrets identified in writing by one Party to the other, the obligations of confidentiality shall continue until such information is no longer considered a trade secret. Pfizer and Adolor each agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of Adolor Confidential Information and/or Pfizer Confidential Information, as the case may be, as it would customarily take to preserve the confidentiality of its own confidential information, which in any event shall be no less than reasonable actions.

10.1.2 Neither Pfizer nor Adolor nor any of their respective Affiliates shall use the other Party’s Confidential Information, as the case may be, except as expressly permitted in this Agreement.

10.1.3 Pfizer and Adolor each agree that any disclosure (a) by Pfizer or any of its Affiliates of Adolor Confidential Information, or (b) by Adolor or any of its Affiliates of Pfizer Confidential Information shall be made subject to obligations of confidentiality at least as stringent as confidentiality obligations hereunder and only if and to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement or as otherwise required by Law. Except as permitted by this ARTICLE 10, Pfizer agrees not to disclose any Adolor Confidential Information and Adolor agrees not to disclose any Pfizer Confidential Information to any Third Parties, other than its directors, subcontractors, consultants, licensees and agents as permitted under this Section 10.1.3, under any circumstance without written permission from the other Party. Except as otherwise contemplated or required by this Agreement, Pfizer and Adolor each agree, upon the other’s request, to return all Adolor Confidential Information or Pfizer Confidential Information, as the case may be, disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following such request upon the termination of this Agreement, except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

10.1.4 Adolor and Pfizer each represent that all of its directors, officers, employees, and any subcontractors, consultants, investigators, licensees or agents of such Party who shall have access to Pfizer Confidential Information or Adolor Confidential Information are bound to maintain such information in confidence.

10.1.5 Notwithstanding anything to the contrary in this ARTICLE 10, Pfizer may disclose Adolor Confidential Information and Adolor may disclose Pfizer Confidential Information (a) to Governmental Authorities (i) to the extent reasonably necessary to obtain or maintain INDs or Regulatory Approvals for any Named Compound or Licensed Product, and (ii) in order to respond to inquiries, requests or investigations relating to this

Agreement; (b) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent reasonably necessary to Develop, register or Commercialize any Named Compound or Licensed Product; provided that Pfizer or Adolor, as the case may be, shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information; (c) in connection with filing or prosecuting Patent Rights as permitted by this Agreement; (d) in connection with prosecuting or defending litigation as permitted by this Agreement; (e) in connection with or included in scientific presentations and publications relating to Named Compounds or Licensed Products, including abstracts, posters, journal articles and the like, which presentations and publications are authorized pursuant to Section 10.2; and (f) to the extent reasonably necessary in order to exercise or enforce its rights under this Agreement. In addition, either Party may disclose any Confidential Information of the other Party as may be otherwise required or requested to be disclosed in compliance with applicable Laws or regulations or order by a court or other Governmental Authority having competent jurisdiction; provided, that if either Adolor or Pfizer is required to make any such disclosure of the Pfizer Confidential Information or the Adolor Confidential Information, respectively, such Party shall give reasonable advance notice (to the extent possible) to the other Party of such disclosure requirement and the Disclosing Party may in its discretion seek to secure confidential treatment of the Adolor Confidential Information or the Pfizer Confidential Information, as the case may be, requested or required to be disclosed.

10.2 Publications. Neither Party, nor any of its employees or contractors shall publish or present any information, including the results of any preclinical or clinical studies with respect to any Named Compound or Licensed Product without prior approval of the JDC or the other Party. In the event either Party reviews a proposed Third Party academic, scientific, medical or other publication or presentation with respect to any Named Compound or Licensed Product, such Party shall submit a copy of such publication or presentation to the other Party’s representatives on the JDC at least sixty (60) days in advance (or, if such Party has fewer than sixty (60) days to review a proposed Third Party publication or presentation, as soon as reasonably practicable) of such proposed publication or presentation being submitted to a publisher or other Third Party. In the event a Party or a Party’s employee proposes to publish or make a publication or presentation with respect to any Named Compound or Licensed Product, such Party shall submit a copy of such publication or presentation to the other Party at least sixty (60) days in advance of such proposed publication or presentation being submitted to a publisher or other Third Party. Nothing in this ARTICLE 10 shall be construed to (a) limit the right of Adolor’s or Pfizer’s clinical investigators to publish the results of their studies; or (b) prevent (i) either Party from complying with applicable Law with respect to the disclosure of Clinical Study data and results, or (ii) Pfizer from in any way complying with its Clinical Disclosure and Publication Policy, a copy of which will be provided to Adolor, on request, and shall constitute Pfizer Confidential Information.

10.3 Registration and Filing of This Agreement. If a Party determines that it is required by Law to publicly file, register or notify this Agreement with a Governmental Authority, such Party shall (a) initially file a redacted copy of this Agreement approved by both Parties (the “Redacted Agreement”), (b) request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a reasonable period, (c) permit the other Party to review and approve such request for confidential treatment and any subsequent correspondence with respect thereto at least five (5) Business Days prior to its submission to such Governmental Authority, (d) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (e) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, and (f) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, discuss such changes with the other Party and take the other Party’s comments into consideration when deciding whether to agree to such changes. Notwithstanding the foregoing, the Party who determines that it is required by Law to publicly file, register or notify this Agreement with a Governmental Authority shall have the final determination with respect to the redactions. Each Party shall be responsible for its own Out-of-Pocket Costs and Expenses in connection with any such filings, registrations or notifications.

10.4 Publicity. The public announcement of the execution of this Agreement is set forth on Schedule 10.4 attached hereto and shall be promptly disseminated following the execution of this Agreement by the Parties. In addition, the Parties may make public statements, including in analyst meetings, concerning the progress of the Named Compounds or Licensed Products consistent with the disclosures that the Parties make for their other pharmaceutical products under development; provided that each Party shall obtain the other Party’s prior consent before making such public statements, such consent not to be unreasonably delayed, withheld or conditioned. Each Party shall cooperate with the other Party with respect to review and comment on such public statements. Without limiting the immediately preceding sentence, each Party shall not, without the other Party’s prior consent, such consent not to be unreasonably delayed, withheld or conditioned, make any public statement (written or oral) concerning the terms of this Agreement or concerning any Named Compound or Licensed Product, except where such statement: (a) is required by Law, (b) is required to be contained in financial statements of the Parties prepared in accordance with GAAP, or (c) has been announced previously in accordance with Section 10.1.5 or this Section 10.4. In the case of any public statement (written or oral) pursuant to (a) or (b) above, the Parties shall give the other Party sufficient advance notice of the text of such statement so that the other Party will have the opportunity to comment upon the statement, and the Party issuing such statement shall give due consideration to any such comments in the final statement.

ARTICLE 11 REPRESENTATIONS AND WARRANTIES; COVENANTS

11.1 Mutual Representations and Warranties. Adolor and Pfizer each represents and warrants to the other as of the Effective Date that:

11.1.1 It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by such Party have been duly and validly authorized and approved by proper corporate action on the part of such Party, and it has taken all other action required by Law, its certificate of incorporation or by-laws, or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies.

11.1.2 The execution and delivery of this Agreement by such Party and the performance by such Party contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority, except for such violations that would not have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

11.1.3 Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires it to obtain any permits, authorizations or consents from any Governmental Authority (other than any regulatory approvals relating to the manufacture, use, importation or sale of any Named Compound or Licensed Product) or from any other person, firm or corporation, and such execution, delivery and performance will not result in the material breach of or give rise to any right of termination under any agreement or contract to which it is a party or to which it may be subject, except for those breaches or rights that would not adversely affect its ability to perform its obligations under this Agreement.

11.1.4 There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of such Party, threatened against it or any of its Affiliates relating to the transactions contemplated by this Agreement.

11.1.5 Its employees have executed agreements or have existing obligations under Law requiring assignment to such Party of all Improvements made by such individuals during the course of and as a result of their employment with such Party, and obligating such employees to maintain as confidential such Party’s Confidential Information.

11.2 Additional Pfizer Representations and Warranties. Pfizer further represents and warrants to Adolor as of the Effective Date that:

11.2.1 Neither it nor any of its Affiliates currently has in clinical development, or has, prior to the Effective Date, adopted a plan to initiate Clinical Studies for, a product containing any Delta Compound other than a Named Compound;

11.2.2 It has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Adolor Delta Compounds and has relied on such analysis and evaluations in deciding to enter into this Agreement; and

11.2.3 Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), Pfizer has made the good-faith determination that this transaction does not satisfy the size of the transaction test as defined under the HSR Act, and therefore, no filing is required under the HSR Act for this transaction.

11.3 Additional Adolor Representations and Warranties. For the following representations and warranties, the “Knowledge of Adolor” means the actual knowledge of the individuals named on Schedule 11.3. Adolor further represents and warrants to Pfizer as of the Effective Date that:

11.3.1 To the Knowledge of Adolor, (a) there is no reason why the claims that may issue from the patent applications set forth on Schedule 1.8 would not be valid and enforceable, and (b) no Third Party is infringing any patents encompassed within the Adolor Patent Rights relating to ADL 5859 or ADL 5747;

11.3.2 No Third Party has challenged or has threatened in writing to challenge the extent, validity or enforceability of the patents encompassed within the Adolor Patent Rights relating to ADL 5859 or ADL 5747 (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity), and to the Knowledge of Adolor, all application, registration, maintenance and renewal fees in respect of the Adolor Patent Rights have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of maintaining such Adolor Patent Rights have been filed;

11.3.3 To the Knowledge of Adolor, none of the research, development, making, having made, use, sale, offering for sale or importing of any Named Compound or Licensed Products by or on behalf of Adolor has infringed, is infringing or would infringe any issued patents of a Third Party, if and when issued, any claim within any published patent application of any Third Party. Neither Adolor nor any of its Affiliates have received any written notice or claim that the research, development, making, having made, use, sale, offering for sale or importing of any Named Compound or Licensed Product in the Territory infringed or infringes any patents of a Third Party;

11.3.4 Schedule 1.8 contains a complete and correct list of the Adolor Patent Rights (and indicating which entity Controls each patent and patent application and indicating which are owned and which are licensed);

11.3.5 Adolor Controls the Adolor Patent Rights, free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction, and neither Adolor nor any of its Affiliates has entered into any agreement (other than fee for services agreements or material transfer agreements entered into in the ordinary course of business to develop the Named Compounds or any research agreements for non-commercial purposes) granting any right, interest or claim in or to any Adolor Patent Rights to any Third Party (including any academic organization or agency);

11.3.6 None of the Adolor Patent Rights have been licensed, or otherwise made available (including pursuant to any immunity from suit arrangement) to Adolor or any of its Affiliates from a Third Party;

11.3.7 To the Knowledge of Adolor, Adolor has complied with all applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Adolor Patent Rights in the Territory;

11.3.8 Adolor has obtained assignment of the Adolor Patent Rights listed in Schedule 1.8, from the inventors named therein, and all such assignments of inventorship rights are valid and enforceable;

11.3.9 None of the rights of Adolor or its Affiliates under the Adolor Patent Rights were developed with federal funding from the United States government or any other Governmental Authority such that the United States government or other Governmental Authority has any march-in rights in or to any Adolor Patent Rights or such that Adolor or its Affiliates would be subject to any compulsory licensing requirements or any rights under 35 U.S.C. §§ 201-212;

11.3.10 Adolor has heretofore disclosed or made available to Pfizer all material scientific and technical information and all material information relating to safety and efficacy Known to it or its Affiliates with respect to the Named Compounds and the Licensed Products, and has made available to Pfizer complete and accurate copies of all material documentation and correspondence submitted to or received from any Regulatory Authority with respect to ADL 5859 and ADL 5747;

11.3.11 In the course of the Development of the Named Compounds and Licensed Products, Adolor has not used any employee or consultant that is debarred by any Regulatory Authority or who is or was to the Knowledge of Adolor the subject of debarment proceedings by any Regulatory Authority; and

11.3.12 All Development activities performed by Adolor, and to the Knowledge of Adolor performed on its behalf, relating to the Named Compounds have been conducted in material compliance with applicable Law, except where failure to so comply would not be reasonably expected to have a material adverse effect on Pfizer’s rights hereunder.

11.4 Covenants. Each Party hereby covenants and agrees during the Term that:

11.4.1 It shall carry out the Development and Commercialization of the Named Compounds and Licensed Products and its other obligations or activities hereunder in accordance with: (a) the terms of this Agreement, the Development Plan, and the Commercialization Plan, and (b) GCPs, GLPs and GMPs and all other applicable Laws and Marketing Authorizations;

11.4.2 It will not enter into any agreement with a Third Party or undertake other activities or commitments which would have a material adverse effect on: (a) its ability to perform all of the obligations undertaken by it, or (b) any of the rights granted to the other Party hereunder. The Parties acknowledge that this Section 11.4.2 shall not prevent either Party from entering into or performing under one or more Third Party Agreements pursuant to Section 3.2.8; and

11.4.3 In the course of the Development or Commercialization of Named Compounds and Licensed Products, it will not use any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

11.5 Additional Covenants of Adolor. Adolor covenants and agrees during the Term as follows:

11.5.1 Except as required pursuant to any consent decree or agreement with any Governmental Authority or by Law and except as otherwise provided for in this Agreement, neither Adolor nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Adolor Patent Rights, Adolor Know-How, any Named Compound or a Licensed Product, in each case, that is in conflict with the rights granted by Adolor to Pfizer under this Agreement;

11.5.2 Adolor shall not grant any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance or imposition with respect to any of the Adolor Patent Rights that would prevent it from performing its obligations under this Agreement; and

11.5.3 Upon reasonable notice from Pfizer, Adolor shall provide Pfizer and its agents and representatives with reasonable access to information concerning the Named Compounds, Licensed Products, Adolor Patent Rights or Adolor Know-How.

11.6 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12 INDEMNIFICATION

12.1 Indemnification by Pfizer. Subject to Sections 12.3 and 12.4, Pfizer shall defend, indemnify and hold harmless Adolor and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns (“Adolor Indemnitees”) from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) Pfizer’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach by Pfizer of any of its representations, warranties, covenants or obligations under this Agreement, (c) subject to Section 12.3, the manufacture, use, promotion, marketing, distribution, storage or sale of Licensed Products by Pfizer or on behalf of Pfizer by a Third Party, or (d) the manufacture, use, marketing, distribution, storage or sale of any product containing an Unnamed

Compound developed or commercialized by or on behalf of Pfizer outside of this Agreement; provided, however, that in all cases referred to in this Section 12.1, Pfizer shall not be liable to indemnify Adolor for any Losses of Adolor to the extent that such Losses of Adolor arise from any action or non-action of Adolor for which Adolor is obligated to indemnify Pfizer pursuant to Section 12.2.

12.2 Indemnification by Adolor. Subject to Sections 12.3 and 12.4, Adolor shall defend, indemnify and hold harmless Pfizer and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns (“Pfizer Indemnitees”) from and against all Third Party Claims, and all associated Losses, to the extent arising out of: (a) Adolor’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach by Adolor of any of its representations, warranties, covenants or obligations under this Agreement, (c) subject to Section 12.3, the manufacture, use or Detailing (other than Detailing in compliance with Pfizer’s instructions or training or promotional materials) of Licensed Products by Adolor or on behalf of Adolor by a Third Party, or (d) the manufacture, use, marketing, distribution, storage or sale of any product containing an Unnamed Compound (including with respect to any Named Compound to which Pfizer’s rights have been terminated and have reverted to Adolor, but only to the extent such Claims arise out of Adolor’s activities after such reversion) developed or commercialized by or on behalf of Adolor outside of this Agreement; provided, however, that in all cases referred to in this Section 12.2, Adolor shall not be liable to indemnify Pfizer for any Losses of Pfizer to the extent that such Losses of Pfizer arise from any action or non-action of Pfizer for which Pfizer is obligated to indemnify Adolor pursuant to Section 12.1.

12.3 Liability Contribution. If the Parties are sharing the Net Profit/Net Loss, then the following shall apply:

12.3.1 Indemnification Procedures. In the case of any U.S. Product Liability or U.S. IP Liability, Pfizer shall be the Indemnifying Party solely for purposes of determining which Party has the right to control the defense of such Third Party Claim pursuant to Section 12.4 and Adolor shall have the rights, to which an Indemnified Party is entitled, to participate in the defense of such Third Party Claim pursuant to Section 12.4.

12.3.2 U.S. Product Liability. Each of Adolor and Pfizer shall be responsible for U.S. Product Liability in proportion to such Party’s share of the Net Profit/Net Loss. U.S. Product Liability shall mean the amount of any Losses resulting from claims of Third Parties relating to any death or bodily injury caused by the use of the Licensed Products sold in the U.S. (the “U.S. Product Liability”), except to the extent Pfizer is obligated to indemnify Adolor under Section 12.1(a), (b) or (d) or Adolor is obligated to indemnify Pfizer under Section 12.2(a), (b) or (d).

12.3.3 U.S. IP Liability. Each of Adolor and Pfizer shall be responsible for U.S. IP Liability in proportion to such Party’s share of the Net Profit/Net Loss. U.S. IP Liability shall mean the amount of any and all Losses arising out of or resulting from any Third Party Claim involving any actual or alleged infringement, misappropriation or other violation of a Third Party’s intellectual property rights arising out of the use of the Adolor Patent Rights, or the Adolor Know-How in the Development, use, manufacture, or Commercialization of a Licensed Product in the U.S. (“U.S. IP Liability”), except to the extent Pfizer is obligated to indemnify Adolor under Section 12.1(a), (b) or (d) or Adolor is obligated to indemnify Pfizer under Section 12.2(a), (b) or (d).

For the avoidance of doubt, Adolor shall not be responsible for any Losses arising out of or resulting from U.S. Product Liability or U.S. IP Liability in relation to Licensed Products for which it does not share the Net Profit/Net Loss unless such Loss is related to a Third Party Claim under Section 12.2(a), (b) or (d).

12.4 Procedure for Indemnification.

12.4.1 Notice. Each Party (the “Indemnified Party”) will notify promptly the other Party (the “Indemnifying Party”) if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by the Indemnified Party, and will give such information with respect thereto as the Indemnifying Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving the Indemnified Party, the Indemnified Party shall not make any admission or statement concerning a Third Party Claim, but shall promptly notify the Indemnifying Party in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party, or any failure by the Indemnified Party to notify the Indemnifying Party of the Claim, materially prejudices the defense of the Third Party Claim.

12.4.2 Defense of Claim. The Indemnifying Party shall defend the Indemnified Party against the Third Party Claim; provided, that the Indemnifying Party has the financial resources to satisfy, and expressly agrees that it shall be responsible for satisfying and discharging, any judgment or award made to the Third Party as a result of such proceedings or settlement amount agreed to with the Third Party in respect of the Third Party Claim, without prejudice to any provision in this Agreement or right under applicable Law that allows the Indemnifying Party subsequently to recover any amount from the Indemnified Party. The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In the circumstance described in the preceding sentence, all reasonable attorneys’ fees and expenses of the Indemnified Party shall be reimbursed as they are incurred. The Indemnified Party shall have the right to control the defense of the Third Party Claim only if the Indemnifying Party fails to defend the Third Party Claim, and if the Indemnified Party controls the defense of such Third Party Claim, the

Indemnifying Party shall have the right to participate in such defense at the Indemnifying Party’s own expense. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, at the Indemnifying Party’s expense and request, cooperate in all reasonable respects in the defense of the Third Party Claim.

12.4.3 The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in which the Indemnified Party has sought indemnification hereunder by the Indemnifying Party, unless such settlement involves solely monetary damages and includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

12.5 Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 12.5, in which case the Indemnifying Party shall be relieved of liability under Section 12.1 or 12.2, as applicable, solely for such Third Party Claim and related Losses.

12.6 Insurance. Each Party shall, upon the Effective Date and for a period of five (5) years after the completion of its Development and Commercialization activities hereunder, obtain and/or maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in such amounts and for such coverage that are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities against all liabilities arising out of activities that such Party performs under or in connection with this Agreement.

12.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE OR LIABILITIES RESULTING FROM A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10 ABOVE.

ARTICLE 13 INTELLECTUAL PROPERTY

13.1 Intellectual Property.

13.1.1 Pfizer Technology. As between the Parties, Pfizer is and shall remain the sole owner of the Pfizer Technology.

13.1.2 Adolor Technology. As between the Parties, Adolor is and shall remain the sole owner of the Adolor Technology.

13.1.3 Joint Ownership. The Parties shall jointly own all Joint Improvements.

13.1.4 Inventorship. For purposes of determining whether an Improvement is solely invented by Pfizer or solely invented by Adolor, or a Joint Improvement, questions of inventorship shall be resolved in accordance with the U.S. patent Laws.

13.2 Prosecution and Maintenance of Patents.

13.2.1 Prosecution and Maintenance of Adolor Patent Rights. Adolor shall have the first right to prepare, file, prosecute, and maintain all Adolor Patent Rights, in each case through one or more outside law firms that are reasonably acceptable to Pfizer; provided that all Patent Costs incurred by Adolor in prosecuting and maintaining Adolor Patent Rights will be allocated pursuant to Section 7.9. Upon Pfizer’s written request, and provided Pfizer provides such written request reasonably in advance of any relevant filing deadline or intended filing date, Adolor will file patent applications in good faith that Adolor did not intend to file (including continuations, divisionals and continuations in part) or add new claims to existing patent applications directed to the rights licensed to Pfizer under this Agreement, including separate applications in the United States for one (1) or more Named Compounds for the purpose of obtaining Hatch-Waxman extensions for such Named Compound(s), and Adolor shall have the option to bear the Patent Costs associated with such patent applications. If Adolor declines to bear any of its share of the Patent Costs for such applications, it will promptly notify Pfizer in writing, and Pfizer shall have the right to bear such Patent Costs. If Pfizer elects to pay such Patent Costs with respect to such Adolor Patent Rights that are otherwise payable by Adolor, then such Adolor Patent Rights will not be taken into account in determining the Royalty Term in the applicable Country(ies).

13.2.2 Right to Comment. Adolor will keep Pfizer fully informed of the status of the Adolor Patent Rights and will provide Pfizer with copies of all substantive documentation submitted to, or received from, any patent offices in connection therewith. With respect to any substantive submissions that Adolor is required to or otherwise intends to submit to a patent office, Adolor shall, as reasonably practical, provide a draft of such submission to Pfizer at least thirty (30) days prior to the deadline or intended filing date, whichever is earlier, for submission of such documentation. Pfizer shall have the right to review and comment upon any such submission by Adolor to a patent office that could affect the scope of coverage or validity of any claim of the Adolor Patent Rights to the extent relating to any Named Compound or Licensed Product, and will provide such comments, if any, no later than ten (10) days prior to the applicable deadline or intended filing date. Adolor shall consider in good faith all comments provided by Pfizer with respect to an Adolor Patent Right to the extent relating to any Named Compound or Licensed Product and incorporate all such comments that Adolor deems reasonable and appropriate. If Adolor disagrees with any such comment provided by Pfizer after giving such comments due consideration, Adolor shall provide Pfizer with an explanation of the basis for such disagreement.

13.2.3 Pfizer Step-In Rights. Adolor will notify Pfizer in writing of any decision (a) not to file applications for, (b) not to enter the national phase in a particular designated country with respect to a PCT patent application for, (c) not to validate an issued patent in a designated country for, or (d) to cease prosecution and/or maintenance of, any Adolor Patent Rights (herein any such Adolor Patent Rights will be “Abandoned Adolor Patent Rights”). Adolor will provide such written notice to Pfizer upon the earlier of (i) its decision with respect to any of the foregoing, or (ii) ninety (90) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Abandoned Adolor Patent Rights. In such event, Pfizer shall have the right to make the filing, or to continue the prosecution or maintenance of such Abandoned Adolor Patent Rights in Adolor’s name, if necessary, and at Pfizer’s expense, provided that such Abandoned Adolor Patent Rights shall thereafter cease to be Adolor Patent Rights.

13.2.4 Execution of Documents by Agents. Each Party shall execute or have executed by its appropriate agents such documents as may be necessary to obtain, perfect or maintain any Patent Rights filed or to be filed pursuant to this Agreement, including any assignments required to enable Pfizer to file, prosecute or maintain Patent Rights in its own name pursuant to Section 13.2.3, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patent Rights.

13.3 Patent Infringement.

13.3.1 Third Party Patent Invalidity Claims. Each Party shall promptly notify the other in the event of any legal or administrative action by any Third Party involving an Adolor Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Pfizer shall have the first right, but not the obligation, to defend against any such action involving an Adolor Patent Right, in its own name, and any such defense shall be at Pfizer’s expense. If Pfizer is not recognized by the applicable court or other relevant body as having the requisite standing to defend such action, then Pfizer may join Adolor, and Adolor agrees to be joined, as party-defendant. Adolor, upon request of Pfizer, shall reasonably cooperate with Pfizer in any such action at Pfizer’s expense. If Pfizer fails to defend against any such action involving an Adolor Patent Right, then Adolor shall have the right to defend such action, in its own name, and any such defense shall be at Adolor’s expense. Pfizer, upon request of Adolor, shall reasonably cooperate with Adolor in any such action at Adolor’s expense.

13.3.2 Infringement of Adolor Patent Rights. In the event that Adolor or Pfizer becomes aware of actual or threatened infringement of an Adolor Patent Right during the Term, that Party will promptly notify the other Party in writing. Pfizer will have the first right but not the obligation, in Adolor’s or the relevant Adolor Affiliate’s name and on Adolor’s or the relevant Adolor Affiliate’s behalf, to bring an infringement action against the infringing Third Party. Upon request of Pfizer, Adolor agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Pfizer in connection with such infringement action including timely filing such action in Adolor’s name if required. If Pfizer elects to pursue such infringement action, Adolor may elect to participate in such action with counsel of its own choosing at its sole cost and expense. Any recovery received by Pfizer as a result of its enforcement of Adolor Patents Rights shall, after deduction by Pfizer of its costs and expenses incurred in connection with such infringement action, be treated as if they were “Net Sales” for the purpose of calculating payments owed to Adolor hereunder. If Pfizer fails to bring an infringement action against the infringing Third Party within ninety (90) days after it becomes aware of such infringement, Adolor shall have the right to bring such infringement action. Upon request of Adolor, Pfizer agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Adolor in connection with such infringement action. Adolor shall retain all recovery received by Adolor as a result of its enforcement of Adolor Patents Rights hereunder.

13.4 Paragraph IV Notices. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) concerning an Adolor Patent Right (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within two (2) Business Days after its receipt thereof. Pfizer shall have the first right, but not the obligation, to initiate patent infringement litigation based on a Paragraph IV Notice concerning an Adolor Patent Right, at its own expense. Upon request of Pfizer, Adolor agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Pfizer in connection with such infringement action, including timely filing such action in Adolor’s name if required. Pfizer shall promptly notify Adolor of its intention not to initiate such patent infringement litigation based on a Paragraph IV Notice, in no event later than thirty (30) days after receipt of the Paragraph IV Notice, Adolor shall have the right to bring such infringement action. Upon request of Adolor, Pfizer agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Adolor in connection with such infringement action.

13.5 Patent Term Extension. Pfizer shall have the first right, but not the obligation, to seek, in Adolor’s name if so required, patent term extensions, and supplemental protection certificates and the like, available under Law including under 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Adolor Patent Rights. In the event that Pfizer decides not to seek a patent term extension or supplemental patent protection in any country in the Territory on any Named Compound or Licensed Product, Adolor shall have the right to seek such patent term extension or supplemental patent protection in any such Country. Adolor and Pfizer shall cooperate in connection with all such activities, and the Party seeking such patent term extension or supplemental patent protection, its agents and attorneys will give due consideration to all suggestions and comments of the other Party regarding any such activities.

13.6 Registration of License. Pfizer may, at its expense, register the exclusive licenses granted under this Agreement in any Country of, or community or association of Countries in, the Territory where sale of a Licensed Product in such Country would be covered by a Valid Claim. Adolor shall reasonably cooperate in such registration at Pfizer’s expense. Upon request by Pfizer, Adolor agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Pfizer and Adolor and reasonably submitted to it by Pfizer from time to time in order to effect the foregoing registration in such Country. No such “short form” license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.

ARTICLE 14 TERM AND TERMINATION

14.1 Term.

14.1.1 Expiration. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall expire on a Country-by-Country basis upon expiration of the Royalty Term in such Country for all Licensed Products (the “Term”); provided that Pfizer shall retain a royalty-free license under Adolor Know-How to make, have made, sell, offer to sell, import and use the Licensed Products after such expiration.

14.1.2 Partial Terminations. This Agreement shall terminate with respect to a Named Compound upon removal of such Named Compound from Schedule 1.65 pursuant to Section 5.2.2 or Section 6.14. This Agreement shall terminate with respect to a Named Indication upon removal of such Named Indication from Schedule 1.66 pursuant to Section 5.2.2 or Section 6.14.

14.2 Termination for Cause.

14.2.1 Termination for Material Default. Adolor shall have the rights set forth below in this Section 14.2.1(a) and 14.2.1(b) by notice to Pfizer, and Pfizer shall have the rights set forth below in Sections 14.2.1(c) and 14.2.1(d) by notice to Adolor:

(a) Upon Adolor’s notice to Pfizer that a Material Default by Pfizer has occurred, the Parties will meet to discuss in good faith whether a plan to remedy the Material Default can be mutually agreed upon. If the Parties fail to so agree within fifteen (15) days after the date of such notice, Section 14.2.1(b) below shall apply.

(b) Subject to the terms hereof, upon the occurrence of any Material Default by Pfizer, Adolor may, upon five (5) days’ prior notice, terminate this Agreement, with such termination to be effective upon the expiration of such five (5)-day period; provided, however, that in case of a default of a payment obligation, such notice will lapse without effect if Pfizer cures such default within such time.

(c) Upon Pfizer’s notice to Adolor that a Material Default by Adolor has occurred, the Parties will meet to discuss in good faith whether a plan to remedy the

Material Default can be mutually agreed upon. If the Parties fail to so agree within fifteen (15) days after the date of such notice, Section 14.2.1(d) below shall apply.

(d) Subject to the terms hereof, upon the occurrence of any Material Default by Adolor, Pfizer may, upon five (5) days’ prior notice, terminate this Agreement, with such termination to be effective upon the expiration of such five (5)-day period; provided, however, that in case of a default of a payment obligation, such notice will lapse without effect if Adolor cures such default within such time.

(e) The provisions of Section 14.2.1(b) and 14.2.1(d) shall be stayed during the pendancy of the matters (including, without limitation, the notice and meeting processes) contemplated by this Section 14.2.1.

14.2.2 Termination as a Result of Insolvency. This Agreement may be terminated in its entirety at any time during the Term by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.

14.2.3 Termination Based on Clinical Study Results. Pfizer shall have the right to terminate this Agreement (without any penalty) by providing Adolor with ninety (90) days’ prior notice upon the occurrence of any of the following events; provided that, in the case of subparagraph (d) below, such notice shall be given, if at all, within thirty (30) days after Pfizer’s receipt of such letter:

(a) Pfizer concludes based on its evaluation of all results and data from the Phase 2a Studies’ listed in the Development Plan for each of ADL 5859 and ADL 5747, including whether the primary and secondary endpoints from such Clinical Studies were achieved and other efficacy and safety data, that it would not be commercially reasonable for Pfizer to continue Development of Licensed Products containing such Named Compounds;

(b) Pfizer concludes, in good faith, that there exists any medically or commercially significant adverse safety or toleration issue with respect to any Named Compound or Licensed Product, provided, such termination notice is received by Adolor within ** after Pfizer arrives at such conclusion;

(c) Pfizer, in the exercise of its sole reasonable judgment based on the data and results from the Phase 2b Study or later stage Clinical Studies that have been completed under the Development Plan, concludes in good faith that the target product profile set forth in the then-current Commercialization Plan will not be, or has not been, as the case may be, achieved at the time of such notice; or

(d) Pfizer receives a not approvable letter from the FDA pursuant to 21 C.F.R. §§ 314.120 for a Licensed Product.

14.3 Pfizer’s Right to Terminate for Convenience. After the completion of Phase 2b Studies for ADL 5859 and ADL 5747 in the then-current Development Plan for each such Named Compound, Pfizer shall have the right to terminate this Agreement in its entirety without cause upon one hundred eighty (180) days’ written notice to Adolor. Notwithstanding the foregoing, such termination right under this Section 14.3 shall be exercisable on ** (rather than one hundred eighty (180) days’) written notice where such notice is given during the period beginning on the filing of the first Marketing Authorization Application for the first Licensed Product and ending on the earlier of (a) ** after such filing, if such Marketing Authorization has not yet been granted, and (b) ** after the First Commercial Sale of such Licensed Product.

14.4 Change of Control. In the event of any Change of Control of Adolor, Adolor shall notify Pfizer promptly, but in no event later than two (2) Business Days following execution of the agreement contemplating the transaction that constitutes a Change of Control, and Pfizer shall have the right, upon sixty (60) days’ notice following consummation of any such Change of Control, to elect that (a) Adolor will no longer have a Co-Promote Option or the right to Detail Licensed Products in the U.S., (b) all INDs owned by Adolor for Named Products shall be immediately transferred to Pfizer, and Pfizer shall assume responsibility for all Phase 1 and Phase 2a Clinical Studies for the Licensed Products then under Development, and (c) all of the Committees established pursuant to ARTICLE 4 shall be permanently disbanded, in which case references in this Agreement to approvals or actions of the JSC, JDC, or USCC shall thereafter be deemed to be satisfied by approvals or actions of Pfizer, provided, however, that the matters described in Section 4.1.4(b) shall still require mutual consent of the Parties or, in the absence of such mutual consent, be referred to an Expert. In the event that Pfizer makes any election as provided in this Section 14.4, the Parties will enter into an appropriate and customary written amendment reflecting such changes. For the avoidance of doubt, Pfizer shall be entitled, in its sole discretion, to make the elections provided for in this Section 14.4 upon each occurrence of a Change of Control. After such Change of Control, regular reports shall be provided to Adolor as contemplated by Section 4.8.

ARTICLE 15 EFFECTS OF TERMINATION

15.1 Effect of Termination by Adolor for Cause or by Pfizer Voluntarily. Without limiting any other legal or equitable remedies that Adolor may have and in addition to each Party’s rights and obligations under Section 15.3, if Adolor terminates this Agreement in accordance with Section 14.2 or if Pfizer terminates this Agreement for convenience pursuant to Section 14.3 (or if the Agreement is partially terminated pursuant to Section 14.1.2), then with respect to each applicable Named Compound that was contributed to the Collaboration by Adolor:

15.1.1 The licenses granted by Adolor to Pfizer under this Agreement shall immediately terminate;

15.1.2 Pfizer shall, within thirty (30) days after the termination, pay Adolor all amounts due pursuant to this Agreement that accrued prior to the effective date of termination;

15.1.3 Adolor may elect to have any Third Party agreements to which Pfizer is a party providing for Development, Commercialization or manufacturing services assigned to Adolor, to the extent assignment is permitted by such agreements and provided that Pfizer is not required to pay any consideration or commence litigation in order to effect an assignment of any such agreement to Adolor; and

15.1.4 Unless Adolor agrees otherwise, after the notice of termination is given, Pfizer shall continue its Development and/or Commercialization activities in accordance with the applicable Development Plan or Commercialization Plan until the effective date of such termination; provided, however, that during such period the Parties will develop a transition plan in order to facilitate the transfer of Development and Commercialization activities from Pfizer to Adolor thereafter; the Parties shall carry-out the transition in accordance with Section 15.3.

15.2 Effect of Termination by Pfizer for Cause. Without limiting any other legal or equitable remedies that Pfizer may have, and in addition to each Party’s rights and obligations under Section 15.3, if Pfizer has the right to terminate this Agreement under Section 14.2.1 or 14.2.2 then Pfizer may elect to (a) terminate this Agreement pursuant to Section 14.2.1 or 14.2.2, as applicable, or (b) continue this Agreement by notice to Adolor; provided, however, that if Pfizer opts to continue this Agreement pursuant to subparagraph (b), then (i) Adolor will no longer have a Co-Promote Option or the right to Detail Licensed Products in the U.S. and (ii) all INDs owned by Adolor for Named Products shall be immediately transferred to Pfizer and Pfizer shall assume responsibility for all Phase 1 and Phase 2a Clinical Studies for the Licensed Products then under Development, (iii) Adolor’s rights and Pfizer’s obligations under Section 8.3 shall terminate, and (iv) all of the Committees established pursuant to ARTICLE 4 shall be permanently disbanded, in which case references in this Agreement to approvals or actions of the JSC, JDC, or USCC shall thereafter be deemed to be satisfied by approvals or actions of Pfizer, provided, however, that the matters described in Section 4.1.4(b) shall still require mutual consent of the Parties or, in the absence of such mutual consent, be referred to an Expert. After such disbanding of the Committees, regular reports shall be provided to Adolor as contemplated by Section 4.8.

15.3 Termination Assistance and Technology Transfer. Prior to the effective date of any termination or partial termination of this Agreement pursuant to Section 14.1.2, 14.2 or 14.3, the Parties shall agree upon a transition plan to minimize any disruption to the Development or Commercialization of the Licensed Products containing the applicable Named Compound(s). The transition plan shall include a mutually agreed-upon schedule for transition activities. The Parties shall conduct transition activities pursuant to the transition plan and Sections 15.3.1 through 15.3.4 below:

15.3.1 Technology Transfer. Consistent with the principle of avoiding supply disruption and in accordance with the transition plan established pursuant to Section 15.3, Pfizer shall provide Adolor with any then-existing documentation, technical information and other Know-How, in the form and format in which such materials are maintained by Pfizer in the ordinary course of its business (provided that Pfizer shall use commercially reasonable efforts to provide such materials in a form and format useable by Adolor), that are necessary for the manufacture of Named Compounds and Licensed Products. Such documentation, technical information and other Know-How shall include: (a) copies of flow charts of the manufacturing procedures and work instructions related to manufacturing Named Compounds and Licensed Products, (b) a list of all equipment, including the source of the equipment, utilized in the production of Named Compounds and Licensed Products, (c) copies of all current specifications for Named Compounds and Licensed Products, (d) copies of all standard operating procedures for the manufacturing procedures to be transferred, (e) all environmental conditions necessary to manufacture Named Compounds and Licensed Products and copies of any existing external environmental impact studies based on the materials or methods employed in the manufacturing method to be transferred, and (f) such other documentation as the Parties may mutually agree, in each case of the foregoing subsections (a) through (f), that are necessary to manufacture Named Compounds and Licensed Products. In addition, prior to the effective date of termination, and for up to ** thereafter, Pfizer shall make available to Adolor, the reasonable assistance of Pfizer’s employees, and shall request that any external Third Party manufacturers be available, to support the transfer of the manufacturing technology to Adolor. Pfizer shall use commercially reasonable best efforts to ensure that these personnel will cooperate with Adolor in the implementation of the manufacturing technology until such implementation has been completed successfully. Adolor shall reimburse Pfizer or any of Pfizer’s Third Party manufacturers for all reasonable Out-of-Pocket Costs and Expenses incurred pursuant to this Section 15.3.1. Pfizer shall continue to supply Adolor after the effective date of termination with Adolor’s requirements of clinical and commercial quantities of Named Compounds and Licensed Products, pursuant to a supply agreement to be negotiated in good faith by the Parties on “commercially reasonable terms” which agreement will remain in effect until the earlier of (a) the ** of the effective date of termination, and (b) such time as Adolor or a Third Party manufacturer engaged by Adolor is capable of supplying Adolor with its requirements of clinical and commercial quantities of Named Compounds and Licensed Products, provided, however, that Adolor must use its commercially reasonable best efforts to supply or have supplied by a Third Party, Named Compounds and Licensed Products as soon as reasonably practicable after the effective date of such termination. Solely for purposes of this Section 15.3.1, “commercially reasonable terms” means, with respect to clinical supplies of Named Compounds and Licensed Products, Pfizer’s Manufacturing Costs for such supplies, and with respect to commercial supplies means Pfizer’s Manufacturing Costs plus a reasonable mark-up, which mark-up shall not exceed ** prior to the first anniversary of effective date of termination, ** for the next year and ** the second anniversary of the effective date of termination, to be set forth in the supply agreement between the Parties.

15.3.2 Delivery of Collateral Materials. As soon as reasonably practicable after the effective date of termination or partial termination of this Agreement for each applicable Named Compound, Pfizer shall provide to Adolor or its designee the following materials, provided that such materials shall be provided in the form and format in which such materials are maintained by Pfizer in the ordinary course of business (provided that Pfizer shall use commercially reasonable efforts to provide such materials in a form and format useable by Adolor), and Pfizer shall not be required to prepare any new data, reports or information solely for purposes of transfer to Adolor, and such materials to the extent that they are related to such Named Compound and all Licensed Products as to which such termination relates shall be provided to Adolor such that Adolor will be in a position to continue to Develop and Commercialize Named Compounds and Licensed Products:

(a) all materials filed to an IND or NDA for the applicable Named Compound, Regulatory Approvals, drug master files and clinical trial agreements (to the extent such agreements have not been cancelled, and are assignable without Pfizer being required to pay any consideration or commence litigation in order to effect an assignment of any such agreement to Adolor);

(b) all final pre-clinical and clinical study reports and clinical study protocols in Pfizer’s possession or in the possession of its Affiliates and permitted sublicensees;

(c) all products, trademarks and product logos, if any, actually used in commerce by Pfizer or its Affiliates for the applicable Named Compound and all Licensed Product(s) containing the Named Compound; and

(d) Commercialization Plans, to the extent relating to Licensed Products (with information relating to other Pfizer products redacted) and Promotional Materials.

15.3.3 Assignment of Rights and Grant of Licenses. Effective upon termination or partial termination of this Agreement:

(a) Pfizer assigns to Adolor, or an Adolor Affiliate identified by Adolor, all of Pfizer’s right, title and interest in and to the materials transferred by Pfizer pursuant to Section 15.3.2, including the goodwill attendant to any product trademarks or logos, to the extent Pfizer Controls such materials;

(b) If First Commercial Sale of a Licensed Product has occurred prior to the effective date of such termination and such Licensed Product is being Commercialized at the time of such termination and any Pfizer housemarks are being used on packaging or advertising and promotional materials for such Licensed Product, Pfizer and Adolor shall enter into a customary transitional trademark license agreement in order to permit Adolor to continue to use, for a reasonable period of time, Licensed Product packaging and advertising and promotional materials bearing such Pfizer housemark; and

(c) Pfizer grants to Adolor a non-exclusive, irrevocable, perpetual, fully paid up, royalty free, sublicenseable, transferable license under all Patent Rights and Know-How Controlled by Pfizer and actually being used by Pfizer at the time of termination in connection with the Development or Commercialization of the Named Compounds that are subject to termination, to make, have made, sell, offer to sell, import and use such Named Compounds and any Licensed Product containing such Named Compounds in the Field in the Territory and any other Collateral Materials relating to the Named Compounds to which such termination or partial termination relates, to the extent such Collateral Materials cannot be assigned pursuant to Section 15.3.3(a). The foregoing license shall include the right to copy, create derivative works of, perform, publicly display, use, and modify, Collateral Materials relating to such Named Compounds. For clarity, the foregoing license may not be exercised until the applicable effective termination date of this Agreement. Adolor shall be liable for any royalties or other payments due and owing by Pfizer to a Third Party as a result of Adolor’s exercise of the license granted in this Section 15.3.3(c).

15.3.4 Inventory. Upon the applicable effective termination date, Pfizer shall transfer to Adolor, all of its inventory of Named Compounds, Licensed Products (including any unused Samples of the Licensed Product), and, if subsection (b) below applies, all work-in-process, and all right, title and interest thereto (a) pursuant to the terms of the supply agreement entered into by the Parties pursuant to Section 15.3.1, or (b) if Adolor and Pfizer do not enter into a supply agreement pursuant to Section 15.3.1, at no cost to Adolor. Adolor shall have the right to dispose of such Inventory in any lawful manner in its sole discretion, including commercial distribution. For clarity, Adolor shall have the right to use all trademarks, housemarks (subject to Section 15.3.3) and product logos (and any associated goodwill) in connection with any such disposal.

15.3.5 Termination Due to Serious Safety Issue. In the event Pfizer has notified Adolor in writing that Pfizer has determined in good faith that it is not advisable for Pfizer or Adolor to continue Development or Commercialization of a Named Compound or Licensed Product as a result of a serious safety issue regarding the use of such Named Compound or Licensed Product, (a) if Adolor agrees with Pfizer that it is not advisable to continue Development or Commercialization of the Named Compound or Licensed Product as a result of a serious safety issue regarding the use of the Named Compound or Licensed Product, then the Parties will promptly wind-down and terminate all Development and Commercialization of the applicable Licensed Product and all costs of such wind-down and termination will be Development Costs or Marketing Expenses, as the case may be, to be borne as otherwise set forth in this Agreement depending on the activity involved and Adolor agrees not to conduct future Development or Commercialization of such Named Compound or Licensed Product; and (b) if Adolor does not so agree, then the cost of conducting any ongoing Clinical Studies for such Licensed Product until transfer of sponsorship and control thereof to Adolor shall be borne solely by Adolor.

15.4 Survival. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

ARTICLE 16 LIMITATIONS ON PURCHASES OF EQUITY SECURITIES

16.1 Purchases of Equity Securities. Upon the Effective Date and for a period lasting until the earlier of (a) the ** of the Effective Date and (b) ** after the effective date of termination of this Agreement, except as permitted by Section 16.2, Pfizer and its Affiliates will not (and will not assist or encourage others to) directly or indirectly in any manner, absent a request from, or prior consent of, Adolor:

16.1.1 acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or interest in any securities of Adolor entitled to vote on the election of directors (“Voting Securities”) or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any Voting Securities of Adolor;

16.1.2 make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”) promulgated pursuant to Section 14 of the Exchange Act); provided, however, that the prohibition in this Section 16.1.2 shall not apply to solicitations exempted from the proxy solicitation rules by Rule 14a-2 under the Exchange Act as such Rule 14a-2 is in effect as of the Effective Date;

16.1.3 form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities of Adolor;

16.1.4 acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise: (a) any of the assets, tangible or intangible, of Adolor, or (b) direct or indirect rights, warrants or options to acquire any assets of Adolor, except for such assets as are then being offered for sale by Adolor;

16.1.5 enter into any arrangement or understanding with others to do any of the actions restricted or prohibited under Section 16.1.1, 16.1.2 or 16.1.3; or

16.1.6 otherwise act in concert with others to seek to offer to Adolor or any of its stockholders any business combination, restructuring, recapitalization or similar transaction to or with Adolor, or otherwise seek in concert with others to control, change or influence the management, board of directors or policies of Adolor ,or nominate any person as a director of Adolor who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Adolor.

16.2 Exceptions for Purchasing Securities of Adolor.

16.2.1 The foregoing standstill provisions set forth in Sections 16.1.1 through 16.1.6 inclusive (the “Standstill Provisions”) shall not prohibit Pfizer or its Affiliates from (a) any investment in any Voting Securities of Adolor by or on behalf of any pension or employee benefit plan or trust, provided that such investment is directed by independent trustees, administrators or employees, including without limitation (i) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (ii) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests; (b) acquiring Voting Securities of Adolor held by a person acquired by Pfizer on the date such person first entered into an agreement to be acquired by Pfizer or acquired after such person was acquired by Pfizer pursuant to an agreement requiring (but only to the extent requiring) such person to acquire such Voting Securities, which agreement was in effect on the date such person first entered into an agreement to be acquired by Pfizer; or (c) acquiring any assets or securities of Adolor, as debtor, in a transaction subject to the approval of the United States Bankruptcy Court pursuant to proceedings under the United States Bankruptcy Code. Notwithstanding the foregoing Pfizer shall not play an active role directly or indirectly or otherwise influence any of the decisions or actions described in, or related to, this Section 16.2.1.

16.2.2 Upon the occurrence of a Trigger Event (defined below) with respect to Adolor, Pfizer shall cease to be bound by the Standstill Provisions. For purposes of this Agreement, (a) a “Trigger Event” shall occur with respect to Adolor if (i) Adolor shall have entered into or shall have publicly announced that it has entered into, an agreement in principle with a Third Party with respect to an Acquisition (defined below); or (ii) any person or group (defined in Section 13(d)(3) of the Exchange Act) shall have acquired or agreed or caused to be acquired, or commenced or announced an intention to commence a tender offer or an exchange offer to acquire, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of at least ** of the outstanding Voting Securities issued by Adolor or any rights or options to acquire such ownership, including from a Third Party; or (iii) any person or group shall have made an offer or proposal which if effected would result in an Acquisition of Adolor, which offer or proposal is made public and is not rejected or otherwise recommended against by Adolor within the shorter of (a) the relevant time period under applicable Law or (b) ten (10) Business Days, in each case after such offer or proposal becomes public; and (b) “Acquisition” means, with respect to Adolor (i) a Business Combination Transaction, unless, following such Business Combination Transaction all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities of Adolor immediately prior to such Business Combination Transaction beneficially own, directly or indirectly (including, without limitation, through one more holding companies or subsidiaries), more than ** of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination Transaction (including, without limitation, a corporation that as a result of such transaction owns Adolor or all or substantially all of Adolor’s assets either directly or through one or more subsidiaries); or (ii) the acquisition, directly or indirectly, by any person or group of beneficial ownership of at least ** of the outstanding Voting Securities of Adolor.

16.2.3 Notwithstanding anything to the contrary contained in this ARTICLE 16, during the time period set forth in Section 16.1, Adolor agrees that, in the event it conducts an auction process for the sale of the company or substantially all of its assets, Pfizer shall be afforded the opportunity to participate in such process on the same terms as other Third Parties invited to so participate, including with respect to the making available of information to, and the terms of confidentiality agreements entered into with, such Third Parties.

ARTICLE 17 MISCELLANEOUS

17.1 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

17.2 Further Assurances. Each Party hereby agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.3 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including, but not limited to, an injunction, order or action by a Regulatory Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or unanticipated and not anticipatable change in Law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the Force Majeure Event. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use its best efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 17.3.

17.4 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York notwithstanding the provisions governing conflict of laws under New York law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The UNCITRAL

Convention for the International Sale of Goods, as well as any other unified law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

17.5 Expert Determination of Certain Disputes. Any Expert Matter and any matter that is referred for determination by an Expert by mutual agreement of the Parties shall be resolved by expedited determination by an Expert as follows:

17.5.1 Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate Expert. If the Parties are not able to agree by mutual written consent within fourteen (14) days after the receipt by a Party of the written request in the immediately preceding sentence, the International Chamber of Commerce, or such other similar entity as the Parties may mutually agree, shall be responsible for selecting an Expert within twenty (20) days of being approached by a Party. The fees and costs of the Expert and the International Chamber of Commerce (or such other entity) shall be shared equally (50%/50%) by the Parties.

17.5.2 Within thirty (30) days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement. Each Party shall have fifteen (15) days from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific, financial, technical or other relevant information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

17.5.3 No later than thirty (30) days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most nearly consistent with this Agreement and the most fair and reasonable to the Parties in light of the totality of the circumstances and the terms of this Agreement. The Expert shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive and binding on the Parties and their Affiliates.

17.6 Jurisdiction. With the exception of Expert Matters and those matters referred for resolution by independent accountants under Section 7.15, in the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good-faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved (a) by the United States District Court for the Southern District of New York or a local court sitting in New York, New York, if initiated by Adolor, and (b) by the United States District Court for the Eastern District of Pennsylvania or a local court sitting in Philadelphia, Pennsylvania, if initiated by Pfizer (collectively, the “Courts”). Each Party (i) irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

17.7 Assignment. This Agreement, and any rights or obligations of either Party hereunder, may not be assigned by either Party without the prior consent of the other Party; provided, however, that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party remains secondarily liable for performance of this Agreement; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, and their permitted successors, legal representatives and assigns.

17.8 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if mailed by first-class certified or registered mail, postage prepaid (which notice shall be effective five (5) Business Days after such mailing); express delivery service (which notice shall be effective on the first Business Day after delivery to such service); or personally delivered to the appropriate addresses (which notice shall be effective upon delivery to such addresses), to the Parties at the following addresses:

Adolor:

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

Facsimile: **

Attn: President

With a copy to:

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

Facsimile: **

Attn: General Counsel

With a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Attn: Randall B. Sunberg

Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017-5755

U.S.A.

Attn: Senior Vice President and Assistant General Counsel, Business Transactions

Facsimile: **

With a copy to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017-5755

U.S.A.

Attn: General Counsel

Facsimile: **

or to such other address as the addressee shall have last furnished in writing in accordance with this provision to the addressor.

17.9 Severability. In the event of the invalidity of any provisions of this Agreement, the Parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision with valid provisions which most closely approximate the purpose and economic effect of the invalid provision. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable Laws, rules or regulations.

17.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

17.11 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

17.12 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral, including the letter agreements between Adolor and Pfizer dated June 19 2007, and September 18, 2007. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Adolor and Pfizer.

17.13 No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any Licensed Product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

17.14 Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

17.15 Counterparts. This Agreement may be executed in any two counterparts, or facsimile versions (to be promptly followed by original signatures), each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Adolor and Pfizer, by their duly authorized officers, have executed this Agreement as of the Effective Date.

Adolor Corporation		Pfizer Inc.

By:	/s/ Michael R. Dougherty	By:	/s/ Edmund P. Harrigan, M.D.
Name:	Michael R. Dougherty	Name:	Edmund P. Harrigan, M.D.
Title:	President & CEO	Title:	Senior Vice President,
Worldwide Business Development